Exhibit 10.1
Execution Version
CREDIT AND GUARANTY AGREEMENT
dated as of November 23, 2010
among
GRIFOLS INC., as U.S. Borrower,
GRIFOLS, S.A., as Foreign Borrower,
GRIFOLS, S.A. AND CERTAIN SUBSIDIARIES OF GRIFOLS, S.A.,
as Guarantors,
VARIOUS LENDERS,
DEUTSCHE BANK SECURITIES, INC., NOMURA INTERNATIONAL PLC,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., BNP PARIBAS,
HSBC SECURITIES (USA) INC. and MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners,
and
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

Senior Secured Credit Facilities

i

SCHEDULES:	1.01(a)	Tranche A Term Loan Commitments
	1.01(b)	Tranche B Term Loan Commitments
	1.01(c)	Revolving Commitments
	1.01(d)	Notice Addresses
	1.01(e)	Agreed Security Principles
	1.01(f)	Mandatory Costs
	4.01	Jurisdictions of Organization and Qualification; Capital Structure
	4.02	Equity Interests and Ownership
	4.12	Real Estate Assets
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.06	Certain Investments

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche A Term Loan Note
	B-2	Tranche B Term Loan Note
	B-3	Revolving Loan Note
	B-4	Swing Line Note
	C-1	Compliance Certificate
	C-2	Guarantor Coverage Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	U.S. Pledge and Security Agreement
	I	Mortgage

v

CREDIT AND GUARANTY AGREEMENT
          This CREDIT AND GUARANTY AGREEMENT, dated as of November 23, 2010, is entered into by and among GRIFOLS INC., a Delaware corporation (the “U.S. Borrower”), GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent” and, in its capacity as borrower hereunder, the “Foreign Borrower” and, together with the U.S. Borrower, the “Borrowers”), THE PARENT AND CERTAIN SUBSIDIARIES OF THE PARENT, as Guarantors, the Lenders party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof;
     WHEREAS, on or prior to the Closing Date, Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Target”, together with each of its Subsidiaries, the “Acquired Business”) will have merged with and into a new reincorporation merger surviving corporation (the “Merger Corp”) in order to effect the Target’s reincorporation as a Virginia corporation, with the Merger Corp being the surviving corporation (the “Reincorporation Merger”);
     WHEREAS, following the Reincorporation Merger, pursuant to that certain Agreement and Plan of Merger, dated as of June 6, 2010 (the “Merger Agreement”), by and among the Parent, the U.S. Borrower, the Target and the other parties thereto, the U.S. Borrower will merge with and into the Merger Corp (the “Merger”), with the Merger Corp being the surviving corporation (and Merger Corp shall, concurrently therewith, assume all of the Obligations of the U.S. Borrower hereunder);
     WHEREAS, Merger Corp will, immediately subsequent to the Merger, change its name to “Grifols, Inc.”, a Virginia corporation;
     WHEREAS, in connection with the Merger, the shareholders of Merger Corp shall receive (a) approximately 86,500,000 shares of non-voting Class B common stock of the Parent and (b) approximately $576,100,000 in cash (collectively, the “Merger Consideration”);
     WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers named herein, consisting of $1,200,000,000 aggregate principal amount of U.S. Tranche A Term Loans, €220,000,000 aggregate principal amount of Foreign Tranche A Term Loans, $1,300,000,000 aggregate principal amount of U.S. Tranche B Term Loans, €220,000,000 aggregate principal amount of Foreign Tranche B Term Loans, up to $50,000,000 aggregate principal amount of U.S. Revolving Commitments, up to €36,666,666.67 aggregate principal amount of Foreign Revolving Commitments and up to $200,000,000 aggregate principal amount of U.S. Multicurrency Revolving Commitments, the proceeds of which shall be used to finance, in part, the Merger (including repaying, retiring or redeeming the Refinanced Indebtedness and paying Transaction Costs);

     WHEREAS, the U.S. Borrower or the Escrow Issuer will issue the senior unsecured notes pursuant to the Senior Notes Indenture (or, if such notes are not so issued in a sufficient amount, the U.S. Borrower will incur the Bridge Loans) on or prior to the Closing Date, the proceeds of which shall be used (upon release from the Escrow Account, as applicable) to finance, in part, the Merger (including repaying, retiring or redeeming the Refinanced Indebtedness and paying Transaction Costs);
     WHEREAS, the Borrowers have agreed to secure all of their Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests in each of their respective Subsidiaries and, in the case of the U.S. Borrower with respect to the U.S. Loans, limited to 65.00% of all the Equity Interests in the U.S. Borrower’s first tier Foreign Subsidiaries, subject to the exceptions and limitations described herein; and
     WHEREAS, subject to the terms hereof and the limitations described herein, the Guarantors have agreed to guarantee the obligations of the Borrowers hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Subsidiaries and limited to 65.00% of all the Equity Interests in the U.S. Borrower’s first tier Foreign Subsidiaries with respect to any grant of security in respect of the guarantee of obligations of the U.S. Borrower.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
     Section 1.01 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “Acceptable Bank” means (a) any bank or financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (b) any bank that is credit insured by a US, UK, Swiss, Danish or Canadian or member state of the European Union government agency (including the Federal Deposit Insurance Company in the United States).
          “Acquired Business” has the meaning specified in the recitals hereto.
          “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by any Group Member in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
          “Additional Assets” means any property, plant or equipment used in any business in which any Group Member was engaged on the Closing Date and any business related, ancillary or complementary to any business in which any Group Member was engaged on the Closing Date.
          “Additional Tranche B Term Loan Commitments” has the meaning set forth in Section 10.05(d).
          “Adjusted Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the greater of (a) 1.75% per annum and (b) the interest rate determined by the Administrative Agent to be the applicable Screen Rate as of 11:00 A.M (London, England time) on the Interest Rate Determination Date. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits (for delivery on the first day of such period) with a term equivalent to such period in the relevant currency, determined at approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date to first-class banks in the London Interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination, multiplied by an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” has the meaning specified in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Group Member) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Group Member, threatened against or affecting any Group Member or any property of any Group Member.
          “Affected German Guarantor” has the meaning set forth in Section 7.15(a).
          “Affected Lender” has the meaning set forth in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10.0% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided, that no Agent or Lender shall be deemed to be an Affiliate of any Loan Party.
          “Agent” means each of the Administrative Agent and the Collateral Agent.

          “Agent Affiliates” has the meaning set forth in Section 10.01(b)(iii).
          “Aggregate Amounts Due” has the meaning set forth in Section 2.17.
          “Aggregate Payments” has the meaning set forth in Section 7.02.
          “Agreed Security Principles” means the security principles applicable to Foreign Loan Parties as set forth on Schedule 1.01(e).
          “Agreement” means this Credit and Guaranty Agreement, dated as of November 23, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Agreement Currency” has the meaning set forth in Section 10.25.
          “Agreement Execution Date” means November 23, 2010.
          “Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Foreign Revolving Commitment Period.
          “Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum applicable Other Foreign Currency amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorized as such under Section 2.25, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
          “Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.
          “Ancillary Facility” means any ancillary facility made available by any Ancillary Lender in accordance with Section 2.25.
          “Ancillary Lender” means each Lender (or Affiliate of a Lender) that makes available an Ancillary Facility in accordance with Section 2.25.
          “Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the Euro Equivalent of the following amounts outstanding under such Ancillary Facility: (a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available such Ancillary Facility to the extent that the credit balances are freely available to be set off by such Ancillary Lender against liabilities owed to it by that Borrower under such Ancillary Facility); (b) the face amount of each guaranty, bond and letter of credit under such Ancillary Facility and (c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each of clauses (a) through (c), as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
          “Applicable Margin” means, (a) with respect to the Foreign Revolving Credit Facility and the Foreign Tranche A Term Loan Facility, 4.00% per annum, (b) with respect to the Foreign Tranche B Term Loan Facility, 4.50% per annum, (c) with respect to the U.S. Revolving Credit Facility, the U.S. Multicurrency Revolving Facility and the U.S. Tranche A Term Loan Facility, (i) 2.75% per annum, in the case of Base Rate Loans and (ii) 3.75% per annum, in the case of Eurocurrency Rate Loans and (d) with respect to the U.S. Tranche B Term Loan Facility, (i) 3.25% per annum, in the case of Base Rate Loans and (ii) 4.25% per annum, in the case of Eurocurrency Rate Loans.
          “Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Applicable Swing Line Lender” means the U.S. Swing Line Lender or the U.S. Multicurrency Swing Line Lender, as appropriate or as the context may require.
          “Approved Currency” means each of Dollars, Euros and any Other Foreign Currencies.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.01(b).
          “Arrangers” means each of Deutsche Bank Securities, Inc.; Nomura International PLC; Banco Bilbao Vizcaya Argentaria, S.A.; BNP Paribas; HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., in their respective capacities as a joint lead arranger under the Commitment Letter.
          “Asset Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Wholly-Owned Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of any Group Member’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Parent’s Subsidiaries, other than (a) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) worn out, obsolete, scrap or surplus assets in the ordinary course of business and (c) sales, leases or licenses out of other assets for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.
          “Assignment Effective Date” has the meaning set forth in Section 10.06(b).
          “Attributable Indebtedness” means, on any date, in respect of any Capital Lease (including any sale leaseback transaction resulting in a Capital Lease) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or IFRS, as applicable).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer or any director of a company.
          “Available Amount” means, as of any date,
          (a) during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered by the Chief Financial Officer of the Parent in accordance with Section 5.01 hereof) is greater than 3.75:1.00, the amount equal to (i) the sum of (A) $25,000,000 and (B) the Net Cash Proceeds received on or prior to the date of such determination of the Available Amount from the issuance or sale of Equity Interests in the Parent after the Closing Date that are not applied to prepay the Loans pursuant to Section 2.14(d), less (ii) the sum of any Available Amount used to make (A) Restricted Payments pursuant to Section 6.04(c), 6.04(d) and 6.04(e), (B) below par purchases of Term Loans in accordance with Section 2.13(c) and (C) Consolidated Capital Expenditures pursuant to the second paragraph of Section 6.07(c); and
          (b) during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered by the Chief Financial Officer of the Parent in accordance with Section 5.01 hereof) is 3.75:1.00 or less, the amount equal to (i) the sum of (A) 40% of the Consolidated Net Income of the Group accrued since the most recently ended Fiscal Quarter prior to the Closing Date to the end of the most recently ended Fiscal Quarter of the Parent for which financial statements have been delivered in accordance with Section 5.01 hereof (or, in case such Consolidated Net Income is negative, minus 100% of such deficit) and (B) the Net Cash Proceeds received on or prior to the date of such determination of the Available Amount from the issuance or sale of Equity Interests in the Parent after the Closing Date that are not applied to prepay the Loans pursuant to Section 2.14(d), less (ii) the sum of any Available Amount used to make (A) Restricted Payments pursuant to Section 6.04(c), 6.04(d) and 6.04(e), (B) below par purchases of Term Loans in accordance with Section 2.13(c) and (C) Capital Expenditures pursuant to Section 6.07(c).
          “Available Ancillary Commitment” means, in relation to any Ancillary Facility, an Ancillary Lender’s Ancillary Commitment, less the Ancillary Outstandings in relation to such Ancillary Facility.
          “Bank Guarantee” means a direct guaranty issued for the account of a Foreign Borrower pursuant to this Agreement by the Issuing Bank, in form acceptable to the Issuing Bank, ensuring that a liability of such Borrower acceptable to the Issuing Bank and owing to a third party will be met.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Eurocurrency Rate that would be payable on a Eurocurrency Rate Loan commencing on such day with a one-month Interest Period, plus 1.00% (or if no Interest Period could commence on such day, the immediately preceding day on which such an Interest Period would commence). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “BBVA” means Banco Bilbao Vizcaya Argentaria, S.A.
          “BBVA ‘B’ Share Transaction” means (a) the purchase by BBVA of certain non-voting Class B common stock issued by the Parent immediately prior to the Closing Date, (b) the contribution of the purchase price of such shares by the Parent to Grifols, Inc. immediately prior to the Closing Date and (c) the subsequent purchase of such shares from BBVA by Grifols, Inc. on the Closing Date to effect the delivery of the Merger Consideration.
          “BBVA Securities” has the meaning set forth in Section 10.24.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Bookrunners” means each means each of Deutsche Bank Securities, Inc.; Nomura International PLC; Banco Bilbao Vizcaya Argentaria, S.A.; BNP Paribas; HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., in their respective capacities as a joint bookrunner under the Commitment Letter.

          “Borrower Representative” means the U.S. Borrower in its capacity as representative of the other Borrowers as set forth in Section 2.25.
          “Borrowers” has the meaning specified in the preamble hereto.
          “Borrowing Notice” means a notice substantially in the form of Exhibit A-1.
          “Bridge Loans” means, if applicable, any term loans borrowed by the U.S.Borrower under the Bridge Loan Agreement on the Closing Date.
          “Bridge Loan Agreement” means, if applicable, the credit agreement governing the terms and issuance of loans provided to the U.S. Borrower pursuant to the terms of the Commitment Letter (other than the Loans provided hereunder).
          “Bridge Permanent Financing” means any term loans or series of notes issued on or prior to the maturity of the loans issued under the Bridge Loan Agreement, the proceeds of which are used solely to refinance such Bridge Loans.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and the Kingdom of Spain and:
          (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
          (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer which utilizes a single shared platform and which was launched on 19 November 2007 (TARGET 2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro; provided, however, that any such day shall not be deemed to be a Business Day for purposes of this clause (b) if commercial banks are authorized to close, or are in fact closed, in London, England.
          (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
          “Buy-Side Advisors” has the meaning set forth in Section 10.24.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (or IFRS, as applicable) is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit or bankers’ acceptances maturing within six months after its date of issuance or acceptance by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital of not less than $1,000,000,000; (d) has a rating of at least AA- from S&P and Aa3 from Moody’s; (e) any repurchase agreement entered into with any Lender or any commercial banking institution satisfying the criteria of clause (iii) herein which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a)(i) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; (f) commercial paper and variable fixed rate notes issued by any commercial banking institution satisfying the criteria of clause (c) herein or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than one year from the date of acquisition thereof; (g) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (f) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction, in each case which instruments or obligors (or the parents of such obligors) have comparable tenor and ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies; provided, that in the case of any Investment by the Foreign Borrower or a Foreign Subsidiary, “Cash Equivalents” shall also include: (A) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within 12 months after such date, (B) investments of the type and maturity described in clauses (a) through (h) above of Foreign Subsidiaries, which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (C) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).
          “Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) and other cash management services.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
          “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the Agreement Execution Date by any central bank or other Governmental Authority (whether or not having the force of law).
          “Change of Control” means, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Parent; provided, that notwithstanding the foregoing clauses (i) and (ii), the Permitted Holders may, without effecting a Change of Control hereunder, beneficially own or control up to 50% on a fully diluted basis of the voting and/or economic interests in the Equity Interests of the Parent, (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent cease to be occupied by Persons who either (i) were members of the board of directors of the Parent on the Closing Date or (ii) were nominated for election by the board of directors of the Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (c) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or any other agreement in respect of Material Indebtedness, including the Senior Notes, to which any Group Member is a party. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur as a result of the Merger or the transactions contemplated thereby.
          “Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having U.S. Tranche A Term Loan Exposure, (ii) Lenders having Foreign Tranche A Term Loan Exposure, (iii) Lenders having U.S. Tranche B Term Loan Exposure, (iv)

Lenders having Foreign Tranche B Term Loan Exposure, (v) Lenders having U.S. Revolving Exposure (including the U.S. Swing Line Lender), (vi) Lenders having U.S. Multicurrency Revolving Exposure (including the U.S. Multicurrency Swing Line Lender) and (vii) Lenders having Foreign Revolving Exposure, and (b) with respect to Loans, each of the following classes of Loans: (i) U.S. Tranche A Term Loans, (ii) Foreign Tranche A Term Loans, (iii) U.S. Tranche B Term Loans, (iv) Foreign Tranche B Term Loans, (v) U.S. Revolving Loans (including U.S. Swing Line Loans), (vi) U.S. Multicurrency Revolving Loans (including U.S. Multicurrency Swing Line Loans) and (vii) Foreign Revolving Loans.
          “Closing Date” means the date on which conditions set forth in Section 3.01 of the Agreement are satisfied or waived in accordance with Section 10.05 hereof, prior to or concurrently with the making of the Term Loans.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.
          “Closing Date Consolidated Adjusted EBITDA” means, for any period, (a) Consolidated Net Income of the Parent and its Subsidiaries and the Acquired Business, plus, to the extent deducted in determining Consolidated Net Income of the Parent and its Subsidiaries and the Acquired Business, (i) interest expense, amortization or write-off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, (ii) expenses for taxes based on income or gain, (iii) depreciation, (iv) amortization, write-offs, write-downs, asset revaluations and other non-cash charges, losses and expenses, including non-cash equity compensation expenses, (v) impairment of intangibles, including, without limitation, goodwill, (vi) extraordinary losses (as determined in accordance with GAAP (or IFRS, as applicable)) realized other than in the ordinary course of business, (vii) fees paid pursuant to that certain management agreement, dated as of December 6, 2006, between the Acquired Business and its majority shareholder (prior to giving effect to the Acquisition) as in effect on such date, (viii) fees and expenses incurred in connection with permitted acquisitions and investments, (ix) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses, (x) one-time costs and expenses directly related to the establishment of systems and processes necessary to remedy control issues raised by the Parent’s or the Acquired Business’ auditors or to effect compliance with the rules promulgated under the Sarbanes-Oxley Act of 2002 (whether or not such compliance is required by applicable law), it being understood that such costs and expenses (A) shall only relate to the initial implementation of such systems and processes, (B) shall be included in the calculation of the Closing Date Consolidated Adjusted EBITDA only for the period in which such initial implementation occurred and (C) shall be excluded from the calculation of Closing Date Consolidated Adjusted EBITDA to the extent they relate to any period subsequent to such initial implementation, (xi) legal, accounting, consulting, and other costs and expenses relating to the Parent’s or the Acquired Business’ potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock, (xii) Special Recognition Bonus 2A paid to members of management out of proceeds of the Loans and Term Loans (so long as the sum of such bonuses plus the amount of the Dividend actually paid does not exceed the maximum amount of the Dividend), (xiii) annual Special Recognition Bonus 2B paid to members of management to the extent permitted hereunder, (xiv) Special Recognition Bonus 1 and (xv) $85,000,000 of synergies related to the Acquisition, minus, (b) to the extent included in consolidated income from operations, interest income, extraordinary gains (as determined in accordance with GAAP (or IFRS, as applicable) realized other than in the ordinary course of business, all calculated without duplication for the Parent and its Subsidiaries and the Acquired Business on a consolidated basis. For the avoidance of doubt, the CSL break-up fee and any other extraordinary, unusual or non-recurring gains and incomes shall not be included in Closing Date Consolidated Adjusted EBITDA.
          “Closing Date Consolidated Net Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all funded indebtedness (including guarantees) of the Parent and its Subsidiaries and the Acquired Business determined on a consolidated basis in accordance with their respective GAAP (or IFRS, as applicable) minus the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries and the Acquired Business on the Closing Date, after giving effect to the Acquisition, determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable).
           “Closing Date Mortgaged Property” has the meaning set forth in Section 3.01(g)(1).
          “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
          “Collateral Agent” has the meaning specified in the preamble hereto.
          “Collateral Verification Certificate” has the meaning set forth in Section 5.01(j)(iii).
          “Commitment” means any Revolving Commitment or Term Loan Commitment.
          “Commitment Letter” has the meaning set forth in Section 10.21.
          “Commitment Termination Date” means the earlier of (a) the termination or abandonment of the Merger Agreement, (b) the consummation of the Merger with or without the funding of the Term Loans hereunder and (c) 5:00 p.m. (New York City time) on March 6, 2011.
          “Company Representations” means the representations made by or with respect to the Target and its respective Subsidiaries under the Merger Agreement, but only to the extent that the Borrower Representative or its Affiliates has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.
          “Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrowers dated as of June 28, 2010.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Group on a consolidated basis equal to Consolidated Net Income, plus, (a) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (i) consolidated interest expense (net of interest earned) and any upfront fees payable to the Arrangers in connection with this Agreement, (ii) provisions for taxes based on income or gain, (iii) total depreciation expense, (iv) total amortization expense (including, without duplication, any upfront fees payable to the Arrangers in connection with this Agreement being amortized), (v) other non-cash charges reducing Consolidated Net Income, either related to: (A) stock-based compensations, or (B) purchase accounting adjustments (excluding any such non cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), and (vi) Exceptional Items, without duplication, resulting in a loss, minus, (b) to the extent increasing Consolidated Net Income, the sum, without duplication, of amounts for (i) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and (ii) Exceptional Items, without duplication, resulting in a gain.
          For purposes of the maximum Leverage Ratio or minimum Interest Coverage Ratio, Consolidated Adjusted EBITDA shall be calculated pro forma for material acquisitions and disposals, such that Consolidated Adjusted EBITDA would be adjusted to (a) include net income before net interest expense, taxes, depreciation and amortization attributable to the acquired entity (or assets) prior to its becoming a member of the Group during the relevant period, and (b) excluding net income before net interest expense, taxes, depreciation and amortization attributable to the disposed of entity (or assets) prior to its being disposed of by the Group during the relevant period. For the avoidance of doubt, such adjustment for material acquisitions and disposals shall not apply to the calculation of Consolidated Cash Flow for Debt Service or Consolidated Excess Cash Flow.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Group during such period determined on a consolidated basis that, in accordance with GAAP (or IFRS, as applicable), are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Group.
          “Consolidated Cash Flow for Debt Service” means, for any fiscal period, Consolidated Adjusted EBITDA for such relevant period after, without duplication and excluding the effect of all cash movements associated with the Merger and the Transaction Costs:
          (a) adding the amount of any decrease (and deducting the amount of any increase) in the Consolidated Working Capital Adjustment;
          (b) adding the amount of any cash receipts during the relevant period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that relevant period by any Group Member;
          (c) adding (to the extent not already taken into account in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Member during the relevant period from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining

Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions paid in cash during the relevant period to any shareholder in any Group Member which is not itself a Group Member;
          (d) adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) and deducting the amount of any non-cash credits (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) in each case to the extent taken into account in establishing Consolidated Adjusted EBITDA;
          (e) deducting the amount of Consolidated Capital Expenditure actually made (or due to be made) during that relevant period by any Group Member, except to the extent funded from:
          (i) the Net Cash Proceeds of an Asset Disposition or the Net Cash Proceeds of a Casualty Event permitted to be retained for this purpose; or
          (ii) financed with the issuance of Equity Interests of the Parent that are not applied to prepay the Loans pursuant to Section 2.14; and
          (f) deducting the sum of (i) the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisitions, and (ii) the amount of any cash Investments in a Joint Venture.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP (or IFRS, as applicable), excluding cash and Cash Equivalents.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP (or IFRS, as applicable), excluding the current portion of long term debt.
          “Consolidated Excess Cash Flow” means, for any fiscal period, an amount (if positive) equal to Consolidated Adjusted EBITDA for such relevant period after, without duplication and excluding the effect of all cash movements associated with the Merger and the Transaction Costs:
          (a) adding the amount of any decrease (and deducting the amount of any increase) in the Consolidated Working Capital Adjustment;
          (b) adding the amount of any cash receipts (and deducting the amount of any cash payments) during such relevant period in respect of any Exceptional Items not already taken account of in calculating Consolidated Adjusted EBITDA for the relevant period (other than, in the case of cash receipts, Net Cash Proceeds);

          (c) adding the amount of any cash receipts during the relevant period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that relevant period by any Group Member;
          (d) adding (to the extent not already taken into account in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Member during that Fiscal Quarter from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions paid in cash during the relevant period to any shareholder in any Group Member which is itself not a Group Member;
          (e) adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) and deducting the amount of any non-cash credits (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) in each case to the extent taken into account in establishing Consolidated Adjusted EBITDA;
          (f) deducting the amount of Consolidated Capital Expenditures actually made (or due to be made) during that relevant period by any Group Member, except to the extent funded from:
          (i) the Net Cash Proceeds of an Asset Disposition or the Net Cash Proceeds of a Casualty Event permitted to be retained for this purpose; or
          (ii) financed with the issuance of Equity Interests of the Parent that are not applied to prepay the Loans pursuant to Section 2.14;
          (g) deducting the sum of (i) the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisitions and (ii) the amount of any cash Investments in a Joint Venture; and
          (h) deducting the sum, without duplication, of (i) the amounts for such period paid in cash from operating cash flow of scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (ii) consolidated cash interest expense. For the avoidance of doubt, Consolidated Excess Cash Flow shall not be reduced by amounts used to purchase (or repay) Loans pursuant to Section 2.13(c) and repayments or prepayments of revolving loans will not be treated as scheduled repayments of Indebtedness.
          “Consolidated Net Cash Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP (or IFRS, as applicable)) of the Group on a consolidated basis with respect to all outstanding Indebtedness of the Group (net of cash interest earned), but excluding, however, any amount not payable in cash in such period and any one-off financing fees in connection with the Transaction (to the extent included in such Person’s consolidated interest expense for such period), including any amounts referred to in Section 2.11(e), (f) or (g) payable on or before the Closing Date, minus total interest income due on a consolidated basis to the Group with respect to the cash and

Cash Equivalent balances of the Group, as determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable).
          “Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Group on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (or IFRS, as applicable) before any adjustment for profit and loss attributable to minority interests and capitalized interest, minus (b) (i) the income (or loss) of any Person (other than a Group Member) in which any other Person (other than a Group Member) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Group Member by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Group Member or is merged into or consolidated with the Group or that Person’s assets are acquired by any Group Member, (iii) the income of any Subsidiary of the U.S. Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax non-cash gains (or losses) attributable to Asset Dispositions or returned surplus assets of any Pension Plan and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses. For the avoidance of doubt, cash amounts used by the Borrowers to make purchases of debt (including purchases of Loans under Section 2.13(c) and purchases of the Senior Notes) shall not reduce Consolidated Net Income, nor will any non-cash gain associated with the cancellation of such purchased debt increase Consolidated Net Income.
          “Consolidated Net Total Debt” means, as at any date of determination the aggregate stated balance sheet amount of all Indebtedness (including guarantees) of the Group determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable), exclusive of any Contingent Liability in respect of any Letter of Credit minus the amount of unrestricted cash and Cash Equivalents of the Group, determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable).
          “Consolidated Total Assets” means as of any date of determination for any Person, the total assets of such Person and its Subsidiaries, determined in accordance with GAAP (or IFRS, as applicable), as set forth on the consolidated balance sheet of such Person.
          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Group over Consolidated Current Liabilities of the Group.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.
          “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection). The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the Indebtedness guaranteed thereby.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” has the meaning set forth in Section 7.02.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Copyrights” has the meaning set forth in the U.S. Pledge and Security Agreement.
          “Corresponding Debt” has the meaning set forth in Section 9.15(a).
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.13.
          “Credit Date” means the date of a Credit Extension.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the foreign currency risk associated with the operations of the Group and not for speculative purposes.
          “DBNY” has the meaning specified in the preamble hereto.
          “Debt Service” means, for any fiscal period, the aggregate of, without duplication:
          (a) Consolidated Net Cash Interest Expense for the relevant period;

          (b) the aggregate of all scheduled repayments of Indebtedness falling due during the relevant period, but excluding:
          (i) any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;
          (ii) any mandatory prepayment made pursuant to Section 2.14;
          (iii) any such obligations owed to any Group Member;
          (iv) any prepayment of Indebtedness existing on the Closing Date which is required to be repaid under the terms of this Agreement; and
          (c) the amount of the capital element of any payments in respect of the relevant fiscal period payable under any Capital Lease entered into by any Group Member.
          “Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Cash Flow for Debt Service for the four Fiscal-Quarter period then ended to (b) Debt Service for such four Fiscal-Quarter period.
          “Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization or similar debtor relief laws of the United States or other Relevant Jurisdiction from time to time in effect and affecting the rights of creditors generally.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Rate” has the meaning set forth in Section 2.10.
          “Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Revolving Commitment within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower Representative, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations hereunder and generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Commitments, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided, that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof; provided, that if the Borrower Representative, the Administrative Agent, Swing Line Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateralization of Letters of Credit and/or Swing Line Loans), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Swing Line Commitment and/or the Letter of Credit Commitment and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.22), whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
          “Defaulting Revolving Lender” has the meaning set forth in Section 2.22.
          “Designated Gross Amount” has the meaning set forth in Section 2.25(b)(ii).
          “Designated Net Amount” has the meaning set forth in Section 2.25(b)(ii).
          “Disqualified Company” means any operating company which is a direct competitor of the Group indentified to the Administrative Agent in writing prior to the Agreement Execution Date, and thereafter, upon the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such additional bona fide operating companies which are direct competitors of the Group as may be identified to the Administrative Agent from time to time.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Tranche B Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments).
     “Dollar Equivalent” means, with respect to an amount denominated in Dollars, such amount, and with respect to an amount denominated in such Other Foreign Currencies, the equivalent in Dollars of such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Dollar Equivalent for purposes of determining the aggregate available U.S. Revolving Commitments and U.S. Multicurrency Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which the U.S. Borrower requests the extension of credit for such Borrowing Date pursuant to the provisions of this Agreement.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (d) any Person (other than a natural Person) that is engaged in making, purchasing, selling, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business or (e) a European Credit Management Limited (ECM) programme or other financial institution that is an “accredited investor” (as defined in Regulation D under the Securities Act) with a credit rating of at least P-2 or A-2 from either Moody’s or S&P, respectively; provided, that neither any Loan Party nor any Affiliate thereof, any Defaulting Lender, nor any Disqualified Company shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Group or any of their respective ERISA Affiliates or with respect to which the Group or any of their respective ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise.
          “Engagement Letter” means the engagement letter executed by the Borrowers and the investment banks party thereto on June 6, 2010 (as amended, restated, supplemented or otherwise modified from time to time).
          “Environmental Claim” means any written notice, notice of violation, request for information, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (a) pursuant to any Environmental Law, (b) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, (c) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (d) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          “Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other binding requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (a) pollution or protection of the environment, (b) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (c) occupational safety and health, industrial hygiene or the protection of human health, in any manner applicable to any Group Member or any Facility.
          “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of such Group Member within the meaning of this definition with respect to the five (5) full calendar years immediately following the last date on which such former ERISA Affiliate was an ERISA Affiliate of such Group Member, pursuant to the preceding sentence.
          “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (f) the withdrawal by any Group Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Group Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Group Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Group Member or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Group Member or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (k) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against any Group Member or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (l) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (m) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; (n) the occurrence of a non-exempt “prohibited transaction” with respect to which any Group Member is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in liability to any Group Member; or (o) the occurrence of any Foreign Plan Event.
          “Escrow Account” means that certain deposit account established pursuant to the Escrow Agreement.
          “Escrow Agreement” means the Escrow Agreement relating to the Senior Notes among the Escrow Issuer, the trustee party thereto and the escrow agent party thereto, as amended supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time, in accordance with the terms thereof “Escrow Issuer” means the entity issuing the Senior Notes pursuant to the Escrow Agreement.
          “Euro” or “ €” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

          “Euro Equivalent” means, with respect to an amount denominated in Euros, such amount, and with respect to an amount denominated in Dollars or any Other Foreign Currency, the equivalent in Euros of such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Euro Equivalent for purposes of determining the aggregate available Foreign Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which the Foreign Borrower requests the extension of credit for such Credit Date pursuant to the provisions of this Agreement.
          “Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
          “Event of Default” means any of the conditions or events set forth in Section 8.01.
          “Exceptional Items” means one-off cash gains or losses incurred by the Group during the relevant period and to include one-off restructuring costs related to the Transactions, in each case consistent with the financial model provided to the Lenders prior to the Agreement Execution Date.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Exchange Rate” means the rate at which any currency (the “Original Currency”) may be exchanged into Dollars, Euros or another currency (the “Exchanged Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (London, England time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to such Original Currency into such Exchanged Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Original Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the Exchanged Currency, with such Original Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” means (a) any Tax imposed on the overall net income or net profits of a Person (including any branch profits or franchise tax or minimum tax imposed in lieu thereof) by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (including, in the case of a Lender, its applicable lending office) is located or with which that Person has a present or former connection (other than any connection arising from the acquisition and holding of any Loan or Commitment (including entering into or being a party to this Agreement), the receipt of payments relating thereto, and/or the exercise of rights and remedies under this Agreement or any other Loan Document), (b) with respect to any Lender to a U.S. Loan, any federal withholding Tax imposed on such U.S. Loan by the United States on the date such Lender becomes a Lender, or in the case of a Lender receiving their interest in a

Loan by assignment or transfer, on the date of such assignment or transfer, except to the extent that such Lender’s assignor, if any, was entitled to additional amounts with respect to such Taxes under Section 2.20, (c) with respect to any Lender to a Foreign Loan, any withholding Tax imposed on such Foreign Loan by the Kingdom of Spain on the date such Lender becomes a Lender, or in the case of a Lender receiving its interest in a Loan by assignment or transfer, on the date of such assignment or transfer except to the extent that such Lender’s assignor, if any, was entitled to additional amounts with respect to such Taxes under Section 2.20; provided, that in either case, the relevant Spanish Loan Party has timely requested a tax residency certificate from such Lender as provided under Section 2.20(c)(ii) and (d) any withholding tax imposed by the United States on a Lender organized under the laws of a jurisdiction outside the United States as a result of such Lender’s failure to comply with Sections 1471 through 1474 of the Internal Revenue Code, any regulations promulgated thereunder or any published administrative guidance implementing such law to establish relief or exemption from the tax imposed by those provisions.
          “Existing Bi-lateral Facilities and Ancillary Facilities” means those existing bilateral facilities and existing ancillary facilities to be repaid in full on or prior to the Closing Date (as disclosed to the Arrangers in writing prior to the date hereof) in an aggregate amount of not less than approximately €781,203,000.
          “Existing Company” has the meaning specified in the recitals hereto.
          “Existing Grifols Credit Agreement” means that certain Contrato de Credito Mercantil, dated as of May 26, 2008 (as amended on December 16, 2009), among the Parent, certain subsidiaries of the Parent as guarantors, and the lenders and agents party thereto.
          “Existing Grifols Notes” means those certain (a) 6.42% Guaranteed Senior Notes, Series A, due October 7, 2016, (b) 6.94% Guaranteed Senior Notes, Series B, due October 7, 2019, (c) 6.94% Guaranteed Senior Notes, Series C, due October 7, 2019, (d) 6.57% Guaranteed Senior Notes, Series D, due October 7, 2019 and (e) 7.14% Guaranteed Senior Notes, Series E, due October 7, 2021, in each case issued by Grifols Inc. to certain purchasers pursuant to the Note Purchase Agreement dated October 7, 2009.
          “Existing Talecris Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 6, 2006 (as amended on October 12, 2009), among the Target and certain of its subsidiaries, as borrowers, the lenders and agents party thereto and Wachovia Bank, National Association, as administrative agent.
          “Existing Talecris Notes” means the 7.75% Senior Notes due 2016 issued pursuant to that certain Indenture dated as of October 21, 2009 (as supplemented on March 19, 2010) by and among Talecris Biotherapeutics Holdings Corp., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.
          “Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including, without limitation, judgments and litigation settlements, pension plan reversions, proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof).
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Group Member or any of its predecessors or Affiliates.
          “Fair Share” has the meaning set forth in Section 7.02.
          “Fair Share Contribution Amount” has the meaning set forth in Section 7.02.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means the fee letter executed by the Borrowers and the Arrangers in connection with the Commitment Letter.
          “Financial Advisors” has the meaning set forth in Section 10.24.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Group at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” has the meaning set forth in Section 5.01(h).
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of the Group ending on December 31 of each calendar year.
          “Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
          “Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster

Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
          “Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
          “Foreign Borrower” has the meaning specified in the preamble hereto.
          “Foreign Currency Equivalent” means, with respect to an amount denominated in any Other Foreign Currency, such amount, and with respect to an amount denominated in Dollars or Euros, the equivalent in such Other Foreign Currency of such amount determined at the Exchange Rate on the applicable Valuation Date.
          “Foreign Law Security Documents” means each of the Spanish Security Documents, the German Security Documents and the Italian Security Documents.
          “Foreign Letter of Credit” means any Bank Guarantee or any commercial or standby letter of credit issued or to be issued by the Issuing Bank for the account of the Foreign Borrower pursuant to this Agreement.
          “Foreign Letter of Credit Sublimit” means the lesser of (a) $25,000,000 and (b) the aggregate unused amount of the Foreign Revolving Commitments then in effect.
          “Foreign Letter of Credit Usage” means, as at any date of determination, the sum of (a) the Euro Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Foreign Letters of Credit then outstanding, and (b) the Euro Equivalent of the aggregate amount of all drawings under Foreign Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Foreign Borrower.
          “Foreign Loan” means a Foreign Tranche A Term Loan, a Foreign Tranche B Term Loan and/or a Foreign Revolving Loan.
          “Foreign Loan Party” means any Loan Party other than a U.S. Loan Party.
          “Foreign Offer” has the meaning set forth in Section 2.13(c)(i).
           “Foreign Offer Loans” has the meaning set forth in Section 2.13(c)(i).
          “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States.
          “Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any of their respective Subsidiaries, or the imposition on any Loan Party or any of their respective Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
          “Foreign Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Foreign Revolving Loan and to acquire participations in Foreign Letters of Credit hereunder, as reduced by the amount of any Ancillary Commitment, and “Foreign Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Foreign Revolving Commitment, if any, is set forth on Schedule 1.01(c) or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Foreign Revolving Commitments as of the Closing Date is €36,666,666.67.
          “Foreign Revolving Commitment Period” means the period from the Closing Date to but excluding the Foreign Revolving Commitment Termination Date.
          “Foreign Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the Foreign Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14 and (c) the date of the termination of the Foreign Revolving Commitments pursuant to Section 8.01.
          “Foreign Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Foreign Revolving Commitments, that Lender’s Foreign Revolving Commitment; and (b) after the termination of the Foreign Revolving Commitments, the sum of (i) the Euro Equivalent of the aggregate outstanding principal amount of the Foreign Revolving Loans of that Lender, (ii) in the case of the Issuing Bank, the Euro Equivalent of the aggregate Letter of Credit Usage in respect of all Foreign Letters of Credit issued by the Issuing Bank (net of any participations by Lenders in such Foreign Letters of Credit), (iii) the Euro Equivalent of the aggregate amount of all participations by that Lender in any outstanding Foreign Letters of Credit or any unreimbursed drawing under any Foreign Letter of Credit and (iv) the Euro Equivalent of the aggregate amount of all amounts borrowed from such Lender under any Ancillary Facility pursuant to Section 2.25.
          “Foreign Revolving Loan” means Loans made by a Lender to the Foreign Borrower pursuant to Section 2.02(b) and/or Section 2.25.
          “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

          “Foreign Tranche A Term Loan” means a Tranche A Term Loan denominated in Euros and made by a Lender to a Foreign Borrower pursuant to Section 2.01(a)(i).
          “Foreign Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Foreign Tranche A Term Loan and “Foreign Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Foreign Tranche A Term Loan Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Foreign Tranche A Term Loan Commitments as of the Closing Date is €220,000,000.
          “Foreign Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Foreign Tranche A Term Loans of such Lender; provided, that at any time prior to the making of the Foreign Tranche A Term Loans, the Foreign Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Foreign Tranche A Term Loan Commitment.
          “Foreign Tranche B Term Loan” means a Tranche B Term Loan denominated in Euros and made by a Lender to a Foreign Borrower pursuant to Section 2.01(a)(ii).
          “Foreign Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Foreign Tranche B Term Loan and “Foreign Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Foreign Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01(b) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Foreign Tranche B Term Loan Commitments as of the Closing Date is €220,000,000.
          “Foreign Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Foreign Tranche B Term Loans of such Lender; provided, that at any time prior to the making of the Foreign Tranche B Term Loans, the Foreign Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Foreign Tranche B Term Loan Commitment.
          “FQ1”, “FQ2”, “FQ3” and “FQ4” mean, when used with a numerical year designation, the first, second, third or fourth Fiscal Quarters, respectively, of the designated Fiscal Year of the Parent (e.g., FQ4 2010 mean the fourth Fiscal Quarter of the Parent’s 2010 Fiscal Year, which ends December 31, 2010).
          “Funding Guarantor” has the meaning set forth in Section 7.02.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.
          “German Group Member” has the meaning set forth in Section 6.16(a).

          “German Loan Party” means any Loan Party organized under the laws of Germany.
          “German Security” means the Collateral that is the subject of any Security Document governed by the laws of Germany.
          “German Security Documents” means the German law governed security documents to be entered into by any Loan Party creating or expressed to create a security over all or any part of the assets of a German Loan Party in respect of the Obligations of each Loan Party under the Loan Documents.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, provincial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a foreign entity or government, or a supranational authority, including without limitation, the European Union.
          “Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, plan, directive, marking, consent order or consent decree of or from any Governmental Authority.
          “Group” means, collectively, the Parent and its Subsidiaries.
          “Group Member” means the Parent or any of its Subsidiaries.
          “Guaranteed Obligations” has the meaning set forth in Section 7.01.
          “Guarantor” means the Parent, the U.S. Borrower (solely in respect of the Obligations of the Foreign Borrower), the Foreign Borrower (solely in respect of the Obligations of the U.S. Borrower), any Significant Subsidiary (other than any Foreign Subsidiary of the U.S. Borrower) and any other Person that joins this Agreement as a guarantor pursuant to the terms hereof.
          “Guarantor Coverage Certificate” means a Guarantor Coverage Certificate substantially in the form of Exhibit C-2.
          “Guaranty” means the guaranty of each Guarantor set forth in Article VII.
          “Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated, by any Environmental Laws, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement in each case, whether exchange traded or over the counter, entered into with a Lender Counterparty.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender and/or any Italian Loan Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (a) (i) audited consolidated financial statements of the Parent consisting of balance sheets as of December 31, 2009 and an income statement and statements of stockholders’ equity and cash flows for fiscal years 2007, 2008 and 2009 and an unqualified audit report relating thereto and (ii) audited financial statements of the Acquired Business for each of the three fiscal years ended December 31, 2009 and an unqualified audit report relating thereto, (b) (i) unaudited financial statements of the Parent and its Subsidiaries and of the Acquired Business as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date consisting of a balance sheet and an income statement and statements of stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (a) and (b), certified by the chief financial officer of the Parent that they fairly present, in all material respects, the financial condition of the Parent or the Acquired Business, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “IFRS” means, subject to the limitations on the application thereof set forth in Section 1.02, International Financial Reporting Standards in effect as of the date of determination thereof consistency applied.
          “Increased-Cost Lender” has the meaning set forth in Section 2.23.
          “Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money to the extent such indebtedness would be considered indebtedness for borrowed money in accordance with GAAP (or IFRS, as applicable); (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (or IFRS, as applicable); (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than twelve (12) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that any Indebtedness pursuant to this clause (e) shall in each case be limited to the lower of the amount of the indebtedness secured and the fair market value of the property or asset; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) Disqualified Equity Interests; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), comaking, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, that in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.07 unless such obligations relate to a derivatives transaction which has been terminated, (j) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any portion thereof sold solely for purposes of collection of delinquent accounts and (k) any Contingent Liability with respect to the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including any of the foregoing in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Group Member, its Affiliates or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the Commitment Letter (and any related fee or engagement letter) delivered by any Agent or any Lender to the Parent and/or the U.S. Borrower with respect to the transactions contemplated by this Agreement; (c) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Group Member; or (d) any Loan or the use of proceeds thereof.
          “Indemnified Taxes” means any Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning set forth in Section 10.03(a).

          “Indemnitees” has the meaning set forth in Section 2.07(b).
          “Installment” has the meaning set forth in Section 2.12(a).
          “Installment Date” has the meaning set forth in Section 2.12(a).
          “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses (as each such term is defined in the U.S. Pledge and Security Agreement), and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
          “Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Intellectual Property.
          “Intellectual Property Security Agreements” has the meaning set forth in the U.S. Pledge and Security Agreement.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal-Quarter period then ended to (b) Consolidated Net Cash Interest Expense for such four-Fiscal-Quarter period.
          “Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan (including any Swing Line Loan), each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (b) any Loan that is a Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, that in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one-, two-, three- or six-months (or, if available to all of the Lenders, nine or twelve months), as selected by the Borrowers in the applicable Borrowing Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period in respect of a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (iii) and (iv), of this definition, end on the last Business Day of a calendar month; (v) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term

Loan Maturity Date; and (vi) no Interest Period with respect to any portion of any Class of Revolving Loans shall extend beyond such Class’s Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Group and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Agreement Execution Date and from time to time hereafter, and any successor statute.
          “Investment” means (a) any direct or indirect purchase or other acquisition by any Group Member, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Parent from any Person (other than the Parent or any Guarantor), of any Equity Interests of such Person; (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Group Member to any other Person (other than the Parent or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or writeups, writedowns or writeoffs with respect to such Investment.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means (a) with respect to U.S. Letters of Credit, DBNY, (b) with respect to U.S. Multicurrency Letters of Credit, DBNY and (c) with respect to Foreign Letters of Credit, DBNY, in each case as Issuing Bank hereunder, together with their respective permitted successors and assigns in such capacity.
          “Italian Civil Code” means the Italian civil code, enacted by Italian Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.
          “Italian Loan Party” means any Loan Party incorporated or organized in Italy.
          “Italian Security Documents” means the Italian law governed security documents to be entered into by any Loan Party creating or expressed to create a security over all or any part of the assets of an Italian Loan Party in respect of the Obligations of each Loan Party under the Loan Documents.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Judgment Currency” has the meaning set forth in Section 10.25.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Loan Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Landlord Personal Property Collateral Access Agreement” means a landlord waiver and consent agreement in form and substance reasonably satisfactory to and with such amendments or modifications as may be approved by the Collateral Agent.
          “Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any lease with respect to retail store locations and any such leasehold interest designated from time to time by the Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender.
          “Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).
          “Letter of Credit” means a U.S. Letter of Credit, U.S. Multicurrency Letter of Credit and/or a Foreign Letter of Credit, as applicable.
          “Letter of Credit Sublimit” means the U.S. Letter of Credit Sublimit or the Foreign Letter of Credit Sublimit, as applicable.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Net Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal-Quarter period ending on such date.

          “Lien” means (a) any lien, mortgage, pledge, assignment or transfer for security purpose, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title (or extended title) retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Tranche A Term Loan, a Tranche B Term Loan, a Revolving Loan and a Swing Line Loan, which (a) in the case of Loans denominated in Dollars, may be a Base Rate Loan or a Eurocurrency Rate Loan and (b) in the case of Loans denominated in Euros or an Other Foreign Currency, shall be a Eurocurrency Rate Loan.
          “Loan Document” means any of this Agreement, the Notes, if any, the Security Documents, any documents or certificates executed by the Borrowers in favor of the Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith on or after the Agreement Execution Date.
          “Loan Party” means each Borrower and each Guarantor.
          “Mandatory Costs” means the % rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(f) hereto.
          “Market Disruption” means any Interest Rate Determination Date on which (a) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurocurrency Rate, or (b) before the close of business in London on such Interest Rate Determination Date, the Administrative Agent receives notifications from a Lender or Lenders (whose aggregate exposure in respect of any Class of Loans exceeds 50% of that Class of Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of the Adjusted Eurocurrency Rate.
          “Material Adverse Effect” means,
          (a) at all times other than on the Closing Date, the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a material adverse effect on the business, operations, properties, assets or financial condition of the Group, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent under, any Loan Document; and
          (b) solely for purposes of determining whether or not there has been a Material Adverse Effect on the Closing Date, any change, event, development, effect, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more contemporaneous Effects, is materially adverse to (i) the business, financial condition or results of operations of the Parent and its Subsidiaries and the Acquired Business, taken as a whole; (ii) the ability of any Loan Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document; provided that, none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Closing Date:
          (A) changes or developments in general economic, regulatory or political conditions (including changes in law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect the Parent and its subsidiaries and the Acquired Business, taken as a whole, in a substantially disproportionate manner relative to other participants in the industries in which the Parent and its subsidiaries and the Acquired Business, taken as a whole, operate;
          (B) changes or developments in or affecting the industry in which the Parent and its Subsidiaries and the Acquired Business, taken as a whole, operate, including (1) changes in the general market prices of Intravenous Immune Globulin (IVIG) or any other categories of therapies produced by the Parent and its subsidiaries and the Acquired Business, taken as a whole, (2) any discovery or outbreak of a virus or the pathogen affecting plasma products generally, (3) changes in reimbursement rules or policies applicable to therapies produced by the Parent and its Subsidiaries and the Acquired Business, taken as a whole, affecting plasma products or (4) changes in law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect the Parent and its Subsidiaries and the Acquired Business, taken as a whole, in a substantially disproportionate manner relative to other participants in the industries in which the Parent and its subsidiaries and the Acquired Business, taken as a whole, operate;
          (C) the enactment and implementation of the legislation known as the Patient Protection and Affordable Care Act and any amendments or reconciliations thereto, including the adoption or implementation of any laws, rules or regulations thereunder or in connection therewith by any governmental entity, in each case to the extent such actions do not adversely affect the Parent and its Subsidiaries and the Acquired Business, taken as a whole, in a substantially disproportionate manner relative to other participants in the industries in which the Parent and its subsidiaries and the Acquired Business, taken as a whole, operate;
          (D) the public announcement of the Merger or any of the other transactions contemplated by the Merger Agreement and the voting agreements referred to in the Merger Agreement;
          (E) the taking of any action specifically required by the Merger Agreement or the voting agreements referred to in the Merger Agreement;
          (F) changes in the share price or trading volume of the shares of common stock of the Target, or changes in the rating of the indebtedness of the Parent and its Subsidiaries and the Acquired Business by, or the Parent and its Subsidiaries and the Acquired Business’

listing on any watch list of, any credit rating agencies, provided, that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect;
          (G) the failure of the Parent and its Subsidiaries and the Acquired Business to meet projections or forecasts (whether internal or published), provided, that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect;
          (H) any litigation relating to the Merger Agreement or the transactions contemplated hereby; or
          (I) changes in GAAP (or IFRS, as applicable) or the interpretation thereof, to the extent such changes do not adversely affect the Parent and its Subsidiaries and the Acquired Business in a substantially disproportionate manner relative to other participants in the industries in which the Parent and its subsidiaries and the Acquired Business operate.
          “Material Company” means any Group Member that has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 5.0% or more of Consolidated Adjusted EBITDA or (b) Consolidated Total Assets representing 5.0% or more of the Consolidated Total Assets of the Group, calculated on a consolidated basis. For this purpose:
          (a) the (i) earnings before interest, tax, depreciation and amortization and (ii) Consolidated Total Assets of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;
          (b) if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) earnings before interest, tax, depreciation and amortization or (ii) Consolidated Total Assets of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);
          (c) the (i) Consolidated Adjusted EBITDA will be determined from the Group’s latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of and (ii) Consolidated Total Assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of; and
          (d) if a Material Company disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Material Company and the other Group Member (if it is not already) will immediately become a Material Company; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Companies or not.
          “Material Contract” means any contract, license, co-existence agreement, covenant, instrument or other arrangement to which any Group Member is a party (other than the

Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Group Members in an individual principal amount (or Net Mark-to-Market Exposure) of $100,000,000 or more.
          “Material Intellectual Property” means any Intellectual Property included in the Collateral that is material to the business of any Group Member or is otherwise of material value.
          “Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties excluding locations with respect to which the aggregate fixed rent payments under the terms of the applicable lease are less than $3,000,000 per annum and excluding locations where the terms of the applicable lease require the landlord’s consent to grant a leasehold mortgage thereon and Borrower has used commercially reasonable efforts to obtain such consent, but such consent has not been obtained from the landlord; provided, that notwithstanding the foregoing, each of the properties listed on Schedule 4.12 that is identified as a Material Real Estate Asset as of the Agreement Effective Date (after giving pro forma effect to the Merger) shall be deemed to be a Material Real Estate Asset.
          “Merger” has the meaning specified in the recitals hereto.
          “Merger Corp” has the meaning specified in the recitals hereto.
          “Merger Agreement” has the meaning specified in the recitals hereto.
          “Merger Consideration” has the meaning set forth in the recitals hereto.
          “Merger Documents” means the Merger Agreement together with all other instruments and agreements entered into by any Group Member in connection therewith.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means one or more instruments of mortgage or leasehold mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “MSSF” has the meaning set forth in Section 10.24.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Group in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Cash Proceeds” means (a) with respect to any Asset Disposition, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Group Member from such Asset Disposition, minus (ii) any bona fide costs incurred in connection with such Asset Disposition, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Disposition, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Disposition and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Disposition undertaken by any Group Member in connection with such Asset Disposition; (b) (i) any cash payments or proceeds received by any Group Member (A) under any casualty insurance policy in respect of a covered loss thereunder or (B) as a result of the taking of any assets of any Group Member by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by any Group Member in connection with the adjustment or settlement of any claims of such Group Member in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(B), including income taxes payable as a result of any gain recognized in connection therewith; (c) with respect to any issuance or incurrence of Indebtedness (other than in connection with a Qualified Securitization Financing) or any sale of Equity Interests, the cash proceeds thereof, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses; (d) with respect to any issuance or incurrence of Indebtedness in connection with a Qualified Securitization Financing, the cash proceeds thereof, net of any related Securitization Fees and other costs and expenses associated therewith, including legal fees and expenses, received directly or indirectly from time to time in connection with such Qualified Securitization Financing from Persons that are not Securitization Subsidiaries, including any such cash proceeds received in connection with an increase in the outstanding program or facility amount with respect to such Qualified Securitization Financing, but excluding any cash collections from the Securitization Assets backing such Qualified Securitization Financing that are reinvested (or deemed to be reinvested) by such Persons in additional Securitization Assets without any increase in the Indebtedness outstanding in connection with such Qualified Securitization Financing, (e) with respect to any Extraordinary Receipt, the cash proceeds from Extraordinary Receipts received by or paid to or for the account of any Group Member, net of any costs and expenses associated therewith, including legal fees and expenses, and (f) with respect to any issuance or sale of Equity Interests, the net cash proceeds thereof, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses).
          “Net Cash Proceeds of a Casualty Event” means any Net Cash Proceeds of the type described in clause (b) of the definition thereof.

          “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
          “Nomura” has the meaning set forth in Section 10.24.
          “Non-Consenting Lender” has the meaning set forth in Section 2.23.
          “Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-U.S. Lender” has the meaning set forth in Section 2.20(c)(iii).
          “Note” means a Tranche A Term Loan Note, a Tranche B Term Loan Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Borrowing Notice, an Issuance Notice, or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), the Arrangers, Bookrunners, Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, Cash Management Agreement or Treasury Transaction whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” has the meaning set forth in Section 7.07.
          “Offer” has the meaning set forth in Section 2.13(c)(i).
          “Offer Loans” has the meaning set forth in Section 2.13 (c)(i).
          “Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (a) with respect to any corporation, its certificate or articles of incorporation or organization, its by-laws, any memorandum of incorporation or other constitutional documents, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its certificate of incorporation, certificate of incorporation or formation (and any amendments thereto) on change of name (if any), its memorandum and articles of association (if any), its articles of organization (if any), the shareholders’ list (if any) and its limited liability company agreement or operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Foreign Currency” means any lawful currency (other than Euros or Dollars) approved by, in the case of (i) any Borrowing of Foreign Revolving Loans (or issuance of Foreign Letters of Credit), all of the Lenders holding Foreign Revolving Commitments, (ii) any Borrowing of U.S. Revolving Loans (or issuance of U.S. Letters of Credit), all of the Lenders holding U.S. Revolving Commitments and (iii) any Borrowing of U.S. Multicurrency Revolving Loans (or issuance of U.S. Multicurrency Letters of Credit), all of the Lenders holding U.S. Multicurrency Revolving Commitments; provided in each case that such currency is freely available, freely transferable and freely convertible into Dollars or, in the case of Foreign Revolving Commitments, Euros.
          “Other Taxes” means any and all present or future stamp, notarization, registration, or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parallel Debt” means any amount that a Loan Party owes to the Collateral Agent under Section 9.15.
          “Participant Register” has the meaning set forth in Section 10.06(g)(iv).
          “Parent” has the meaning specified in the preamble hereto.
          “Patents” has the meaning set forth in the U.S. Pledge and Security Agreement.
          “PATRIOT Act” has the meaning set forth in Section 3.01(v).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 or Section 303 of ERISA.
          “Perfection Certificate” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

          “Permitted Acquisition” means any acquisition by the Parent or any of its Wholly-Owned Subsidiaries, whether by purchase, merger, exclusive inbound license, transfer of rights under Copyright or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided, that:
          (a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Parent in connection with such acquisition shall be owned 100.0% by the Parent or a Guarantor, and the Parent shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Parent, each of the actions set forth in Sections 5.12, 5.13 and/or 5.14, as applicable;
          (d) in the case of an exclusive inbound license, such license contains a provision which expressly permits a Borrower or such Subsidiary, as applicable, to grant to Lenders a security interest therein and permits Lenders to perfect and exercise all remedies forth in the Loan Documents;
          (e) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Group is engaged as of the Closing Date or any business reasonably similar, related, complementary or ancillary thereto;
          (f) the Group shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended; and
          (g) the Borrower Representative shall have delivered to the Administrative Agent (i) at least three (3) Business Days prior to such proposed acquisition where the value of the consideration to be paid by the Parent or any of its Wholly-Owned Subsidiaries exceeds $50,000,000, (A) a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (f) above and (B) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07 and (ii) promptly upon request by the Administrative Agent, (A) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (B) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve-month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available.

          “Permitted Dividend” means any dividends declared or paid to the shareholders of the Parent in accordance with the terms of this Agreement.
          “Permitted Holders” means, collectively, the members of the Grifols family, holding directly or indirectly.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the original obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the only obligors thereon; and (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Platform” has the meaning set forth in Section 5.01(l).
          “Prime Rate” means the rate of interest publicly announced by the Administrative Agent (or one of its affiliates) as its prime rate in effect at its principal office in New York City. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each of the Administrative Agent, each Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” which, in the case of the

Administrative Agent, may include one or more separate offices with respect to any Approved Currency as set forth on Schedule 1.01(d), or such other office or office of a third party or subagent, as appropriate, as such Person may from time to time designate in writing to the Borrowers, the Administrative Agent and each Lender.
          “Project Disposition” means any sale, assignment, conveyance, transfer or other disposition of facilities under construction and identified to the Arrangers as of the Agreement Execution Date (including the real estate related thereto) and which are intended upon completion of construction to be repurchased or leased by a Group Member and used in any business in which any Group Member was engaged on the Closing Date or any business related, ancillary or complementary thereto; provided, that the consideration received for such assets shall be cash in an amount at least equal to the book value thereof, the proceeds from such dispositions shall be used in a manner consistent with the financial model provided to the Lenders prior to the Agreement Execution Date and the other terms and conditions with respect thereto shall be reasonably satisfactory to the Administrative Agent in its reasonable discretion.
          “Projections” has the meaning set forth in Section 4.08.
          “Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Tranche A Term Loans of any Lender, as the context requires, the percentage obtained by dividing (i) (A) the U.S. Tranche A Term Loan Exposure of that Lender by (B) the aggregate U.S. Tranche A Term Loan Exposure of all Lenders or (ii) (A) the Foreign Tranche A Term Loan Exposure of that Lender by (B) the aggregate Foreign Tranche A Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to all of the Tranche B Term Loans of any Lender, as the context requires, the percentage obtained by dividing (i) (A) the U.S. Tranche B Term Loan Exposure of that Lender by (B) the aggregate U.S. Tranche B Term Loan Exposure of all Lenders or (ii) (A) the Foreign Tranche B Term Loan Exposure of that Lender by (B) the aggregate Foreign Tranche B Term Loan Exposure of all Lenders; and (c) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, as the context requires, the percentage obtained by dividing (i) (A) the U.S. Revolving Exposure of that Lender by (B) the aggregate U.S. Revolving Exposure of all Lenders, (ii) (A) the Foreign Revolving Exposure of that Lender by (B) the aggregate Foreign Revolving Exposure of all Lenders or (iii) (A) the U.S. Multicurrency Revolving Exposure of that Lender by (B) the aggregate U.S. Multicurrency Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Tranche A Term Loan Exposure, the Tranche B Term Loan Exposure and the Revolving Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure, the aggregate Tranche B Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.
          “Qualified Securitization Financing” means any transaction or series of transactions entered into by a Group Member pursuant to which such Group Member, sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which

Securitization Subsidiary funds the acquisition of such Securitization Assets (a) with cash, (b) through the issuance to such Group Member of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, and/or (c) with proceeds from the sale, pledge or collection of Securitization Assets.
          “Qualifying Lender” means an assignee that (a) is a resident for tax purposes in a European Union country that is neither the Kingdom of Spain nor a state or territory treated as a tax haven jurisdiction for Spanish tax purposes under the applicable Spanish tax laws and regulations (an “EU Member State”); (b) is a resident for tax purposes in a EU Member State, that has a permanent establishment located in an EU Member State; provided, that any Foreign Loan assigned to such assignee is attributable to such permanent establishment; (c) is a resident for tax purposes in a jurisdiction that has a double tax treaty in force with the Kingdom of Spain providing for full exemption from Spanish withholding taxes on interest payments, and such assignee is entitled to the benefits of such tax treaty, provided that any Foreign Loan assigned to such assignee is not attributable to a permanent establishment located in the Kingdom of Spain; (d) is a Spanish tax resident bank or financial institution registered before the special register of the Spanish Central Bank; or (e) is a non-Spanish resident bank or financial institution registered before the special register of the Spanish Central Bank, that has a permanent establishment, located in the Kingdom of Spain; provided that any Foreign Loan assigned to such assignee is attributable to such permanent establishment; in each case, where the relevant tax authority requires the assignee to be beneficially entitled to the interest income under a Foreign Loan in order for such interest to be paid without a deduction of withholding for or on account of Spanish taxes, it shall be so entitled.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.
          “Receivables Sale” means any sale, assignment, conveyance, transfer or other disposition of assets from time to time of, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business; provided, that disposition(s) related thereto shall be made for cash and for at least fair market value as determined in good faith by the Board of Directors of the Parent.
          “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

          “Refinanced Indebtedness” means (a) the Existing Talecris Notes, (b) the Existing Grifols Notes, (c) the Existing Talecris Credit Agreement, (d) the Existing Grifols Credit Agreement and (e) the Existing Bi-lateral Facilities and Ancillary Facilities.
          “Refunded Swing Line Loans” has the meaning set forth in Section 2.03(b)(iv).
          “Register” has the meaning set forth in Section 2.07(b).
          “Regulation” has the meaning set forth in Section 4.26.
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.
          “Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.
          “Reincorporation Merger” has the meaning specified in the recitals hereto.
          “Reimbursement Date” has the meaning set forth in Section 2.04(d)(i).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Relevant Jurisdiction” means, in relation to a Loan Party: (a) its jurisdiction of organization; (b) any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated; and (c) any jurisdiction where it conducts its business.
          “Replacement Lender” has the meaning set forth in Section 2.23.
          “Required Disposal” means any transaction relating to the divestiture, sale, license, holding separate, other disposition of or other change to any assets or business of the Parent, its Subsidiaries or the Acquired Business or any of their respective Affiliates required under the terms of the Merger Agreement or otherwise (whether before or after the Closing Date) to avoid or eliminate any legal impediment with respect to the Merger (including obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder) so as to enable the consummation of the Merger under the terms of the Merger Agreement.
          “Required Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and/or Revolving Exposure and representing more than 50.0% of the sum of (a) the aggregate Tranche A Term Loan Exposure of all Lenders, (b) the aggregate Tranche B Term Loan Exposure of all Lenders and (c) the aggregate Revolving Exposure of all Lenders.
          “Required Revolving Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50.0% of the aggregate Revolving Exposure of all Lenders.
          “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Group Member now or hereafter outstanding, except a dividend payable solely in shares of common stock; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Group Member now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Group Member now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect of the Senior Notes.
          “Revolving Commitment” means a U.S. Revolving Commitment, a Foreign Revolving Commitment and/or a U.S. Multicurrency Revolving Commitment, as applicable.
          “Revolving Commitment Period” means the U.S. Revolving Commitment Period, the Foreign Revolving Commitment Period or the U.S. Multicurrency Revolving Commitment Period, as applicable.
          “Revolving Commitment Termination Date” means the U.S. Revolving Commitment Termination Date, the Foreign Revolving Commitment Termination Date or the U.S. Multicurrency Revolving Commitment Termination Date, as applicable.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of such Lender’s U.S. Revolving Exposure, Foreign Revolving Exposure and U.S. Multicurrency Revolving Exposure.
          “Revolving Loan” means a U.S. Revolving Loan, a Foreign Revolving Loan and/or a U.S. Multicurrency Revolving Loan, as applicable.
          “Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

          “Screen Rate” means, in relation to a Loan denominated in Dollars or Other Foreign Currency, the British Bankers’ Association Interest Settlement Rate for the relevant currency and Interest Period and in relation to a Loan denominated in Euros, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.
          “SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.
          “Secured Parties” means the Agents, Lenders, Issuing Bank and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders, Issuing Bank and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Issuing Bank or Lender Counterparties and such Obligations have not been paid or satisfied in full.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Securitization Assets” means any accounts receivable owed to a Group Member (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by such Group Member to a Securitization Subsidiary.
          “Securitization Fees” means, with respect to any Qualified Securitization Financing, distributions or payments made, or fees paid, directly or by means of discounts with respect to any Indebtedness issued or sold in connection with such Qualified Securitization Financing, to a Person that is not a Securitization Subsidiary in connection with such Qualified Securitization Financing.
          “Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such

Securitization Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.
          “Securitization Subsidiary” means a wholly owned Subsidiary of the Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Group Member makes an Investment and to which such Group Member transfers, contributes, sells, conveys or grants a security interest in Securitization Assets) that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets of the Group, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the U.S. Borrower (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Group Member, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of any Group Member, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Parent reasonably believes to be no less favorable to the applicable Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Group and (c) to which no Group Member other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent (or a duly authorized committee thereof) or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Parent or such other Person giving effect to such designation and a certificate executed by an Authorized Officer certifying that such designation complied with the foregoing conditions.
          “Security Documents” means the U.S. Security Agreements, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, each Foreign Law Security Document, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any assets or property of that Loan Party as security for all or certain of the Obligations, including UCC financing statements and amendments thereto and filings with the United States Patent and Trademark Office and the United States Copyright Office.
          “Seller’s Retained Interest” means the debt or equity interests held by any Group Member in a Securitization Subsidiary to which Securitization Assets have been transferred,

including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through such Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.
          “Sell-Side Advisor” has the meaning set forth in Section 10.24.
          “Senior Notes” means the senior unsecured notes issued by the Escrow Issuer or the U.S. Borrower, as applicable, pursuant to the Senior Notes Indenture.
          “Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof.
          “Senior Notes Indenture” means that certain indenture under which the Senior Notes are issued, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time, in accordance with the terms thereof.
          “Significant Subsidiary” means any Subsidiary of the Parent that has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 3.0% or more of the Consolidated Adjusted EBITDA, (b) Consolidated Total Assets representing 3.0% or more of the Consolidated Total Assets of the Group, calculated on a consolidated basis, or (c) gross turnover representing 3.0% or more of the gross turnover of the Group, calculated on a consolidated basis. For this purpose:
          (a) the (i) earnings before interest, tax, depreciation and amortization and (ii) Consolidated Total Assets of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;
          (b) if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) earnings before interest, tax, depreciation and amortization or (ii) Consolidated Total Assets of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);
          (c) the (i) Consolidated Adjusted EBITDA or (ii) Consolidated Total Assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of; and
          (d) if a Significant Subsidiary disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Significant Subsidiary and the other Group Member (if it is not already) will immediately become a Significant Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Significant Subsidiaries or not.

          “Software” means computer software of whatever kind or purpose, including code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all software stored or contained therein or transmitted thereby, and related documentation.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Parent substantially in the form of Exhibit F-2.
          “Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a) (i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Spanish Loan Party” means any Loan Party organized under the laws of Spain.
          “Spanish Public Document” means a documento público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.
          “Spanish Security” means the Collateral that is the subject of any Security Document governed by the laws of Spain.
          “Spanish Security Documents” means the Spanish Public Document to be granted before a notary public and subject to Spanish law to secure each Loan Party’s obligations under the Loan Documents and any additional Spanish law security documents (including, but not limited to, any additional security agreements, personal first demand guarantees, pledge agreements and/or mortgages (including leasehold mortgages) of any kind) required from time to time to effect the perfection of Spanish security by any Loan Party.
          “Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.03, 4.04, 4.06, 4.07, 4.16, 4.17, 4.19, 4.22 and 4.25.
          “Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by any Group Member that are reasonably customary in accounts receivable securitization transactions.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that for purposes of Article IV and V, no Securitization Subsidiary shall be considered a Subsidiary of the Parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.
          “Swing Line Loan” means a U.S. Swing Line Loan and/or U.S. Multicurrency Swing Line Loan, as applicable.
          “Swing Line Note” means a promissory note substantially in the form of Exhibit B-4, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Target” has the meaning specified in the preamble hereto.
          “Tax” means all present and future taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, foreign exchange taxes or other charges (and interest, fines, penalties and additions related thereto) of any nature and whatsoever, from time to time, or at any time, imposed by any Governmental Authority.
          “Term Lenders” means the Lenders having Tranche A Term Loan Exposure and Tranche B Term Loan Exposure.
          “Term Loan” means a Tranche A Term Loan and a Tranche B Term Loan.
          “Term Loan Commitment” means the Tranche A Term Loan Commitment or the Tranche B Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
          “Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date.
          “Terminated Lender” has the meaning set forth in Section 2.23.
          “Total Utilization of Foreign Revolving Commitments” means, as at any date of determination, the Euro Equivalent of the sum of (a) the aggregate principal amount of all outstanding Foreign Revolving Loans (other than Foreign Revolving Loans made for the purpose of reimbursing the Issuing Bank for any amount drawn under any Foreign Letter of Credit, but not yet so applied) and (b) the Foreign Letter of Credit Usage.
          “Total Utilization of U.S. Multicurrency Revolving Commitments” means, as at any date of determination, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all outstanding U.S. Multicurrency Revolving Loans (other than U.S. Multicurrency Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any U.S. Multicurrency Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding U.S. Multicurrency Swing Line Loans and (c) the U.S. Multicurrency Letter of Credit Usage.
          “Total Utilization of U.S. Revolving Commitments” means, as at any date of determination, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all outstanding U.S. Revolving Loans (other than U.S. Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any U.S. Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding U.S. Swing Line Loans and (c) the U.S. Letter of Credit Usage.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the Total Utilization of U.S. Revolving Commitments, (b) the Total Utilization of Foreign Revolving Commitments and (c) the Total Utilization of U.S. Multicurrency Revolving Commitments.
          “Trademarks” has the meaning set forth in the U.S. Pledge and Security Agreement.
          “Tranche A Term Loan” means a U.S. Tranche A Term Loan and/or a Foreign Tranche A Term Loan, as applicable.
          “Tranche A Term Loan Commitment” means a U.S. Tranche A Term Loan Commitment and/or a Foreign Tranche A Term Loan Commitment, as applicable.
          “Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of such Lender’s Foreign Tranche A Term Loan Exposure and U.S. Tranche A Term Loan Exposure.
          “Tranche A Term Loan Maturity Date” means the earlier of (a) the fifth anniversary of the Closing Date and (b) with respect to the Foreign Tranche A Term Loans or the U.S. Tranche A Term Loans, as applicable, the date on which all such Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Tranche A Term Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Tranche B Term Loan” means a U.S. Tranche B Term Loan and/or a Foreign Tranche B Term Loan, as applicable.
          “Tranche B Term Loan Commitment” means a U.S. Tranche B Term Loan Commitment and/or a Foreign Tranche B Term Loan Commitment, as applicable.

          “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of such Lender’s Foreign Tranche B Term Loan Exposure and U.S. Tranche B Term Loan Exposure.
          “Tranche B Term Loan Maturity Date” means the earlier of (a) the sixth anniversary of the Closing Date and (b) with respect to the Foreign Tranche B Term Loans or the U.S. Tranche B Term Loans, as applicable, the date on which all such Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Tranche B Term Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Transactions” means (a) the entering into of the Loan Documents, (b) the BBVA “B” Share Transaction, (c) the Merger, (d) the repaying, retiring or redeeming of the Refinanced Indebtedness, (e) the issuance of the Senior Notes (or Bridge Loans, if applicable) and (f) any actions taken in connection with the foregoing.
          “Transaction Costs” means the fees, costs and expenses payable by any Group Member in connection with the Transactions.
          “Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
          “Type of Loan” means (a) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurocurrency Rate Loan and (b) with respect to Swing Line Loans, a Base Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “U.S. Borrower” has the meaning specified in the preamble hereto.
          “U.S. Grantor” has the meaning specified in the U.S. Pledge and Security Agreement.
          “U.S. Guarantor” means each Guarantor that is organized under the laws of the United States, any State thereof or the District of Columbia.
          “U.S. Lender” has the meaning set forth in Section 2.20(c).
          “U.S. Letter of Credit” means any commercial or standby letter of credit issued or to be issued by the Issuing Bank on behalf of the U.S. Borrower under the U.S. Revolving Commitment pursuant to this Agreement.
          “U.S. Letter of Credit Sublimit” means the lesser of (a) $15,000,000 and (b) the aggregate unused amount of the U.S. Revolving Commitments then in effect.

          “U.S. Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all U.S. Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under U.S. Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the U.S. Borrower.
          “U.S. Loan” means a U.S. Tranche A Term Loan, a U.S. Tranche B Term Loan, a U.S. Revolving Loan and/or a U.S. Multicurrency Revolving Loan.
          “U.S. Loan Party” means the U.S. Borrower and each U.S. Guarantor.
          “U.S. Multicurrency Letter of Credit” means any commercial or standby letter of credit issued or to be issued by the Issuing Bank on behalf of the U.S. Borrower under the U.S. Multicurrency Revolving Commitment pursuant to this Agreement.
          “U.S. Multicurrency Letter of Credit Sublimit” means the lesser of (a) $50,000,000 less any outstanding U.S. Letters of Credit and (b) the aggregate unused amount of the U.S. Multicurrency Revolving Commitments then in effect.
          “U.S. Multicurrency Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all U.S. Multicurrency Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under U.S. Multicurrency Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the U.S. Borrower.
          “U.S. Multicurrency Revolving Commitment” means the commitment of a Lender to make or otherwise fund any U.S. Multicurrency Revolving Loan and to acquire participations in U.S. Multicurrency Letters of Credit and U.S. Multicurrency Swing Line Loans hereunder and “U.S. Multicurrency Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s U.S. Multicurrency Revolving Commitment, if any, is set forth on Schedule 1.01(c) or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the U.S. Multicurrency Revolving Commitments as of the Closing Date is $200,000,000.
          “U.S. Multicurrency Revolving Commitment Period” means the period from the Closing Date to but excluding the U.S. Multicurrency Revolving Commitment Termination Date.
          “U.S. Multicurrency Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the U.S. Multicurrency Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14 and (c) the date of the termination of the U.S. Multicurrency Revolving Commitments pursuant to Section 8.01.
          “U.S. Multicurrency Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the U.S. Multicurrency Revolving Commitments, that Lender’s U.S. Multicurrency Revolving Commitment; and (b) after the termination of the U.S. Multicurrency Revolving Commitments, the sum of (i) the Dollar Equivalent of the aggregate outstanding principal amount of the U.S. Multicurrency Revolving Loans of that Lender, (ii) in the case of the Issuing Bank, the Dollar Equivalent of the aggregate Letter of Credit Usage in respect of all U.S. Multicurrency Letters of Credit issued by the Issuing Bank (net of any participations by Lenders in such U.S. Multicurrency Letters of Credit), (iii) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding U.S. Multicurrency Letters of Credit or any unreimbursed drawing under any U.S. Multicurrency Letter of Credit, (iv) in the case of U.S. Multicurrency Swing Line Lender, the aggregate outstanding principal amount of all U.S. Multicurrency Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding U.S. Multicurrency Swing Line Loans.
          “U.S. Multicurrency Revolving Loan” means Loans made by a Lender to the U.S. Borrower pursuant to Section 2.02(c) and/or Section 2.24.
          “U.S. Multicurrency Swing Line Lender” means DBNY, in its capacity as the U.S. Multicurrency Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “U.S. Multicurrency Swing Line Loan” means a Loan made by the U.S. Swing Line Lender to the U.S. Borrower pursuant to Section 2.03(a)(ii).
          “U.S. Multicurrency Swing Line Sublimit” means the lesser of (a) $50,000,000 less any outstanding U.S. Swing Line Loans and (b) the aggregate unused amount of U.S. Multicurrency Revolving Commitments then in effect.
          “U.S. Offer” has the meaning set forth in Section 2.13(c)(i).
          “U.S. Offer Loans” has the meaning set forth in Section 2.13(c)(i).
          “U.S. Pledge and Security Agreement” means the U.S. Pledge and Security Agreement to be executed by the Borrowers and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “U.S. Revolving Commitment” means the commitment of a Lender to make or otherwise fund any U.S. Revolving Loan and to acquire participations in U.S. Letters of Credit and U.S. Swing Line Loans hereunder and “U.S. Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s U.S. Revolving Commitment, if any, is set forth on Schedule 1.01(c) or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the U.S. Revolving Commitments as of the Closing Date is $50,000,000.
          “U.S. Revolving Commitment Period” means the period from the Closing Date to but excluding the U.S. Revolving Commitment Termination Date.
          “U.S. Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the U.S. Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14 and (c) the date of the termination of the U.S. Revolving Commitments pursuant to Section 8.01.
          “U.S. Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the U.S. Revolving Commitments, that Lender’s U.S. Revolving Commitment; and (b) after the termination of the U.S. Revolving Commitments, the sum of (i) the Dollar Equivalent of the aggregate outstanding principal amount of the U.S. Revolving Loans of that Lender, (ii) in the case of the Issuing Bank, the Dollar Equivalent of the aggregate Letter of Credit Usage in respect of all U.S. Letters of Credit issued by the Issuing Bank (net of any participations by Lenders in such U.S. Letters of Credit), (iii) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding U.S. Letters of Credit or any unreimbursed drawing under any U.S. Letter of Credit, (iv) in the case of the U.S. Swing Line Lender, the aggregate outstanding principal amount of all U.S. Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding U.S. Swing Line Loans.
          “U.S. Revolving Loan” means Loans made by a Lender to the U.S. Borrower pursuant to Section 2.02(a) and/or Section 2.24.
          “U.S. Security Agreements” means the U.S. Pledge and Security Agreement and all other mortgages, control agreements, pledge and security documents governed by the laws of a state of the United States hereafter delivered to the Collateral Agent granting or perfecting a Lien on any property of any Person to secure the Obligations.
          “U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “U.S. Swing Line Sublimit” means the lesser of (a) $15,000,000 and (b) the aggregate unused amount of U.S. Revolving Commitments then in effect.
          “U.S. Swing Line Lender” means DBNY, in its capacity as the U.S. Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “U.S. Swing Line Loan” means a Loan made by the U.S. Swing Line Lender to the U.S. Borrower pursuant to Section 2.03(a)(i).
          “U.S. Tranche A Term Loan” means a Tranche A Term Loan denominated in Dollars and made by a Lender to the U.S. Borrower pursuant to Section 2.01(a)(i).
          “U.S. Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a U.S. Tranche A Term Loan and “U.S. Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s U.S. Tranche A Term Loan Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the U.S. Tranche A Term Loan Commitments as of the Closing Date is $1,200,000,000.

          “U.S. Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the U.S. Tranche A Term Loans of such Lender; provided, that at any time prior to the making of the U.S. Tranche A Term Loans, the U.S. Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s U.S. Tranche A Term Loan Commitment.
          “U.S. Tranche B Term Loan” means a Tranche B Term Loan denominated in Dollars and made by a Lender to the U.S. Borrower pursuant to Section 2.01(a)(ii).
          “U.S. Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a U.S. Tranche B Term Loan and “U.S. Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s U.S. Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01(b) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the U.S. Tranche B Term Loan Commitments as of the Closing Date is $1,300,000,000.
          “U.S. Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the U.S. Tranche B Term Loans of such Lender; provided, that at any time prior to the making of the U.S. Tranche B Term Loans, the U.S. Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s U.S. Tranche B Term Loan Commitment.
          “Valuation Date” means (a) the date two (2) Business Days prior to the making, continuing or converting of any Revolving Loan, or the date of issuance or continuation of any Letter of Credit and (b) any other date designated by the Administrative Agent or the Issuing Bank.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
          “Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.
          “Wholly-Owned Subsidiary Guarantor” means any Guarantor that is a Wholly-Owned Subsidiary of the Parent.
          “Working Capital Improvement Amount” means the aggregate amount of actual net working capital improvements achieved by the Group after June 6, 2010; provided, that (a) such amount does not exceed $100,000,000 and (b) such working capital improvements are reasonably acceptable to the Arrangers.

     Section 1.02 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP (or IFRS, as applicable). Financial statements and other information required to be delivered by the Borrower Representative to Lenders pursuant to Section 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP (or IFRS, as applicable) as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
     Section 1.03 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms lease and license shall include sub-lease and sub-license, as applicable. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.
     Section 1.04 Exchange Rates; Currency Equivalents.
          (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Euro Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Other Foreign Currencies. Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the Borrower Representative hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent or the Issuing Bank, as applicable.
          (b) Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars or Euros, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Other Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar or Euro amount (rounded to the nearest unit of such Other Foreign Currency, with 0.5 or a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
          (c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 6.01, 6.02, 6.04, 6.06, 6.07(c) and 6.08, with respect to any amount of Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition is incurred or made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition may be incurred or made at any time under such Sections.
          (d) For purposes of determining compliance with the Leverage Ratio and the Closing Date Leverage Ratio, the Euro Equivalent of any Indebtedness denominated in any currency other than Euros will be converted into Euros based on the relevant currency exchange rate (or average exchange rates) used with respect to such currency in the Financial Statements with respect to which the applicable Consolidated Adjusted EBITDA is calculated.
          (e) For the avoidance of doubt, in the case of a Loan denominated in an Other Foreign Currency, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Other Foreign Currency (without any translation into the Dollar Equivalent or Euro Equivalent thereof).
ARTICLE II.
LOANS AND LETTERS OF CREDIT
     Section 2.01 Term Loans.
          (a) Loan Commitments. Subject to the terms and conditions hereof,
          (i) each Lender severally agrees to make, on the Closing Date, (A) a U.S. Tranche A Term Loan to the U.S. Borrower in an amount equal to such Lender’s U.S. Tranche A Term Loan Commitment and (B) a Foreign Tranche A Term Loan to the Foreign Borrower in an amount equal to such Lender’s Foreign Tranche A Term Loan Commitment; and
          (ii) each Lender severally agrees to make, on the Closing Date, (A) a U.S. Tranche B Term Loan to the U.S. Borrower in an amount equal to such Lender’s U.S. Tranche B Term Loan Commitment and (B) a Foreign Tranche B Term Loan to the Foreign Borrower in an amount equal to such Lender’s Foreign Tranche B Term Loan Commitment.
The Borrowers may make only one borrowing under each of the Tranche A Term Loan Commitments and Tranche B Term Loan Commitments which shall be on the Closing Date.

Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche A Term Loans and the Tranche B Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively. Each Lender’s Tranche A Term Loan Commitments and Tranche B Term Loan Commitments shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitments and Tranche B Term Loan Commitments on such date.
          (b) Borrowing Mechanics for Term Loans.
          (i) The Borrower Representative shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three (3) Business Days prior to the Closing Date or such later date as agreed in writing by the Administrative Agent. Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its U.S. Tranche A Term Loans and/or U.S. Tranche B Term Loans, as the case may be, available to the Administrative Agent not later than 2:00 p.m. (New York City time) and, with respect to Foreign Tranche B Term Loans and Foreign Tranche A Term Loans, 2:00 p.m. (London time) on the Closing Date (or such later time as may be agreed by the Administrative Agent), by wire transfer of same day funds in Dollars or Euros, as the case may be, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the applicable Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.
     Section 2.02 Revolving Loans.
          (a) U.S. Revolving Commitments. During the U.S. Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrower in an aggregate amount up to but not exceeding such Lender’s U.S. Revolving Commitment; provided, that after giving effect to the making of any U.S. Revolving Loans in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Commitments then in effect. Loans in respect of the U.S. Revolving Commitments may be drawn in Dollars (or if approved by all relevant Lenders, Euros or any Other Foreign Currency). Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the applicable Revolving Commitment Period. Each Lender’s U.S. Revolving Commitments shall expire on the U.S. Revolving Commitment Termination Date and all U.S. Revolving Loans and all other amounts owed hereunder with respect to the U.S. Revolving Loans and the U.S. Revolving Commitments shall be paid in full no later than such date.

          (b) Foreign Revolving Commitments. During the Foreign Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Foreign Revolving Loans to the Foreign Borrower in an aggregate amount up to but not exceeding such Lender’s Foreign Revolving Commitment; provided, that after giving effect to the making of any Foreign Revolving Loans in no event shall the Total Utilization of Foreign Revolving Commitments exceed the Foreign Revolving Commitments then in effect. Loans in respect of the Foreign Revolving Commitments may be drawn in Euros (or if approved by all relevant Lenders, Dollars or any Other Foreign Currency). Amounts borrowed pursuant to this Section 2.02(b) may be repaid and reborrowed during the applicable Revolving Commitment Period. Each Lender’s Foreign Revolving Commitments shall expire on the Foreign Revolving Commitment Termination Date and all Foreign Revolving Loans and all other amounts owed hereunder with respect to the Foreign Revolving Loans and the Foreign Revolving Commitments shall be paid in full no later than such date. Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to the Foreign Borrower in place of all or part of its Foreign Revolving Commitments.
          (c) U.S. Multicurrency Revolving Commitments. During the U.S. Multicurrency Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make U.S. Multicurrency Revolving Loans to the U.S. Borrower in an aggregate amount up to but not exceeding such Lender’s U.S. Multicurrency Revolving Commitment; provided, that after giving effect to the making of any U.S. Multicurrency Revolving Loans in no event shall the Total Utilization of U.S. Multicurrency Revolving Commitments exceed the U.S. Multicurrency Revolving Commitments then in effect. Loans in respect of the U.S. Multicurrency Revolving Commitments may be drawn in any Approved Currency, as specified in the Borrowing Notice. Amounts borrowed pursuant to this Section 2.02(c) may be repaid and reborrowed during the applicable U.S. Multicurrency Revolving Commitment Period. Each Lender’s U.S. Multicurrency Revolving Commitments shall expire on the U.S. Multicurrency Revolving Commitment Termination Date and all U.S. Multicurrency Revolving Loans and all other amounts owed hereunder with respect to the U.S. Multicurrency Revolving Loans and the U.S. Multicurrency Revolving Commitments shall be paid in full no later than such date.
          (d) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to 2.04(d), (A) Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) U.S. Revolving Loans that are Eurocurrency Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, (C) Foreign Revolving Loans shall be in a minimum amount of €1,000,000 and integral multiples of €1,000,000 in excess of that amount (or such lesser amount as the Administrative Agent may agree) and (D) U.S. Multicurrency Revolving Loans that are Eurocurrency Rate Loans shall be in an aggregate minimum amount of $1,000,000 (or €1,000,000 with respect to any drawing in Euros) and integral multiples of $1,000,000 (or €1,000,000 with respect to any drawing in Euros) in excess of that amount. In the case of Loans made in Other Foreign Currencies, such minimums shall be established by the Administrative Agent to be the applicable Foreign Currency Equivalent.

          (ii) Whenever the U.S. Borrower desires that Lenders make U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans, it shall deliver to the Administrative Agent a fully executed and delivered Borrowing Notice no later than 11:00 a.m. (New York City time) (A) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurocurrency Rate Loan and (B) at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Whenever the Foreign Borrower desires that Lenders make Foreign Revolving Loans, it shall deliver to the Administrative Agent a fully executed and delivered Borrowing Notice no later than 11:00 a.m. (London, England time) at least three (3) Business Days in advance of the proposed Credit Date. Except as otherwise provided herein, a Borrowing Notice for a Revolving Loan that is a Eurocurrency Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Borrowing Notice in respect of U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Borrowing Notice from the U.S. Borrower. Each Lender shall make the amount of its U.S. Revolving Loan and/or U.S. Multicurrency Revolving Loans, as applicable, available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars or the applicable requested Approved Currency, at the Principal Office designated by the Administrative Agent.
          (iv) Notice of receipt of each Borrowing Notice in respect of Foreign Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (London, England time)) not later than 2:00 p.m. (London, England time) on the same day as the Administrative Agent’s receipt of such Borrowing Notice from the applicable Foreign Borrower. Each Lender shall make the amount of its Foreign Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (London, England time) on the applicable Credit Date by wire transfer of same day funds in Euros or the requested Foreign Currency, at the Principal Office designated by the Administrative Agent.
          (v) Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of Revolving Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in the requested Approved Currency equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the applicable Borrower or the Borrower Representative.
Section 2.03 Swing Line Loans.
          (a) Swing Line Loans Commitments.
          (i) During the U.S. Revolving Commitment Period, subject to the terms and conditions hereof, the U.S. Swing Line Lender may, from time to time in its discretion, agree to make U.S. Swing Line Loans to the U.S. Borrower in the aggregate amount up to but not exceeding the U.S. Swing Line Sublimit; provided, that after giving effect to the making of any U.S. Swing Line Loan, in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the U.S. Revolving Commitment Period. The U.S. Swing Line Lender’s U.S. Revolving Commitment shall expire on the U.S. Revolving Commitment Termination Date. All U.S. Swing Line Loans and all other amounts owed hereunder with respect to the U.S. Swing Line Loans shall be paid in full on the earlier of (i) the date which is five (5) Business Days after the incurrence thereof and (ii) the U.S. Revolving Commitment Termination Date.
          (ii) During the U.S. Multicurrency Revolving Commitment Period, subject to the terms and conditions hereof, the U.S. Multicurrency Swing Line Lender may, from time to time in its discretion, agree to make U.S. Multicurrency Swing Line Loans to the U.S. Borrower in the aggregate amount up to but not exceeding the U.S. Multicurrency Swing Line Sublimit; provided, that after giving effect to the making of any U.S. Multicurrency Swing Line Loan, in no event shall the Total Utilization of U.S. Multicurrency Revolving Commitments exceed the U.S. Multicurrency Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the U.S. Multicurrency Revolving Commitment Period. The U.S. Multicurrency Swing Line Lender’s U.S. Multicurrency Revolving Commitment shall expire on the U.S. Multicurrency Revolving Commitment Termination Date. All U.S. Multicurrency Swing Line Loans and all other amounts owed hereunder with respect to the U.S. Multicurrency Swing Line Loans shall be paid in full on the earlier of (i) the date which is five (5) Business Days after the incurrence thereof and (ii) the U.S. Multicurrency Revolving Commitment Termination Date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
          (ii) Whenever the U.S. Borrower desires that the U.S. Swing Line Lender or U.S. Multicurrency Swing Line Lender make a Swing Line Loan, the U.S. Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.

          (iii) The U.S. Swing Line Lender or U.S. Multicurrency Swing Line Lender (as applicable) shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the U.S. Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Applicable Swing Line Lender to be credited to the account of the U.S. Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the U.S. Borrower.
          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the U.S. Borrower pursuant to Section 2.13(a) or repaid pursuant to clause (a) above, Applicable Swing Line Lender may at any time in its sole and absolute discretion, deliver on any Business Day, but no later than every Friday (or next succeeding Business Day), to the Administrative Agent (with a copy to the U.S. Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Borrowing Notice given by the U.S. Borrower) requesting that each Lender holding a U.S. Revolving Commitment and/or U.S. Multicurrency Revolving Commitment (as applicable) make U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) that are Base Rate Loans to the U.S. Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans“) outstanding on the date such notice is given which the Applicable Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) made by the Lenders other than the Applicable Swing Line Lender shall be immediately delivered by the Administrative Agent to the Applicable Swing Line Lender (and not to the U.S. Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans, (B) on the day such U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) are made, the Applicable Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a U.S. Revolving Loan and/or U.S. Multicurrency Revolving Loan (as applicable) made by the Applicable Swing Line Lender to the U.S. Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Applicable Swing Line Lender but shall instead constitute part of the Applicable Swing Line Lender’s outstanding U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) to the U.S. Borrower and shall be due under the Revolving Loan Note issued by the U.S. Borrower to the Applicable Swing Line Lender and (C) in no event shall the amount of U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (or participations in any Swing Line Loan in lieu thereof) required to be funded by a Lender under this Section 2.03(b)(iv) exceed such Lender’s U.S. Revolving Commitments or U.S. Multicurrency Revolving Loan Commitments (as applicable). The U.S. Borrower hereby authorizes the Administrative

Agent and the Applicable Swing Line Lender to charge the U.S. Borrower’s accounts with the Administrative Agent and the Applicable Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Applicable Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) made by Lenders, including the U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) deemed to be made by the Applicable Swing Line Lender are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Applicable Swing Line Lender should be recovered by or on behalf of the U.S. Borrower from the Applicable Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason U.S. Revolving Loans or U.S. Multicurrency Revolving Loans (as applicable) are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to the Applicable Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Applicable Swing Line Lender, each Lender holding a U.S. Revolving Commitment or U.S. Multicurrency Revolving Commitment (as applicable) shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Applicable Swing Line Lender, each Lender holding a U.S. Revolving Commitment or U.S. Multicurrency Revolving Commitment (as applicable) shall deliver to the Applicable Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Applicable Swing Line Lender. In order to evidence such participation, each Lender holding a U.S. Revolving Commitment or U.S. Multicurrency Revolving Commitment (as applicable) agrees to enter into a participation agreement at the request of the Applicable Swing Line Lender in form and substance reasonably satisfactory to the Applicable Swing Line Lender. In the event any Lender holding a U.S. Revolving Commitment or U.S. Multicurrency Revolving Commitment (as applicable) fails to make available to the Applicable Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Applicable Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Applicable Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate.
          (vi) Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make U.S. Revolving Loans or U.S. Multicurrency Revolving Loans (as applicable) for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any applicable unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Applicable Swing Line

Lender, any Loan Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that such obligations of each Lender are subject to the condition that the Applicable Swing Line Lender had not received prior notice from the U.S. Borrower or the Required Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Applicable Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (2) it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (3) at a time when any Lender is a Defaulting Revolving Lender with U.S. Revolving Commitments or U.S. Multicurrency Revolving Commitments (as applicable) unless the Applicable Swing Line Lender has entered into arrangements satisfactory to it and the U.S. Borrower to eliminate such Swing Line Lender’s risk with respect to the Defaulting Revolving Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Revolving Lender’s Pro Rata Share of the outstanding Swing Line Loans.
Section 2.04 Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit.
          (i) During the U.S. Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue U.S. Letters of Credit for the account of the U.S. Borrower in the aggregate amount up to but not exceeding the U.S. Letter of Credit Sublimit; provided, that (A) each U.S. Letter of Credit shall be denominated in Dollars (or, if approved by all relevant Lenders, Euros or any Other Foreign Currency); (B) the stated amount of each U.S. Letter of Credit shall not be less than $250,000 (or the applicable Foreign Currency Equivalent) or such lesser amount as is acceptable to the Issuing Bank; (C) after giving effect to such issuance, in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Commitments then in effect; (D) after giving effect to such issuance, in no event shall the U.S. Letter of Credit Usage exceed the U.S. Letter of Credit Sublimit then in effect; (E) in no event shall any standby U.S. Letter of Credit have an expiration date later than the earlier of (1) the date that is five (5) days prior to the U.S. Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (F) in no event shall any commercial U.S. Letter of Credit (1) have an expiration date later than the earlier of (x) the date that is five (5) days prior to the U.S. Revolving Commitment Termination Date and (y) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (2) be issued if such commercial U.S. Letter of Credit is otherwise unacceptable to the applicable Issuing Bank in its reasonable discretion.

          (ii) During the U.S. Multicurrency Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue U.S. Multicurrency Letters of Credit for the account of the U.S. Borrower in the aggregate amount up to but not exceeding the U.S. Multicurrency Letter of Credit Sublimit; provided, that (A) each U.S. Multicurrency Letter of Credit shall be denominated in any Approved Currency; (B) the stated amount of each U.S. Multicurrency Letter of Credit shall not be less than $250,000 (or the applicable Foreign Currency Equivalent) or such lesser amount as is acceptable to the Issuing Bank; (C) after giving effect to such issuance, in no event shall the Total Utilization of U.S. Multicurrency Revolving Commitments exceed the U.S. Multicurrency Revolving Commitments then in effect; (D) after giving effect to such issuance, in no event shall the U.S. Multicurrency Letter of Credit Usage exceed the U.S. Multicurrency Letter of Credit Sublimit then in effect; (E) in no event shall any standby U.S. Multicurrency Letter of Credit have an expiration date later than the earlier of (1) the date that is five (5) days prior to the U.S. Multicurrency Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (F) in no event shall any commercial U.S. Letter of Credit (1) have an expiration date later than the earlier of (x) the date that is five (5) days prior to the U.S. Multicurrency Revolving Commitment Termination Date and (y) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (2) be issued if such commercial U.S. Multicurrency Letter of Credit is otherwise unacceptable to the applicable Issuing Bank in its reasonable discretion
          (iii) During the Foreign Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Foreign Letters of Credit for the account of the Foreign Borrower in the aggregate amount up to but not exceeding the Foreign Letter of Credit Sublimit; provided, that (A) each Foreign Letter of Credit shall be denominated in Euros (or, if approved by all relevant Lenders, Dollars or any Other Foreign Currency); (B) the stated amount of each Foreign Letter of Credit shall not be less than €250,000 (or the applicable Foreign Currency Equivalent) or such lesser amount as is acceptable to the Issuing Bank; (C) after giving effect to such issuance, in no event shall the Total Utilization of Foreign Revolving Commitments exceed the Foreign Revolving Commitments then in effect; (D) after giving effect to such issuance, in no event shall the Foreign Letter of Credit Usage exceed the Foreign Letter of Credit Sublimit then in effect; (E) in no event shall any standby Foreign Letter of Credit have an expiration date later than the earlier of (1) the date that is five (5) days prior to the Foreign Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (F) in no event shall any commercial Foreign Letter of Credit (1) have an expiration date later than the earlier of (x) the date that is five (5) days prior to the Foreign Revolving Commitment Termination Date and (y) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (2) be issued if such commercial Foreign Letter of Credit is otherwise unacceptable to the applicable Issuing Bank in its reasonable discretion.
Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit shall automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, that the Issuing

Bank may elect not to extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, that in the event that any Lender is a Defaulting Revolving Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the applicable Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Revolving Lender, including by cash collateralizing such Defaulting Revolving Lender’s Pro Rata Share of the applicable Letter of Credit Usage.
          (b) Notice of Issuance.
          (i) Whenever the U.S. Borrower desires the issuance of a Letter of Credit, the U.S. Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days (in the case of standby letters of credit) or five (5) Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Such Notice shall specify if such Letter of Credit is to be a U.S. Letter of Credit or U.S. Multicurrency Letter of Credit. Upon satisfaction or waiver of the conditions set forth in Section 3.02, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any U.S. Letter of Credit, U.S. Multicurrency Letter of Credit or amendment or modification to a U.S. Letter of Credit or U.S. Multicurrency Letter of Credit, the Issuing Bank shall promptly notify each Lender with a U.S. Revolving Commitment or U.S. Multicurrency Revolving Commitment, as applicable, of such issuance or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).
          (ii) Whenever the Foreign Borrower desires the issuance of a Letter of Credit, the Foreign Borrower or the Borrower Representative shall deliver to the Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York city time) at least three (3) Business Days (in the case of standby letters of credit) or five (5) Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.02, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Foreign Letter of Credit or amendment or modification to a Foreign Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender with a Foreign Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).
          (c) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall not have any responsibility to obtain any document

(other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering such document. As between the Borrowers and the applicable Issuing Bank, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the applicable Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for, in the absence of its gross negligence or willful misconduct: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder; provided, however, that the foregoing is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary of such Letter of Credit at law or under any other agreement. Without limiting the foregoing and in furtherance thereof, no action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall give rise to any liability on the part of the Issuing Bank to any Borrower; provided, however, any Borrower may have a claim against the Issuing Bank and the Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by such Borrower to the extent a final decision of a court of competent jurisdiction determines such direct damages were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.
          (d) Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit.
          (i) In the event the Issuing Bank has determined to honor a drawing under a U.S. Letter of Credit, it shall immediately notify the U.S. Borrower and the Administrative Agent, and the U.S. Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such notice is received by the U.S. Borrower (such Business Day, the “Reimbursement Date”) in an amount in the Approved Currency in which such Letter of Credit was issued and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (A) unless the U.S. Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the U.S. Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower Representative shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with U.S. Revolving Commitments to make U.S. Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in the applicable Approved Currency, equal to the amount of such honored drawing, and (B) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with U.S. Revolving Commitments shall, on the Reimbursement Date for any U.S. Letter of Credit, make U.S. Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of U.S. Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the U.S. Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such U.S. Revolving Loans, if any, which are so received.
          (ii) In the event the Issuing Bank has determined to honor a drawing under a U.S. Multicurrency Letter of Credit, it shall immediately notify the U.S. Borrower and the Administrative Agent, and the U.S. Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such notice is received by the U.S. Borrower (such Business Day, the “Reimbursement Date”) in an amount in the Approved Currency in which such Letter of Credit was issued and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (A) unless the U.S. Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the U.S. Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower Representative shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with U.S. Multicurrency Revolving Commitments to make U.S. Multicurrency Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in the applicable Approved Currency, equal to the amount of such honored drawing, and (B) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with U.S. Multicurrency Revolving Commitments shall, on the Reimbursement Date for any U.S. Multicurrency Letter of Credit, make U.S. Multicurrency Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of U.S. Multicurrency Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the U.S. Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such U.S. Multicurrency Revolving Loans, if any, which are so received.

          (iii) In the event the Issuing Bank has determined to honor a drawing under a Foreign Letter of Credit, it shall immediately notify the applicable Foreign Borrower and the Administrative Agent, and the applicable Foreign Borrower shall reimburse the Issuing Bank on or before the Reimbursement Date in an amount in the Approved Currency in which such Letter of Credit was issued and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (A) unless the Foreign Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (London, England time) on the date such drawing is honored that the Foreign Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower Representative shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with Foreign Revolving Commitments to make Foreign Revolving Loans that are Eurocurrency Rate Loans with an Interest Period of one month on the Reimbursement Date in an amount in the applicable Approved Currency equal to the amount of such honored drawing, and (B) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Foreign Revolving Commitments shall, on the Reimbursement Date for any Foreign Letter of Credit, make Foreign Revolving Loans that are Eurocurrency Rate Loans with an Interest Period of one month in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of Foreign Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the applicable Foreign Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Foreign Revolving Loans, if any, which are so received
Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and each Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each U.S. Letter of Credit, each Lender having a U.S. Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such U.S. Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the U.S. Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. Immediately upon the issuance of each U.S. Multicurrency Letter of Credit, each Lender having a U.S. Multicurrency Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such U.S. Multicurrency Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the U.S. Multicurrency Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. Immediately upon the issuance of each Foreign Letter of Credit, each Lender having a Foreign Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Foreign Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Foreign Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the applicable Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.04(d), the Issuing Bank shall promptly notify each Lender with an applicable Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the applicable Revolving Commitments. Each Lender with a U.S. Revolving Commitment and/or U.S. Multicurrency Revolving Commitment (as applicable) shall make available to the Issuing Bank an amount equal to its respective participation, in the applicable Approved Currency and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. Each Lender with a Foreign Revolving Commitment shall make available to the Issuing Bank an amount equal to its respective participation, in the applicable Approved Currency, as applicable, and in same day funds, at the office of applicable Issuing Bank specified in such notice, not later than 12:00 p.m. (London, England time) on the first Business Day (under the laws of the jurisdiction in which such office of applicable Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with a U.S. Revolving Commitment, U.S. Multicurrency Revolving Commitment or Foreign Revolving Commitment, as applicable, fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter, in respect of U.S. Letters of Credit, at the Base Rate, and in respect of Foreign Letters of Credit, at the Eurocurrency Rate for an Interest Period of one month. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share (with respect to the applicable Revolving Commitments) of all payments subsequently received by the Issuing Bank from the applicable Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 1.01(d) or at such other address as such Lender may request and a copy of such distribution shall be sent to such Lender if so requested.
          (f) Obligations Absolute. The obligation of (i) the U.S. Borrower to reimburse the Issuing Bank for drawings honored under the U.S. Letters of Credit issued by it and to repay any U.S. Revolving Loans and/or U.S. Multicurrency Revolving Loans (as applicable) made by Lenders pursuant to Section 2.04(d), (ii) the Foreign Borrower to reimburse the Issuing Bank for drawings honored under the Foreign Letters of Credit issued by it to the Foreign Borrower and to repay any Foreign Revolving Loans made by Lenders pursuant to Section 2.04(d) and (iii) the Lenders under Section 2.04(e), in each case shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (c) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (e) any adverse change in the business, general affairs, assets, liabilities, operations, management, condition (financial or otherwise), stockholders’ equity, results of operations or value of any Loan Party; (f) any breach hereof or any other Loan Document by any party thereto; (g) the fact that an Event of Default or a Default shall have occurred and be continuing; or (h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          (g) Indemnification. Without duplication of any obligation of the Borrowers under Section 10.02 or 10.03, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank to such Borrower or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
          (h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon sixty (60) days prior written notice to the Administrative Agent, the Lenders and the Borrower Representative. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit outstanding or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement or resignation shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit or to renew existing Letters of Credit.

     Section 2.05 Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class of Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitments or any Revolving Commitments of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter, if such Loan is in Dollars, at the Base Rate and if such Loan is in any other Approved Currency, at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select). If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the Base Rate if such Loan is in Dollars and at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select) if such Loan is in any other Approved Currency. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
     Section 2.06 Use of Proceeds.
          (a) Closing Date Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans borrowed on the Closing Date shall be applied by the Borrowers to fund the Merger (including repaying, retiring or redeeming the Refinanced Indebtedness and paying Transaction Costs); provided, that no more than $100,000,000 of Revolving Loans may be borrowed on the Closing Date, of which (i) up to $50,000,000 may be used to pay the fees payable pursuant to the Fee Letter and (ii) up to $50,000,000 may be used to finance the Merger, to repay, retire or redeem Refinanced Indebtedness and to pay fees and expenses in connection therewith.

          (b) Post-Closing Use of Proceeds. The proceeds of the Revolving Loans, Swing Line Loans, Letters of Credit and any utilization under any Ancillary Facility made after the Closing Date shall be applied by the applicable Borrower for working capital or general corporate purposes of such Borrower and any of its Subsidiaries, including Permitted Acquisitions; provided, that in no event shall the Revolving Loans, Swing Line Loans, Letters of Credit or any utilization under any Ancillary Facility be used for the payment of any Permitted Dividend. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     Section 2.07 Evidence of Debt; Register; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or such Borrower’s Obligations in respect of any Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitment and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error. Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and each Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
          (c) Notes. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, each applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loans, Tranche B Term Loans, Revolving Loans or Swing Line Loan, as the case may be.
     Section 2.08 Interest on Loans.

          (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) in the case of Tranche A Term Loans and Revolving Loans:
          (A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
          (B) if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin and plus Mandatory Costs, if any;
          (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
          (iii) in the case of Tranche B Term Loans:
          (A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
          (B) if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin and plus Mandatory Costs, if any.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan, which can be made and maintained as a Base Rate Loan only), and the Interest Period with respect to any Eurocurrency Rate Loan shall be selected by the applicable Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be; provided, that until the date that is the earlier of (i) six (6) months after the Closing Date and (ii) the completion of the syndication of the Loans and Commitments under this Agreement (as determined by the Arrangers in their sole discretion), the Loans shall be maintained as either (A) Eurocurrency Rate Loans having an Interest Period of no longer than one month or (B) if applicable, Base Rate Loans. If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan, if a Loan denominated in Dollars, shall be a Base Rate Loan and, if a Loan denominated in Euros or any Other Foreign Currency, shall be a Eurocurrency Rate Loan having an interest period of one month.
          (c) In connection with Eurocurrency Rate Loans with respect to each of the Foreign Tranche A Term Loan Facility, the Foreign Tranche B Term Loan Facility, the U.S. Tranche A Term Loan Facility, the U.S. Tranche B Term Loan Facility, the Foreign Revolving Credit Facility and the U.S. Revolving Credit Facility there shall be no more than four (4) Interest Periods outstanding at any time under each such facility (or such greater number of Interest Periods as may be agreed to by the Administrative Agent). In connection with Eurocurrency Rate Loans with respect to the U.S. Multicurrency Revolving Credit Facility, there shall be no more than six (6) Interest Periods outstanding at any time under such facility (or such greater number of Interest Periods as may be agreed to by the Administrative Agent). In the event the Borrower Representative fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice for any Loan denominated in Dollars, such Loan (if outstanding as a Eurocurrency Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan). In the event the Borrower Representative fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) or, with respect to Loans in respect of Foreign Revolving Commitments, 10:00 a.m. (London, England time), on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.
          (d) Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          (f) The applicable Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under a Letter of Credit, interest on the amount paid by each the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the applicable Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans or, with respect to Letters of Credit denominated in a currency other than Dollars, Eurocurrency Rate Loans with an interest period of one month, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to such Revolving Loans.
          (g) Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.08(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which the Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.
          (h) The rate and time of payment of interest in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower under such Ancillary Facility based on normal market rates and terms.
     Section 2.09 Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall have the option:
          (i) to convert at any time all or any part of any Term Loan or Revolving Loan denominated in Dollars equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurocurrency Rate Loan unless the U.S. Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurocurrency Rate Loan;
provided, that for the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section 2.09 shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.
          (b) The Borrower Representative shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) or, with respect to Loans in respect of Foreign Revolving Commitments, 11:00 a.m. (London, England time), at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans, shall be irrevocable on and after the related Interest Rate Determination Date, and each Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     Section 2.10 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable for (a) with respect to facilities of the U.S. Borrower, Base Rate Loans that are Revolving Loans under the U.S. Revolving Credit Facility and U.S. Multicurrency Revolving Facility and (b) with respect to the facilities of the Foreign Borrower, the Foreign Revolving Loans); provided, that in the case of Eurocurrency Rate Loans denominated in Dollars, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
     Section 2.11 Fees.
          (a) The U.S. Borrower agrees to pay to Lenders (other than Defaulting Lenders) having U.S. Revolving Exposure and U.S. Multicurrency Revolving Exposure, as applicable:
          (i) commitment fees equal to (A) the average of the daily difference between (1) the U.S. Revolving Commitments and (2) the Dollar Equivalent of the aggregate principal amount of (x) all outstanding U.S. Revolving Loans plus (y) the U.S.Letter of Credit Usage, times (B) 0.75%;
          (ii) commitment fees equal to (A) the average of the daily difference between (1) the U.S. Multicurrency Revolving Commitments and (2) the Dollar

Equivalent of the aggregate principal amount of (x) all outstanding U.S. Multicurrency Revolving Loans plus (y) the U.S. Multicurrency Letter of Credit Usage, times (B) 0.75%;
          (iii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans, times (B) the Dollar Equivalent of the actual aggregate daily maximum amount available to be drawn under all such U.S. Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and
          (iv) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans, times (B) the Dollar Equivalent of the actual aggregate daily maximum amount available to be drawn under all such U.S. Multicurrency Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(a) shall be paid in Dollars to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender that has Revolving Exposure its Pro Rata Share thereof.
          (b) The Foreign Borrower agrees to pay to Lenders (other than Defaulting Lenders) having Foreign Revolving Exposure:
          (i) commitment fees equal to (A) the average of the daily difference between (1) the Foreign Revolving Commitments and (2) the Euro Equivalent of the aggregate principal amount of (x) all outstanding Foreign Revolving Loans plus (y) the Foreign Letter of Credit Usage, times (B) 40.0% of the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans; and
          (ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans, times (B) the Euro Equivalent of the actual aggregate daily maximum amount available to be drawn under all such Foreign Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(b) shall be paid to the Administrative Agent at its applicable Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender that has Revolving Exposure its Pro Rata Share thereof.
          (c) Each Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:
          (i) a fronting fee equal to 0.25% per annum, times the actual aggregate daily maximum amount available to be drawn under all U.S. Letters of Credit (determined as of the close of business on any date of determination);

          (ii) a fronting fee equal to 0.25% per annum, times the actual aggregate daily maximum amount available to be drawn under all U.S. Multicurrency Letters of Credit (determined as of the close of business on any date of determination);
          (iii) a fronting fee equal to 0.25% per annum, times the actual aggregate daily maximum amount available to be drawn under all Foreign Letters of Credit (determined as of the close of business on any date of determination); and
          (iv) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (d) All fees referred to in Section 2.11(a), 2.11(b), 2.11(c)(i) and 2.11(c)(ii) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the applicable Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the applicable Revolving Commitment Termination Date.
          (e) The Borrowers agree to pay on the Closing Date to each Tranche B Term Loan Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Tranche B Term Loans, a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Tranche B Term Loans, payable to such Tranche B Term Loan Lender from the proceeds of its Tranche B Term Loans as and when funded on the Closing Date. Such closing fee shall be (i) in all respects fully earned, due and payable on the Closing Date, (ii) non-refundable and non-creditable thereafter and (iii) payable (A) in Euros with respect to the Foreign Tranche B Term Loans and (B) in Dollars with respect to the U.S. Tranche B Term Loans.
          (f) In addition to any of the foregoing fees, the Borrowers agree to pay to Agents such other fees in the amounts and at the times separately agreed upon.
          (g) The rate and timing of fees in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Foreign Borrower under such Ancillary Facility based on normal market rates and terms.
     Section 2.12 Scheduled Payments/Commitment Reductions.
          (a) The principal amounts of the U.S. Tranche A Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the dates set forth below (each, an “Installment Date”), commencing on the last day of the Fiscal Quarter ending after the one year anniversary of the Closing Date:

U.S. Tranche A Term Loan
Amortization Date	Installments
FQ1 2012	$30,000,000
FQ2 2012	$30,000,000

U.S. Tranche A Term Loan
Amortization Date	Installments
FQ1 2012	$30,000,000
FQ2 2012	$30,000,000
FQ3 2012	$30,000,000
FQ4 2012	$30,000,000
FQ1 2013	$30,000,000
FQ2 2013	$30,000,000
FQ3 2013	$30,000,000
FQ4 2013	$30,000,000
FQ1 2014	$45,000,000
FQ2 2014	$45,000,000
FQ3 2014	$45,000,000
FQ4 2014	$45,000,000
FQ1 2015	$195,000,000
FQ2 2015	$195,000,000
FQ3 2015	$195,000,000
Tranche A Term Loan Maturity Date	Remainder
          If the first Installment Date in respect of the U.S. Tranche A Term Loans is later than FQ1 2012, then the Installment set forth above for such date shall be allocated to the next four (4) Installment Dates pro rata, and, in any event, all U.S. Tranche A Term Loans outstanding on the Tranche A Term Loan Maturity Date shall be due and payable on such date.
          (b) The principal amounts of the Foreign Tranche A Term Loans shall be repaid in Installments in the aggregate amounts set forth below on the Installment Dates set forth below, commencing on the last day of the Fiscal Quarter ending after the one year anniversary of the Closing Date:

Foreign Tranche A Term
Amortization Date	Loan Installments
FQ1 2012	€5,500,000
FQ2 2012	€5,500,000
FQ3 2012	€5,500,000
FQ4 2012	€5,500,000
FQ1 2013	€5,500,000
FQ2 2013	€5,500,000
FQ3 2013	€5,500,000
FQ4 2013	€5,500,000
FQ1 2014	€8,250,000

Foreign Tranche A Term
Amortization Date	Loan Installments
FQ2 2014	€8,250,000
FQ3 2014	€8,250,000
FQ4 2014	€8,250,000
FQ1 2015	€35,750,000
FQ2 2015	€35,750,000
FQ3 2015	€35,750,000
Tranche A Term Loan Maturity Date	Remainder
          If the first Installment Date in respect of the Foreign Tranche A Term Loans is later than FQ1 2012, then the Installment set forth above for such date shall be allocated to the next four (4) Installment Dates pro rata, and, in any event, all Foreign Tranche A Term Loans outstanding on the Tranche A Term Loan Maturity Date shall be due and payable on such date.
          (c) The principal amounts of the U.S. Tranche B Term Loans shall be repaid in Installments in the aggregate amounts set forth below on the Installment Dates set forth below, commencing on the last day of the Fiscal Quarter ending after the Closing Date:

U.S. Tranche B Term Loan
Amortization Date	Installments
FQ1 2011	$3,250,000
FQ2 2011	$3,250,000
FQ3 2011	$3,250,000
FQ4 2011	$3,250,000
FQ1 2012	$3,250,000
FQ2 2012	$3,250,000
FQ3 2012	$3,250,000
FQ4 2012	$3,250,000
FQ1 2013	$3,250,000
FQ2 2013	$3,250,000
FQ3 2013	$3,250,000
FQ4 2013	$3,250,000
FQ1 2014	$3,250,000
FQ2 2014	$3,250,000
FQ3 2014	$3,250,000
FQ4 2014	$3,250,000

U.S. Tranche B Term Loan
Amortization Date	Installments
FQ1 2015	$3,250,000
FQ2 2015	$3,250,000
FQ3 2015	$3,250,000
FQ4 2015	$3,250,000
FQ1 2016	$3,250,000
FQ2 2016	$3,250,000
FQ3 2016	$3,250,000
Tranche B Term Loan Maturity Date	Remainder
      If the first Installment Date in respect of the U.S. Tranche B Term Loans is later than FQ1 2011, the Installment set forth above for such date shall be eliminated and added to the remainder payable on the Tranche B Term Loan Maturity Date and, in any event, all U.S. Tranche B Term Loans outstanding on the Tranche B Term Loan Maturity Date shall be due and payable on such date.
          (d) The principal amounts of the Foreign Tranche B Term Loans shall be repaid in Installments in the aggregate amounts set forth below on the Installment Dates set forth below, commencing on the last day of the Fiscal Quarter ending after the Closing Date:

Foreign Tranche B Term
Amortization Date	Loan Installments
FQ1 2011	€550,000
FQ2 2011	€550,000
FQ3 2011	€550,000
FQ4 2011	€550,000
FQ1 2012	€550,000
FQ2 2012	€550,000
FQ3 2012	€550,000
FQ4 2012	€550,000
FQ1 2013	€550,000
FQ2 2013	€550,000
FQ3 2013	€550,000
FQ4 2013	€550,000
FQ1 2014	€550,000
FQ2 2014	€550,000
FQ3 2014	€550,000
FQ4 2014	€550,000
FQ1 2015	€550,000
FQ2 2015	€550,000
FQ3 2015	€550,000
FQ4 2015	€550,000
FQ1 2016	€550,000
FQ2 2016	€550,000
FQ3 2016	€550,000
Tranche B Term Loan Maturity Date	Remainder
     If the first Installment Date in respect of the Foreign Tranche B Term Loans is later than FQ1 2011, the Installment set forth above for such date shall be eliminated and added to the remainder payable on the Tranche B Term Loan Maturity Date and, in any event, all Foreign Tranche B Term Loans outstanding on the Tranche B Term Loan Maturity Date shall be due and payable on such date.
          (e) Notwithstanding the foregoing, (i) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (ii) the Tranche A Term Loans and the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively.
     Section 2.13 Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Any time and from time to time (A) with respect to Base Rate Loans, the U.S. Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; (B) with respect to Eurocurrency Rate Loans, any Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of, with respect to Loans denominated in Dollars and prepayments of U.S. Revolving Loans or U.S. Multicurrency Revolving Loans, $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and, with respect to Loans denominated in Euros or any other Approved Currency and all Foreign Revolving Loans, €5,000,000 and integral multiples of €1,000,000 in excess of that amount (or such lesser amount as the Administrative Agent may agree); and (C) with respect to Swing Line Loans, the U.S. Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $250,000, and in integral multiples of $100,000 in excess of that amount.
          (ii) All such prepayments shall be made (A) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; (B) upon not less than three (3) Business Days’ prior written notice in the case of Eurocurrency Rate Loans and (C) upon written notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to the Administrative Agent or Swing Line Lender, as the case may be, by 1:00 p.m. (New York City time) (or, with respect to repayments of Foreign Loans, 1:00 p.m. (London, England time)) on the date required (and the Administrative Agent shall promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (b) Voluntary Commitment Reductions.
          (i) The Borrower Representative may, upon not less than three (3) Business Days’ prior written notice confirmed in writing to the Administrative Agent (which original written notice the Administrative Agent shall promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the U.S. Revolving Commitments, the Foreign Revolving Commitments and/or the U.S. Multicurrency Revolving Commitments, in an amount up to the amount by which (A) the U.S. Revolving Commitments exceed the Total Utilization of U.S. Revolving Commitments, (B) the Foreign Revolving Commitments exceed the Total Utilization of

Foreign Revolving Commitments or (c) the U.S. Multicurrency Revolving Commitments exceed the Total Utilization of U.S. Multicurrency Revolving Commitments, as applicable, at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of, with respect to U.S. Revolving Commitments and U.S. Multicurrency Revolving Commitments, $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and, with respect to Foreign Revolving Commitments, €5,000,000 and integral multiples of €1,000,000 in excess of that amount (or such lesser amount as the Administrative Agent may agree).
          (ii) The Borrower Representative’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower Representative’s notice and shall reduce the applicable Revolving Commitments of each Lender proportionately to its Pro Rata Share thereof.
          (c) Below-Par Purchases. Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the U.S. Borrower and its Subsidiaries, so long as no Default or Event of Default has occurred and is continuing, either Borrower may repurchase outstanding Term Loans pursuant to this Section 2.13(c) on the following basis:
          (i) The U.S. Borrower may make one or more offers (each, a “U.S. Offer”) to repurchase all or any portion of the U.S. Tranche A Term Loans and U.S. Tranche B Term Loans (such Term Loans, the “U.S. Offer Loans”), and the Foreign Borrower may make one or more offers (each, a “Foreign Offer” and, together with each U.S. Offer, an “Offer”) to repurchase all or any portion of the Foreign Tranche A Term Loans and Foreign Tranche B Term Loans (such Term Loans, the “Foreign Offer Loans” and, together with the U.S. Offer Loans, the “Offer Loans”); provided, that (A) the applicable Borrower delivers notice of its intent to make such Offer to the Administrative Agent at least five (5) Business Days in advance of the launch of any proposed Offer, (B) upon the launch of such proposed Offer, the applicable Borrower delivers an irrevocable notice of such Offer to the Administrative Agent and all applicable Term Lenders (with a copy to the Administrative Agent) indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such U.S. Offer or maximum Euro amount of such Foreign Offer, as applicable, and (3) the repurchase price per dollar of principal amount of such U.S. Offer Loans or the repurchase price per Euro of principal amount of such Foreign Offer Loans, as applicable, at which the applicable Borrower is willing to repurchase such Offer Loans (which price shall be below par) (C) the maximum dollar amount of each U.S. Offer and the maximum Euro amount of each Foreign Offer shall be an amount reasonably determined by the applicable Borrower and in consultation with the Administrative Agent prior to the making of any such Offer; (D) the Borrower shall hold such Offer open for a minimum period of days to be reasonably determined by the Administrative Agent and the applicable Borrower prior to the making of any such Offer; (E) a Term Lender who elects to participate in the Offer may choose to sell all or part of such Term Lender’s Offer Loans; (F) such Offer shall be made to all

Term Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Lenders; provided, further that, if any Term Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans and (G) such Offer shall be conducted pursuant to such procedures the Administrative Agent may establish in consultation with the applicable Borrower (which shall be consistent with this Section 2.13(c)) and that a Lender must follow in order to have its Offer Loans repurchased, which procedures may include a requirement that the applicable Borrower represent and warrant that it does not have any material non-public information with respect to any Loan Party (or its Subsidiaries) that could be material to a Lender’s decision to participate in such Offer;
          (ii) With respect to all repurchases made by the applicable Borrower such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.13 in an amount equal to the aggregate principal amount of such Term Loans, provided, that such repurchases shall not be subject to the provisions of paragraphs (a) and (b) of this Section 2.13 or Section 2.17;
          (iii) Upon the purchase by the applicable Borrower of any Term Loans, (A) automatically and without the necessity of any notice or any other action, all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section 2.13(c), the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation) and (B) the applicable Borrower will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer;
          (iv) Failure by the Borrowers to make any payment to a Lender required by an agreement permitted by this Section 2.13(c) shall not constitute an Event of Default under Section 8.01(a);
          (v) No proceeds of any Revolving Loans may be used to effectuate a purchase of any Offer Loans, and all amounts used to purchase Offer Loans shall be deemed to be a use of the Available Amount and no such purchase may be made at any time if, after giving pro forma effect thereto, the remaining Available Amount shall be less than zero;
          (vi) After giving effect to each purchase of an Offer Loan, all cash and Cash Equivalents not subject to any Lien (other than Liens in favor of the Collateral Agent or Liens permitted by Section 6.02(r)) shall equal at least $50,000,000;
          (vii) After giving effect to all Offer Loans purchased and cancelled pursuant to this Section 2.13(c), the aggregate principal amount of all Term Loans of any

Class so purchased and cancelled shall not exceed an aggregate principal (face) amount of $1,000,000,000.
          (viii) Such Offer shall not have been deemed to constitute a “distressed exchange” by Moody’s or S&P; and
          (ix) The amount of such repurchases (based on the face value of the Term Loans purchased thereby) shall be applied on a pro rata basis to reduce the remaining Installments on the applicable Class of Term Loans pursuant to Section 2.12.
          (x) As of the launch date of any purchase and the effective date of such purchase, the Borrowers are not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any purchase, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Administrative Agent and the Lenders.
          (d) Tranche B Term Loan Call Protection. In the event that (i) all or any portion of the Tranche B Term Loan is repriced (which repricing would have the effect of reducing the stated rate of interest with respect to the Tranche B Term Loans), effectively refinanced through any amendment of the Tranche B Term Loans or refinanced with the proceeds of other Indebtedness or (ii) a Term Lender is replaced as a result of the mandatory assignment of its Tranche B Term Loans in the circumstances described in Section 2.23 following the failure of such Term Lender to consent to an amendment of this Agreement that would have the effect of reducing the stated rate of interest with respect to the Tranche B Term Loans of such Term Lender, in each case, for any reason prior to the first anniversary of the Closing Date, such effective refinancings, refinancings or, solely with respect to such replaced Term Lender, mandatory assignments, will be made at 101.0% of the amount effectively refinanced, refinanced or mandatorily assigned and, with respect to amounts repriced, at a premium of 1.00% on the amount so repriced.
     Section 2.14 Mandatory Prepayments/Commitment Reductions
          (a) Asset Dispositions. No later than the third Business Day following the date of receipt by any Group Member of any Net Cash Proceeds in respect of any Asset Disposition permitted pursuant to Sections 6.08(d), 6.08(k) and 6.08(l), the Loans shall be repaid as set forth in Section 2.15(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of the investment of such Net Cash Proceeds as described below, the Borrower Representative shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in Additional Assets to the extent such investments are otherwise permitted under this Agreement; provided, however, that such reinvestment capability shall not apply to Net Cash Proceeds received as the result of any Required Disposal; provided, further, that pending any such investment all such Net Cash Proceeds may be applied to prepay the U.S. Revolving Loans, Foreign Revolving Loans or U.S. Multicurrency Revolving Loans, as

applicable, to the extent outstanding (without a reduction in the applicable Revolving Commitments).
          (b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by any Group Member, or the Administrative Agent as loss payee, of any Net Cash Proceeds of a Casualty Event, the Loans shall be repaid as set forth in Section 2.15(b) in an aggregate amount equal to such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of the investment of such Net Cash Proceeds as described below, the Borrower Representative shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in Additional Assets, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, however, that such reinvestment capability shall not apply to Net Cash Proceeds received as the result of any Required Disposal and; provided, further, that pending any such investment all such Net Cash Proceeds, as the case may be, may be applied to prepay the U.S. Revolving Loans, Foreign Revolving Loans or U.S. Multicurrency Revolving Loans, as applicable, to the extent outstanding (without a reduction in applicable Revolving Commitments).
          (c) Issuance or Incurrence of Debt. On the date of receipt by any Group Member of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of any Group Member (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01, but including Indebtedness permitted to be incurred pursuant to Sections 6.01(n)), the Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds.
          (d) Issuance of Equity Securities. No later than the third Business Day following the receipt by any Group Member of any Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, any Group Member (other than (a) pursuant to any employee stock or stock option compensation plan, (b) the Parent’s issuance of up to $300,000,000 of the Equity Interests of the Parent on or prior to December 31, 2011, to the extent the Net Cash Proceeds of such equity issuance are used to make Consolidated Capital Expenditures permitted by Section 6.07(c) or (c) the Parent’s issuance of its Equity Interests to repay the Bridge Loans or Bridge Permanent Financing), the Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50.0% of such Net Cash Proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), the Borrowers shall, no later than one-hundred and five (105) days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans pursuant to Section 2.13(a), (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

          (f) Extraordinary Receipts. In the event that any Group Member shall receive Net Cash Proceeds from any Extraordinary Receipt, such Group Member shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.15(b); provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of the investment of such Net Cash Proceeds as described below, the Borrower Representative shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in Additional Assets to the extent such investments are otherwise permitted under this Agreement; provided, however that such reinvestment capability shall not apply to Net Cash Proceeds received as the result of any Required Disposal; provided, further, that pending any such investment all such Net Cash Proceeds may be applied to prepay the U.S. Revolving Loans, Foreign Revolving Loans or U.S. Multicurrency Revolving Loans, as applicable, to the extent outstanding (without a reduction in the applicable Revolving Commitments).
          (g) Change of Control. In the event that a Change of Control shall occur, not later than the Business Day next following such Change of Control, the Borrowers shall immediately prepay the Loans as set forth in Section 2.15(b) and the Commitments of each Lender shall be reduced to zero.
          (h) Revolving Loans and Swing Line Loans. The applicable Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans (or cash collateralize or backstop any Letter of Credit to the reasonable satisfaction of the Issuing Bank) to the extent necessary so that (i) the Total Utilization of U.S. Revolving Commitments shall not at any time exceed the U.S. Revolving Commitments then in effect, (ii) the Total Utilization of Foreign Revolving Commitments shall not at any time exceed the Foreign Revolving Commitments then in effect and (iii) the Total Utilization of U.S. Multicurrency Revolving Commitments shall not at any time exceed the U.S. Multicurrency Revolving Commitments then in effect. Notwithstanding the foregoing, (i) mandatory prepayments of Revolving Loans that would otherwise be required pursuant to this Section 2.14(h) solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day and (ii) to the extent Total Utilization of Foreign Revolving Commitments exceeds the Foreign Revolving Commitments solely by reason of a change or fluctuation in exchange rates, no mandatory prepayment shall be required pursuant to this Section 2.14(h) unless the Total Utilization of Foreign Revolving Commitments exceeds 103% of the Foreign Revolving Commitments on the last Business Day of any month.
          (i) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(g), the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Borrower Representative shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the applicable Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower Representative shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     Section 2.15 Application of Prepayments; Application of Proceeds of Collateral.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, that any voluntary prepayment pursuant to Section 2.13(a) of Term Loans must be made pro rata to all Term Loans (and further applied on a pro rata basis to the remaining scheduled Installments of principal of each tranche of Term Loan); provided, further, that in the event the applicable Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
          first, to repay outstanding Swing Line Loans to the full extent thereof;
          second, to repay outstanding Revolving Loans to the full extent thereof; and
          third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to the remaining scheduled Installments of principal of each tranche of Term Loan;
          in each case, for the avoidance of doubt, allocated on a pro rata basis among the applicable U.S. Loans and Foreign Loans.
          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(g) shall be applied as follows:
          first, to repay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of each tranche of Term Loan, in each case, for the avoidance of doubt, allocated on a pro rata basis among the applicable U.S. Loans and Foreign Loans and second, to repay outstanding Revolving Loans to the full extent thereof.
          (c) Application of Prepayments of Loans to Base Rate Loans and Eurocurrency Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment of U.S. Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the U.S. Borrower pursuant to Section 2.18(c).
          (d) Application of Payments After an Event of Default; Application of Proceeds of Collateral. All payments made by the any Borrower after any Event of Default and all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all documented costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Loan Party, and to the payment of all documented costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     Section 2.16 General Provisions Regarding Payments.
          (a) All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in the Approved Currency for the Loans and Commitments related thereto, in each case in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) or, with respect to Foreign Loans or Foreign Revolving Commitments, 2:00 p.m. (London, England time), on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
          (c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Each Borrower hereby authorizes the Administrative Agent to charge such Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) The Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) or, with respect to Foreign Loans or Foreign Revolving Commitments, 2:00 p.m. (London, England time), to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower Representative and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 2.15(d).
     Section 2.17 Ratable Sharing. Lenders to the U.S. Borrower agree among themselves, on the one hand, and the Lenders to the Foreign Borrower hereby agree among themselves, on the other hand, that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them;

provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or payments made with proceeds of Collateral applied as set forth in Section 2.15(d) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it. For the avoidance of doubt, no Lender to the Foreign Borrower shall make payments to a Lender to the U.S. Borrower pursuant to this Section 2.17.
     Section 2.18 Making or Maintaining Eurocurrency Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event of any Market Disruption, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower Representative and each Lender of such determination, whereupon (i) with respect to Loans denominated in Dollars, (A) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as the Administrative Agent notifies the Borrower Representative and Lenders that the circumstances giving rise to such notice no longer exist and (B) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower Representative, and (ii) with respect to Loans denominated in Euros or Other Foreign Currency, if the Administrative Agent or the Borrower Representative so require, the Administrative Agent and the Borrower Representative will negotiate in good faith for a period of not more than thirty (30) days in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the affected Eurocurrency Rate Loans and, (A) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of all the Lenders holding such Eurocurrency Loans) and the Borrower Representative, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (B) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Eurocurrency Rate Loans for the relevant Interest Period will be the rate notified to the Administrative Agent by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin and, if applicable, Mandatory Costs.
          (b) Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, governmental rules, regulation or guideline or order, or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Rate Loans as contemplated by this Agreement (such Lender an “Affected Lender”), (i) the commitment of such Lender hereunder to make Eurocurrency Rate Loans, continue Eurocurrency Rate Loans as such and convert Base Rate Loans to Eurocurrency Rate Loans shall forthwith be canceled until such time as it shall no longer be unlawful for such

Lender to make or maintain the affected Loan and (ii) with respect to any such Lender’s Loans then outstanding as Eurocurrency Rate Loans denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18(c).
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. The applicable Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower or the Borrower Representative.
          (d) Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurocurrency Rate in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to the relevant office of such Lender; provided, that each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     Section 2.19 Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the Agreement Execution Date, or compliance by such Lender with any guideline, request or directive issued or made after the Agreement Execution Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Adjusted Eurocurrency Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or the relevant off-shore interbank market for any Other Foreign Currency; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or acquiring participations in, issuing or maintaining Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitment or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower Representative from such Lender of the statement referred to in the next sentence, the applicable Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     Section 2.20 Taxes; Withholding, Etc.
          (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Loan Party hereunder and under any other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
          (b) Withholding of Taxes. If any Loan Party or any applicable withholding agent is required by law to make any deduction or withholding for or on account of any Indemnified Tax or Other Tax from any sum paid or payable by or on behalf of any Loan Party to the Administrative Agent or any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(b)) under any of the Loan Documents: (i) the applicable Loan Party shall notify the Administrative Agent in writing of any such requirement or any change in any such requirement as soon as the applicable Loan Party becomes aware of it; provided, that for purposes of this Section 2.20 the applicable Loan Party shall be presumed not to be aware of any Change in Law prior to the date on which such Change in Law is published by the applicable Governmental Authority promulgating such Change in Law (or, in the case of a Change In Law that occurs as a result of legislative action, the relevant statute’s date of enactment); (ii) the applicable Loan Party shall pay any such Indemnified Tax or Other Tax on or before the date such payment is required by Law; (iii) the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made (after taking into account any additional deduction, withholding or payment of any Indemnified Taxes or Other Taxes on such increased payment); and (iv) within thirty (30) days after the due date of payment of any Indemnified Tax or Other Tax which it is required by clause (ii) above to pay, the applicable Loan Party shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
          (c) Evidence of Exemption From Withholding Tax.
          (i) Any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(c)) that is entitled to an exemption from or reduction of withholding in respect of any Tax under the law of the jurisdiction in which any Borrower to which such Lender is a Lender is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other

Loan Document shall, to the extent it may lawfully do so, deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable requirements of law and thereafter when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation and information prescribed by applicable requirements of law as will permit such payments to be made without withholding or at a reduced rate of withholding.
          (ii) In connection with a Foreign Loan, without limiting the generality of the foregoing, each Lender holding an interest in a Foreign Loan, on or before the first succeeding Interest Payment Date after such Lender acquires its interest in such Foreign Loan (or thereafter as required by the applicable Tax laws and regulations of the Kingdom of Spain), shall, to the extent it is permitted by applicable law, deliver to the Administrative Agent for transmission to the Borrower Representative a certificate issued by the tax authorities of its country of tax residence stating that such Lender is resident for tax purposes therein; provided, that (A) such tax residence certificate is requested by the relevant Spanish Loan Party within forty-five (45) days before the date a withholding of Taxes should otherwise be made, and (B) the relevant Spanish Loan Party has not been provided before by the relevant Lender, in compliance with this Section 2.20(c), with a tax residence certificate deemed to be valid, under the relevant Spanish tax laws and regulations, as of the date a withholding of Taxes should be made. No Spanish Loan Party shall be required to apply an exemption from or reduction of withholding in respect of Taxes, nor pay any additional amount under Section 2.20(b)(iii), as the case may be, to any Lender holding an interest in a Foreign Loan if such Lender shall have failed (1) to deliver the certificate required by this Section 2.20(c)(ii) or (2) to deliver a revised certificate required by this Section 2.20(c)(ii) as requested by the relevant Spanish Loan Party in accordance with this Section 2.20(c)(ii); provided, that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c)(ii) on or before the first succeeding Interest Payment Date after such Lender acquired its interest in the Foreign Loan, nothing in this last sentence of Section 2.20(c)(ii) shall relieve any Spanish Loan Party of its obligation to pay any sums under a Foreign Loan free and clear of any deduction or withholding for or on account of any Taxes, or with additional amounts pursuant Section 2.20(b)(iii), as the case may be, in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding (or subject to a reduced withholding) as described herein.
          (iii) In connection with a U.S. Loan, without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) and that is a Lender with respect to a U.S. Loan (for this purpose, including any Commitment with respect thereto) shall, to the extent it is permitted by applicable law, deliver to the Administrative Agent for transmission to the Borrower Representative, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower Representative or the Administrative Agent (each in its sole discretion acting reasonably),

(i) two (2) original copies of Internal Revenue Service Form W-8BEN (claiming eligibility under an applicable income tax treaty), W-8ECI, W-8EXP or W-8IMY (or, in each case, any successor form thereto), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower Representative or the Administrative Agent to establish that such Lender is not subject to (or is eligible for a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and is relying on the so-called “portfolio interest exemption,” a Certificate of Non-Bank Status, in the form of Exhibit E, together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation and information required under the Internal Revenue Code and reasonably requested by the Borrower Representative or the Administrative Agent to establish that such Lender is not subject to (or is eligible for a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender to a U.S. Loan (for this purpose, including any Commitment with respect thereto) that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower Representative on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States withholding matters under the Internal Revenue Code pursuant to this Section 2.20(c)(iii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any respect, that such Lender shall promptly deliver to the Administrative Agent and the Borrower Representative two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY, W-8EXP or W-9 (or, in each case, any successor form thereto), or a Certificate of Non-Bank Status (together with Form W-8BEN), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower Representative or the Administrative Agent to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower Representative of its inability to deliver any such forms, certificates or other evidence. No Borrower shall be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.20(c)(iii); (2) to notify the Administrative Agent and the

Borrower Representative of its inability to deliver any such forms, certificates or other evidence, as the case may be; or (3) to deliver a revised or updated form, certificate or other evidence required by this Section 2.20(c)(iii) and requested by the Borrower Representative or Administrative Agent in accordance with this Section 2.20(c)(iii); provided, that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c)(iii) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c)(iii) shall relieve any Loan Party of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
          (d) Without limiting the provisions of Section 2.20(b), each Loan Party shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Each Loan Party or the Borrower Representative shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
          (e) The Loan Parties shall jointly and severally indemnify the Administrative Agent and any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(e)) for the full amount of Indemnified Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) and Other Taxes (but not, for the avoidance of doubt, any Excluded Taxes), in each case arising in connection with this Agreement or any other Loan Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.20) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Administrative Agent or Lender, as the case may be, shall, at a Borrower’s request, provide the Borrower with a written statement thereof setting forth the basis and calculation of such amounts (including any proposed indemnifiable expenses), which written statement shall be conclusive absent manifest error with respect to any Indemnified Taxes and Other Taxes and shall, at a Borrower’s written request and solely at such Borrower’s expense, make commercially reasonable efforts to provide other documentation or cooperation reasonably necessary for such Borrower to contest in good faith the imposition of such Indemnified Taxes or Other Taxes. Such payment shall be due within fifteen (15) days of such Loan Party’s receipt of such certificate. For the avoidance of doubt, the Borrowers shall not be required to indemnify any Lender or Administrative Agent under this Section 2.20(e) with respect to any Taxes to the extent such indemnification would result in duplication because such Taxes have been compensated for by the payment of any additional amounts pursuant to Section 2.20(b) or Other Taxes previously paid pursuant to Section 2.20.
          (f) If any Lender or Administrative Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or

Guarantors pursuant to this Section 2.20, it shall (if such Lender at its sole discretion reasonably determines that it can do so without prejudice to the retention of the amount of such refund) remit such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Guarantors under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrowers or Guarantors, net of all reasonable out-of-pocket expenses of the Lender or Administrative Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Indemnified Taxes or Other Taxes in priority to any other claims, reliefs, credits or deductions available to it or oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof. Such Borrowers or Guarantors, upon the request of such Lender or Administrative Agent, agree to repay as soon as reasonably practicable the amount paid over to Borrowers or Guarantors (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund to a taxing authority.
          (g) The obligations of the Loan Parties to pay additional amounts pursuant to Section 2.20(b) and to provide indemnity pursuant to Section 2.20(e) shall be applied in a manner so as not to cause duplicative payments.
     Section 2.21 Obligation to Mitigate. Each Lender (which term shall include the Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it shall, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower Representative agrees to pay commercially reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower Representative pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

     Section 2.22 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Swing Line Commitment or Letter of Credit Commitment exists at the time a Lender having a Revolving Commitment becomes a Defaulting Lender (such Lender, a “Defaulting Revolving Lender”) then:
          (a) all or any part of such Swing Line Commitment and Letter of Credit Commitment shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Share of such Swing Line Commitment and/or Letter of Credit Commitment but only to the extent (i) the sum of the non-Defaulting Revolving Lenders’ Pro Rata Shares of the Total Utilization of Revolving Commitments plus such Defaulting Revolving Lender’s Pro Rata Share of Revolving Exposure do not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Commitments and (ii) the conditions set forth in Section 3.02 are satisfied at such time;
          (b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the applicable Borrower shall (i) first, within one Business Day following notice by the Administrative Agent, prepay any outstanding Swing Line Loans to the extent the Swing Line Commitments related thereto have not been reallocated pursuant to clause (a) above and (ii) second, within three (3) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Revolving Lender’s Pro Rata Share of the Letter of Credit Commitment (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such Letter of Credit Commitment is outstanding; and
          (c) if the Letter of Credit Commitment of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Pro Rata Shares.
     Section 2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower Representative’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) such Defaulting Lender’s default shall remain in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower Representative’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower Representative may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its

Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the applicable Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, that (i) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings on Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11, such amounts to be calculated based on the Dollar Equivalent thereof with respect to the U.S. Term Loans or U.S. Revolving Commitments and based on the Euro Equivalent thereof with respect to the Foreign Term Loans or Foreign Revolving Commitments; (ii) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (iii) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, that the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the applicable Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if a Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06. Any Borrower’s right to replace a Defaulting Lender under this Section 2.23 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to any Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.
     Section 2.24 Appointment of Borrower Representative. The Foreign Borrower hereby appoints the Borrower Representative as its agent, attorney-in-fact and representative for the purpose of (a) making any borrowing requests or other requests required under this Agreement, (b) the giving and receipt of notices by and to Borrowers under this Agreement, (c) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (d) all other purposes incidental to any of the foregoing. The Foreign Borrower agrees that any action taken by the Borrower Representative as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon the Foreign Borrower to the same extent as if directly taken by such Borrower.
     Section 2.25 Ancillary Facilities.
          (a) Type of Facility. An Ancillary Facility may be by way of: (i) an overdraft facility; (ii) a guarantee, bonding, documentary or stand-by letter of credit facility; (iii) a short term loan facility; (iv) a derivatives facility; (v) a foreign exchange facility; or (vi) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Borrower Representative with an Ancillary Lender.
          (b) Availability.
          (i) If the Foreign Borrower and a Lender agree and except as otherwise provided in this Agreement, such Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilized Foreign Revolving Commitment (which, except for the purposes of determining the Required Lenders and for the purpose of Section 2.23, shall be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).
          (ii) An Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for such Ancillary Facility, the Administrative Agent has been notified in writing by the Foreign Borrower that such Ancillary Facility has been established and specifying (A) the proposed Ancillary Commencement Date and expiration date of the Ancillary Facility; (B) the proposed type of Ancillary Facility to be provided, (C) the proposed Ancillary Lender, (D) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and (E) the proposed currency of the Ancillary Facility (if not denominated in Euros), and the Foreign Borrower shall have provided any other information which the Administrative Agent may reasonably request in connection with the Ancillary Facility.
          (iii) The Administrative Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility. Subject to compliance with clause (b)(ii) above, (A) the Lender concerned will become an Ancillary Lender and (B) the Ancillary Facility will be available, with effect from the date agreed by the Foreign Borrower and the Ancillary Lender.
          (iv) No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section 2.25). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.
          (c) Terms of Ancillary Facilities.

          (i) Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Foreign Borrower; provided that such terms (A) must be based upon normal commercial terms at that time (except as varied by this Agreement); (B) may allow only the Foreign Borrower to use the Ancillary Facility; (C) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment; (D) may not allow the Ancillary Commitment of a Lender to exceed the Available Ancillary Commitment with respect to the Foreign Revolving Commitment of that Lender; and (E) shall require that the Ancillary Commitment shall be reduced to zero, and that all Ancillary Outstandings shall be repaid (or cash collateralized in a manner acceptable to the applicable Ancillary Lender) not later than the Foreign Revolving Commitment Termination Date (or such earlier date as the Foreign Revolving Commitment of the relevant Ancillary Lender is reduced to zero).
          (ii) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (A) Section 2.08(d) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (B) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
          (iii) Interest, commission and fees on Ancillary Facilities are dealt with in Sections 2.08(h) and 2.11(f).
          (d) Repayment of Ancillary Facility.
          (i) An Ancillary Facility shall cease to be available on the Foreign Revolving Commitment Termination Date or such earlier date on which its expiration occurs or on which it is cancelled in accordance with the terms of this Agreement.
          (ii) If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and such Lender’s Foreign Revolving Commitment shall be increased accordingly).
          (iii) No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash collateralization for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless (A) the Foreign Revolving Commitments have been cancelled in full, or all outstanding Foreign Revolving Loans have become due and payable in accordance with the terms of this Agreement, or the Administrative Agent has declared all outstanding Foreign Revolving Loans immediately due and payable, or the expiration date of the Ancillary Facility occurs; (B) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or (C) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Foreign

Revolving Loan and the Ancillary Lender gives sufficient notice to enable a Foreign Revolving Loan to be made to refinance those Ancillary Outstandings.
          (iv) For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in clause (c)(iii)(C) above can be refinanced by a Foreign Revolving Loan, (A) the Foreign Revolving Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and (B) the Foreign Revolving Loan may (so long as clause (c)(iii)(A) above does not apply) be made irrespective of whether a Default or Event of Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether the Foreign Borrower or the Borrower Representative shall have delivered a Borrowing Notice.
          (v) On the making of a Foreign Revolving Loan to refinance Ancillary Outstandings, (A) each Lender will participate in such Foreign Revolving Loan on a pro rata basis in accordance with its respective Foreign Revolving Commitment (as determined by the Administrative Agent); and (B) the relevant Ancillary Facility shall be cancelled.
          (vi) In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.
          (e) Ancillary Outstandings. Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and (ii) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.
          (f) Information. The Foreign Borrower and each Ancillary Lender shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Administrative Agent may reasonably request from time to time. The Foreign Borrower consents to all such information being released to the Administrative Agent and the Lenders.

          (g) Foreign Revolving Facility Commitment Amounts. Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Foreign Revolving Commitment is not less than its Ancillary Commitment.
ARTICLE III.
CONDITIONS PRECEDENT
     Section 3.01 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Commitment Termination Date (the date such conditions are satisfied and the first funding occurs, the “Closing Date”):
          (a) Loan Documents. The Administrative Agent shall have received each Loan Document required to be executed on the Closing Date originally executed and delivered by each applicable Loan Party, including, the delivery of a Counterpart Agreement for each Significant Subsidiary of the Group (including the Acquired Business).
          (b) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) corporate certificates incorporating, without limitation, signature and incumbency certificates of the officers and/or directors of such Person executing the Loan Documents to which it is a party; (iii) resolutions (or similar authorization) of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of the Merger Agreement, this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified (to the extent required under applicable law or customary in accordance with local law or practice) as of the Closing Date by its secretary, its assistant secretary, director or any other competent officer as being in full force and effect without modification or amendment; (iv) to the extent required under applicable law, the Loan Party’s Organizational Documents, internal regulations or customary in accordance with local law or practice, a copy of resolutions signed by all holders of the issued share capital of each Loan Party approving and authorizing the execution, delivery and performance of the Merger Agreement, this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (v) to the extent required under applicable law or customary in accordance with local law or practice, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (vi) such other similar certificates and documents as the Administrative Agent may reasonably request. In the case of the Foreign Borrower, to the extent required under applicable law, the documents set forth in clauses (ii) through (iv) above shall be incorporated into a Spanish Public Document.

          (c) Organizational and Capital Structure Chart. The organizational structure and capital structure of the Group, after giving effect to the Merger, shall be as set forth on Schedule 4.01.
          (d) Capitalization of the Group; Concurrent Transactions. On or before the Closing Date:
          (i) the Senior Note Documents (or Bridge Loan Agreement, if necessary) and all other agreements and documents contemplated thereby shall have been entered into in and shall be effective and the U.S. Borrower shall have received, or substantially concurrently with the initial borrowings under this Agreement shall receive through (x) the proceeds of the Senior Notes (including by release from the Escrow Account pursuant to the Escrow Agreement) and/or (y) the issuance of Bridge Loans, gross proceeds of the Senior Notes (and/or Bridge Loans, as applicable) on the Closing Date in an aggregate amount of not less than $1,100,000,000 (or the conditions to the release from the Escrow Account, other than the funding of the initial borrowings under this Agreement or the satisfaction of the conditions set forth in this Section 3.01, shall have been satisfied or substantially concurrently with the initial borrowings under this Agreement shall be satisfied);
          (ii) (A) the BBVA “B” Share Transaction shall have been completed and the aggregate proceeds of the Merger Consideration, together with the proceeds of the Senior Notes (and/or Bridge Loans if necessary), the initial borrowings under this Agreement and available cash of the U.S. Borrower and the Acquired Business shall be sufficient to consummate the Merger, repay, retire or redeem all Refinanced Indebtedness and to pay the Transaction Costs, (B) the Merger shall have been consummated, or shall be consummated concurrently with the initial borrowings under this Agreement and the Merger Consideration shall be paid simultaneously therewith in accordance with the terms of the Merger Documents and (C) all conditions to the Merger set forth in the Merger Agreement shall have been satisfied or duly waived; provided, that unless consented to by the Arrangers (such consent not to be unreasonably withheld or delayed), the Merger shall be consummated without (1) any waiver or amendment thereof or any consent thereunder, in any case which is materially adverse to the Lenders, (2) any change in the amount or form of purchase price and (3) any change in the structure of the Merger or in the financing of the Merger, which in the case of this clause (3) only is material and adverse to the Lenders, as reasonably determined by the Arrangers.
          (e) Refinanced Indebtedness. On the Closing Date, the Group shall have (i) repaid, repurchased, retired or redeemed in full all Refinanced Indebtedness other than the Existing Grifols Notes and Existing Talecris Notes, and, with respect to the Existing Grifols Notes and Existing Talecris Notes, such notes shall have been (A) repaid, repurchased, retired or redeemed in full (through a tender offer or otherwise) and/or (B) with respect to any Existing Grifols Notes and Existing Talecris Notes that are not so repaid, repurchased, retired or redeemed in full on or prior to the Closing Date, all such Existing Grifols Notes and Existing Talecris Notes shall be irrevocably called for early redemption and satisfied and discharged or defeased pursuant to and in accordance with the terms of the Existing Grifols Notes and the Existing Talecris Notes, respectively, (ii) terminated any commitments to lend or make other extensions of credit under the Refinanced Indebtedness, (iii) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing the Refinanced Indebtedness or other obligations of the Group thereunder being repaid on the Closing Date and (iv) made arrangements reasonably satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Group with respect thereto
          (f) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the financing contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.
          (g) U.S. Real Estate Assets. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any necessary filing and/or recording, perfected first priority security interest in certain Material Real Estate Assets located in the United States, the Collateral Agent shall have received from each applicable Loan Party:
          (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset listed in Schedule 4.12 (each, a “Closing Date Mortgaged Property”);
          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state, in each case in form and substance reasonably satisfactory to the Collateral Agent;
          (iii) in the case of each Leasehold Property that is a Closing Date Mortgaged Property, the Loan Parties shall use commercially reasonable efforts to obtain (A) a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;
          (iv) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies (the “Title Company”) reasonably satisfactory to the Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than 125% the fair market value of each Closing Date Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable First Priority mortgage Liens on the Mortgaged Property encumbered thereby, each which Title Policy (A) shall include all endorsements requested by the Collateral Agent and (B) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and evidence satisfactory to the Collateral Agent that the applicable Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable Title Policy and (ii) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date (or such earlier date as the Collateral Agent may agree) and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent;
          (v) (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Closing Date Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Closing Date Mortgaged Property is located in a Flood Zone, the Borrower Representative’s written acknowledgement of receipt of written notification from the Collateral Agent (1) as to the existence of each such Closing Date Mortgaged Property, and (2) as to whether the community in which each such Closing Date Mortgaged Property is located is participating in the Flood Program; and (D) if any Closing Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors; and
          (vi) Copies of any and all surveys of all Closing Date Mortgaged Properties that are in the possession of any of the Loan Parties.
Notwithstanding the foregoing, if any of the items required by clauses (i) through (vi) cannot be delivered on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the delivery of such items will not be a condition precedent to funding and the foregoing (other than the items required by clause (iii)) shall be delivered pursuant to Section 5.23.
          (h) U.S. Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the personal property Collateral of each U.S. Loan Party, each U.S. Loan Party shall have delivered to the Collateral Agent:
          (i) a fully executed U.S. Pledge and Security Agreement, together with all necessary attachments contemplated thereby;
          (ii) a completed Perfection Certificate, dated the Closing Date and executed by an Authorized Officer of each of the Borrowers, together with all attachments contemplated thereby;

          (iii) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the U.S. Pledge and Security Agreement;
          (iv) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any such Loan Party or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent, including opinions of counsel in respect of the validity and enforceability of each foreign law share pledge agreement;
          (v) evidence that each such Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (A) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Loan Party and (B) any amendments to the articles of incorporation or other constitutional documents of agreements of each Loan Party pursuant to which any restrictions or inhibitions relating to the enforcement of any security by the Security Documents are removed) and made or caused to be made any other filing and recording (other than as set forth herein) or other security perfection required under the Security Documents or reasonably required by the Collateral Agent; and
          (vi) evidence reasonably satisfactory to the Collateral Agent that the Borrower Representative has retained, at its sole cost and expense, a service provider acceptable to the Collateral Agent for the tracking of all of UCC financing statements of the Loan Parties and that shall provide notification to the Collateral Agent of, among other things, the upcoming lapse or expiration thereof.
Notwithstanding the foregoing, if the items specified in clause (iii) and (v) (other than UCC financing statements and delivery of stock certificates) cannot be delivered on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the delivery thereof will not be a condition precedent to funding and such items shall be delivered pursuant to Section 5.23.
          (i) Foreign Law Security Documents. The Collateral Agent shall have received each Foreign Law Security Document originally executed and delivered by each applicable Loan Party and each other document or instrument (including customary local law legal opinions) required by the Collateral Agent to be delivered in order to ensure the validity and perfection of each such Foreign Law Security Document. The Spanish Security shall be formalized as a Spanish Public Document before a Spanish public notary. Notwithstanding the foregoing, if any Foreign Law Security Document, other document or instrument (other than share certificates) cannot be delivered on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the delivery thereof will not be a condition precedent to funding and the foregoing shall be delivered pursuant to Section 5.23.

          (j) Financial Statements; Projections. The Arrangers shall have received from the U.S. Borrower (i) the Historical Financial Statements, (ii) pro forma balance sheets and consolidated statements of income of the Parent for the most recently completed fiscal year and the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date, in each case prepared after giving effect to the Merger and related financings as if the Merger and related financings had occurred as of the last day of such fiscal year or such four-fiscal quarter period (in the case of such balance sheet) or at the beginning of such fiscal year or such four-fiscal quarter period (in the case of such other financial statements), which pro forma financial statements shall be in form and substance reasonably satisfactory to the Arrangers and (3) the Projections.
          (k) Evidence of Insurance. The Collateral Agent shall have received evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.
          (l) Opinions of Counsel to Loan Parties. In addition to any opinions of counsel delivered pursuant to Section 3.01(h)(iv), the Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Proskauer Rose LLP, as New York and Delaware counsel to the Loan Parties, (ii) Osborne Clarke, as Spanish counsel to the Loan Parties, and (iii) Latham & Watkins LLP, as Spanish counsel to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).
          (m) Compliance with Commitment Letter; Fees. The Borrowers shall have paid to the Agents the fees payable on the Closing Date as set forth in the Fee Letter and all other amounts payable pursuant to the Fee Letter, the Commitment Letter and any other fee letter agreed to by the Borrowers, whether for expenses or otherwise.
          (n) Company Representations and Specified Representations. The Company Representations and Specified Representations shall be true and correct in all material respects except that such materiality qualifier shall not be applicable to any Company Representation or Specified Representation that is already qualified by materiality.
          (o) Solvency Certificate. On the Closing Date the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Parent in the form of Exhibit F-2 certifying that, after giving effect to the consummation of the Merger, the Borrowers and the Guarantors, on a consolidated basis, are solvent.
          (p) Closing Date Certificate. The Parent shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that:
          (i) each of the conditions precedent described in this Section 3.01 (except as otherwise expressly provided) shall have been satisfied on the Closing Date

(except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter);
          (ii) either (A) no Required Disposal has occurred or is required to permit the Merger or (B) any Required Disposal that has occurred or will be required would be permitted under Section 6.08(k); and
          (iii) no terms or conditions of the Merger Agreement have been amended, waived or terminated without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), except to the extent that it is not materially adverse to the Lenders.
          (q) Ancillary Documents. The Administrative Agent shall have received true and correct copies of the Merger Agreement and the Senior Notes Documents (or Bridge Loan Agreement if necessary), and such Senior Notes Documents (or Bridge Loan Agreement) shall be in form and substance reasonably satisfactory to the Administrative Agent.
          (r) Credit Rating. The Parent shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P and the Loans shall have been assigned a public credit rating from each of Moody’s and S&P.
          (s) No Litigation. There shall not exist any injunction preventing the funding of the Loans on the Closing Date.
          (t) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.
          (u) Flow of Funds; Letter of Direction. The Administrative Agent shall have received a funds flow memorandum and duly executed letter of direction from the Borrower Representative addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.
          (v) Bank Regulatory Information. At least ten (10) days prior to the Closing Date (or such shorter period as agreed to by the Administrative Agent), the Lenders shall have received all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”); provided that such documentation and other information was requested not less than 12 days prior to the Closing Date.
          (w) Receivables Sale; Project Dispositions; Other Transactions. On or prior to the Closing Date (but after June 6, 2010), the Parent (or any of its Subsidiaries) shall have entered into one or more Receivables Sales, Project Dispositions or sale and leaseback or similar arrangements acceptable to the Arrangers. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent certifying that the Parent shall have received Net Cash Proceeds from such Receivable Sale, Project Disposition, sale and leaseback or other arrangement in an amount not less than $225,000,000 less the Working Capital Improvement Amount.
          (x) No Material Adverse Change. Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
          (y) Total Consolidated Debt. The ratio of Closing Date Consolidated Net Total Debt to pro forma Closing Date Consolidated Adjusted EBITDA of the Group, after giving effect to the Merger and any Required Disposal, for the four Fiscal-Quarter period most recently ended prior to the Closing Date for which financial statements are required to be delivered hereunder shall not exceed 5.25:1.00.
     Section 3.02 Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:
          (i) the Administrative Agent shall have received a fully executed and delivered Borrowing Notice or Issuance Notice, as the case may be;
          (ii) after making the Credit Extensions requested on such Credit Date, (A) the Total Utilization of U.S. Revolving Commitments shall not exceed the U.S. Revolving Commitments then in effect, (B) the Total Utilization of Foreign Revolving Commitments shall not exceed the Foreign Revolving Commitments then in effect and (C) the Total Utilization of U.S. Multicurrency Revolving Commitments shall not exceed the U.S. Multicurrency Revolving Commitments then in effect;
          (iii) if such Credit Date is not the Closing Date, as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

          (v) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
The Administrative Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent or the Required Lenders such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer of the Borrower Representative or the applicable Borrower in a writing delivered to the Administrative Agent.
          Section 3.03 Conditions to Effectiveness.
     This effectiveness of this Agreement is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:
          (a) The Administrative Agent shall have received this Agreement, executed and delivered by each Agent, each Borrower and each Lender listed in Schedules 1.01(a), (b) and (c), which schedules shall be on file with the Administrative Agent.
          (b) The Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Proskauer Rose LLP, as New York and Delaware counsel to the Loan Parties and (ii) Osborne Clarke, as Spanish counsel to the Loan Parties, in each case in form and substance reasonably acceptable to the Administrative Agent, dated as of the Agreement Execution Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and the Issuing Bank, as of the Agreement Execution Date (but only with respect to Sections 4.01, 4.02 and 4.03), on the Closing Date and on each Credit Date that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby and are limited to the Company Representations and the Specified Representations in the manner set forth in Section 3.01(n)):
     Section 4.01 Organization; Structure Chart; Requisite Power and Authority; Qualification. Each Group Member (a) is duly organized, duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01, (b) has all requisite power and authority to own and operate its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and, if applicable, in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified could not reasonably be expected to have a Material Adverse Effect.
     Section 4.02 Equity Interests and Ownership. The Equity Interests of each Group Member have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the Agreement Execution Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no membership interest or other Equity Interests of any Group Member outstanding which upon conversion or exchange would require, the issuance by any Group Member of any additional membership interests or other Equity Interests of any Group Member or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Group Member. Schedule 4.02 correctly sets forth the ownership interest of each Group Member in their respective Subsidiaries as of the Agreement Execution Date after giving pro forma effect to the Merger.
     Section 4.03 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.
     Section 4.04 No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Group Member, (ii) any of the Organizational Documents of any Group Member or (iii) any order, judgment or decree of any court or other agency of government binding on any Group Member, except to the extent any violation of (i) or (iii) above could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Group Member except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Group Member (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Group Member, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
     Section 4.05 Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or payment of any stamp, registration, notarial (other than in relation to a German share pledge agreement) or similar taxes or fees, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation or to the extent required to create valid security and except for those not material to the operations or financial condition of the Loan Parties or the rights of the Secured Parties.
     Section 4.06 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     Section 4.07 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP (or IFRS, as applicable) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, no Group Member has any material contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Group taken as a whole.
     Section 4.08 Projections. The projections of the Group for the period of Fiscal Year 2010 through and including Fiscal Year 2014 most recently provided to the Arrangers prior to the Closing Date (the “Projections”) are based on good faith estimates and assumptions believed by the management of the Parent to be reasonable; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.
     Section 4.09 No Material Adverse Change. Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     Section 4.10 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Group Member (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 4.11 Payment of Taxes. Except as otherwise permitted under Section 5.03, all Tax returns and reports of the Group required to be filed by any of them have been accurately and timely filed, and all Taxes due and payable and all assessments, fees, Taxes and other governmental charges upon any Group Members and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for those Taxes which are being actively contested by such Group Member in good faith and for which the relevant Group Member has established adequate reserves, if any, in accordance with GAAP (or IFRS, as applicable), and except to the extent that the failure to file such return or report or make such payment would not have a material effect on the operations of the Loan Parties or to the rights of the Secured Parties. There is no proposed or threatened material Tax assessment against any Group Member which is not being actively contested by such Group Member in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP (or IFRS, as applicable) shall have been made or provided therefor.
     Section 4.12 Properties.
          (a) Title. Each Group Member has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, which, in the case of fee interests in real property and leasehold interests in real property, constitute Material Real Estate Assets, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business, the sale-leaseback of properties identified on Schedule 4.12 or as otherwise permitted under Sections 6.08 and 6.10. Except for Permitted Liens, all such properties and assets are free and clear of Liens.
          (b) Real Estate. Schedule 4.12 contains, to the best knowledge of the Borrowers, a true, accurate and complete list of all Material Real Estate Assets pro forma for the Transactions as of the Agreement Execution Date. Each lease included in Schedule 4.12 is in full force and effect and no Borrower has any knowledge of any material default that has occurred and is continuing thereunder, and each such lease constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
          (c) Flood Zone Properties. No Mortgage encumbers improved real property that is located in a Flood Zone (except any such property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).
     Section 4.13 Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Group Member is in compliance with all applicable Environmental Laws, and, to Borrower’s knowledge, any past noncompliance has been resolved without any pending, on-going or future obligation or cost; (b) each Group Member has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) to the U.S. Borrower’s knowledge, there are, and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which, in each case, could reasonably be expected to form the basis of an Environmental Claim against any Group Member or related to any Real Estate Assets; (d) there are no pending Environmental Claims against any Group Member, and no Group Member has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (e) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of the U.S. Borrower, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.
     Section 4.14 Health Care Regulatory Matters.
     (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and its respective directors, officers, and employees, and to its knowledge, all agents acting on its behalf, are and at all times have been, in compliance with all Health Care Laws applicable to the Loan Party’s business or by which any property, business product or other asset of the Loan Party is bound or affected. “Health Care Laws” means all laws of the United States or any Loan Party’s Relevant Jurisdiction with respect to regulatory matters primarily relating to patient healthcare, including, without limitation, such laws pertaining to: (i) any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, the Public Health Service Act (“PHSA”) (42 U.S.C. §§ 201 et seq.) and the regulations promulgated thereunder, and equivalent state and foreign laws; (ii) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the regulations promulgated thereunder and equivalent state and foreign laws; (iii) the research, testing, production, manufacturing, transfer, distribution and sale of drugs and devices, including, without limitation, the United States Food Drug and Cosmetic Act (“FDCA”) (21 U.S.C. §§ 301 et seq.), and equivalent state and foreign laws; (iv) the hiring of employees or the acquisition of services or supplies from individuals or entities that have been excluded from government health care programs; and (v) Government Authorizations required to be held by individuals and entities involved in the manufacture and delivery of health care items and services, and each of (i) through (v) as may be amended from time to time.
     (b) Except with respect to that certain consent decree “United States v. Alpha Therapeutic Corp. et al, Cv 98-0664 (C.D.Ca. 1998)” and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.
     (c) (i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party meets all of the applicable requirements of participation and payment of Medicare, Medicaid, TRICARE, any other state, federal or foreign government health care programs, and any other public or private third party payor programs (collectively, “Third Party Payor Programs”) that the Loan Party, as applicable, participates in or receives payment from. (ii) No Loan Party is or has been excluded from participation in any Third Party Payor Programs, and there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action. (iii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the imposition of penalties or the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action. (iv) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all reports, documents, claims, and notices required to be filed, maintained or furnished to any Governmental Authority by any Loan Party under any Third Party Payor Programs have been so filed, maintained or furnished and all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected or supplemented by a subsequent filing).
     (d) No Loan Party, or its managers, officers or employees, or to its knowledge, all agents acting on its behalf, has been convicted of any crime or, to the Loan Party’s knowledge, engaged in any conduct, that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are, to the Loan Party’s knowledge, pending or threatened against any Loan Party or its managers, officers or employees, or all agents acting on its behalf.
     (e) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party possesses and is operating in compliance with Governmental Authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities reasonably necessary to conduct its business, including without limitation all those that may be required by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority engaged in the regulation of pharmaceuticals, medical devices, biologics, cosmetics or biohazardous materials (“Regulatory Permits”); (ii) all such Regulatory Permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit, when submitted to the Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Authority; (iv) the claims allowed by the Governmental Authorities for the Loan Party’s business products are valid and supported by proper research, design, testing, analysis and disclosure; and (v) each Loan Party and to its knowledge all entities and individuals acting on its behalf, have not received formal notice (or, to each Loan Party’s knowledge, informal notice) that any Governmental Authority will undertake enforcement action, including, any claim, notice, charge, complaint, action, investigation, enforcement, proceeding, hearing or other similar action (each an “Enforcement Action”), to limit, revoke, suspend or materially modify any Regulatory Permit nor do they have any knowledge of any reasonable basis for such Enforcement Action.
     (f) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party is and at all times has been in full compliance with all federal, state, local, provincial, or foreign statutes, rules, regulations, ordinances, orders, decrees, policies, directives and guidances applicable to the ownership, testing, development, manufacture, packaging, processing, recordkeeping, reporting, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any business product or product candidate, including, without limitation, the FDCA and implementing regulations; (ii) all analyses, studies, tests and preclinical and clinical trials conducted by or on behalf of each Loan Party are being and were, if completed, conducted in compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, provincial and federal laws, rules, regulations, policies, directives and guidances, including as applicable, but not limited to, the FDCA and its implementing regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 314, 812 and 814; and (iii) no Loan Party has received any notices, correspondence or other communication from the FDA or other Governmental Authority requiring the termination, suspension or material modification of any study, test or clinical or preclinical trial currently being conducted by, or on behalf of, any Loan Party.
     (g) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2007, no Loan Party has had any product or manufacturing site (whether owned by the Loan Party or that of a contract manufacturer for Loan Party products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the Loan Party products or similar correspondence or notice from the FDA or other Governmental Authority with respect to the Loan Party’s business and alleging or asserting noncompliance with any applicable Health Care Law, Regulatory Permit or such a request or requirement of a Governmental Authority; and to the knowledge of the Loan Party, neither the FDA nor any other Governmental Authority is considering any such action.
     (h) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2007, no Loan Party has had (i) any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Loan Parties’ products issued by the Loan Parties (“Safety Notices”), (ii) to the Loan Parties’ knowledge, has had any material complaints with respect to the Loan Parties’ products that are currently unresolved, and (iii) to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (A) a Safety

Notice with respect to the Loan Parties’ products, (B) a change in labeling of any of the Loan Parties’ products; or (C) a termination or suspension of marketing or testing of any of the Loan Parties’ products.
     Section 4.15 No Defaults. No Group Member is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or any grace period or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     Section 4.16 Governmental Regulation. No Group Member is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Group Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     Section 4.17 Margin Stock. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     Section 4.18 Employee Benefit Plans. Each Group Member and each Employee Benefit Plan (other than a Multiemployer Plan) is in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan (other than a Multiemployer Plan). Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of the Group Members, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event that, individually or in the aggregate, could reasonably be expected to result in material liability to any Group Member or any of their respective ERISA Affiliates, has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides material health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Group Member. The present value of the aggregate benefit liabilities under the Pension Plans sponsored, maintained or contributed to by any Group Member or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) do not exceed the aggregate current fair market value of the assets of such Pension Plans by an amount greater than $25,000,000. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Group and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is $25,000,000. Each Group Member and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable all laws, rules, regulations and orders of any Governmental Authority and has been maintained, where required, in good standing with applicable regulatory authorities. Each Foreign Plan which is required under all applicable laws, rules, regulations and orders of any Governmental Authority to be funded satisfies in all material respects any applicable funding standard under all applicable laws, rules, regulations and orders of any Governmental Authority. For each Foreign Plan which is not funded or which is not required to be fully funded under all applicable laws, rules, regulations and orders of any Governmental Authority, the unfunded obligations of such Foreign Plan are properly accrued and/or reflected on the books and records of the applicable Group Member in all material respects.
     Section 4.19 Solvency. The Loan Parties and their Subsidiaries, on a consolidated basis, are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, shall be, Solvent.
     Section 4.20 Compliance with Statutes, Etc. Each Group Member is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.21 Disclosure. No representation or warranty of any Loan Party contained in any other Loan Document or in any other documents, certificates or written statements furnished to any Agent or Lender by any Group Member (or by its agents on its behalf) for use in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact (known to it, or to the Borrower Representative in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, except to the extent such statement or omission was subsequently disclosed or corrected. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Group Member to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to such Group Member (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect to such Group

Member and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     Section 4.22 PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.23 Intellectual Property.
          (a) Each of the Loan Parties is the sole and exclusive owner of the entire right, title, and interest in and to all Material Intellectual Property and owns or, pursuant to an agreement, has the valid right to use and, where such Loan Party does so, sublicense others to use, all Material Intellectual Property used in or reasonably necessary to conduct its business (including granting of outbound licenses of such rights) and all rights to sue at law or in equity or otherwise recover for any infringement, dilution, misappropriation or other impairment thereof, including the right to receive all royalties, license fees, proceeds and damages therefrom, free and clear of all Liens, claims and licenses, except for Permitted Liens. All Material Intellectual Property of each Loan Party is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Material Intellectual Property the subject of a reexamination proceeding, and each Loan Party has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Loan Party constituting Material Intellectual Property in full force and effect. No holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or any Loan Party’s right to register, own or use, any Material Intellectual Property of any Loan Party, and no such action or proceeding is pending or, to the best of such Loan Party’s knowledge, threatened. All registrations, issuances and applications for Copyrights, Patents and Trademarks of each Loan Party are standing in the name of such Loan Party, and all exclusive Copyright Licenses constituting Material Intellectual Property in respect of registered Copyrights have been properly recorded in the U.S. Copyright Office or, where appropriate, any foreign counterpart. All Copyrights owned by such Loan Party that constitute Material Intellectual Property have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart. To the knowledge of the Loan Parties, the use of Material Intellectual Property by each Loan Party in the current conduct of the business does not infringe, dilute, misappropriate or otherwise violate the rights of any Person.
          (b) To the knowledge of the Loan Parties, each Loan Party uses, in its reasonable business judgment, appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case constituting Material Intellectual Property. Each Loan Party has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets included in the Material Intellectual Property in accordance with industry standards. Each Loan Party has taken commercially reasonable action to ensure that all licensees of the Trademarks owned by such Loan Party and included in the Material Intellectual Property comply with such Loan Party’s standards of quality.
          (c) To the knowledge of the Loan Parties, (i) the conduct of each Loan Party’s business does not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property right of any other Person, and (ii), since January 1, 2006, no claim has been made that the use of any Material Intellectual Property owned or used by any Loan Party (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and no demand that any Loan Party enter into a license or co-existence agreement has been made but not resolved. To each Loan Party’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by such Loan Party, or any of its respective licensees. No settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by any Loan Party or bind any Loan Party in a manner that would reasonably be expected to adversely affect such Loan Party’s rights to own, license, transfer, or use any of the Material Intellectual Property.
          (d) Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter materially, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any ownership, contractual or other right of any Loan Party in any Material Intellectual Property.
          (e) Each Loan Party has taken commercially reasonable measures to maintain the secrecy and security of its and its Subsidiaries material proprietary Software, networks and databases.
     Section 4.24 Merger Documents. The Merger Documents contain all relevant and material terms of the Merger and are in full force and effect.
     Section 4.25 Ranking; Security.
          (a) Each Loan Party’s obligations under the Loan Documents ranks at least pari passu with all of its other unsecured and unsubordinated obligations, other than those that are mandatorily preferred by law applying to companies generally.
          (b) Each Security Document creates the security interest that it purports to create and such security interests are valid and effective in all material respects.
     Section 4.26 Centre of Main Interests and Establishments. Each Loan Party whose jurisdiction of incorporation is in a member state of the European Union has its “centre of main interest” (as that term is used in Article 3(l) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in its jurisdiction of incorporation and has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
     Section 4.27 Enforcement and Relevant Jurisdiction. Except as may be limited by bankruptcy, insolvency, reorganization, dissolution, winding-up, receivership, liquidation, administration, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, or by public policy, due process, choice of law or other similar principles, any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and enforced in its Relevant Jurisdiction. No Lender is or will be deemed to be a resident of, domiciled in or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Loan Document.
ARTICLE V.
AFFIRMATIVE COVENANTS
     Each Loan Party covenants and agrees that, on and after the Closing Date, so long as any Commitment is in effect and until payment in full of all Obligations (other than (a) obligations under Hedge Agreements not yet due and payable and (b) contingent indemnification obligations not yet due and payable) and cancellation or expiration of all Letters of Credit or collateralization thereof in a manner acceptable to the Issuing Bank), such Loan Party shall, and shall cause each of its Subsidiaries to:
     Section 5.01 Financial Statements and Other Reports. In the case of the Borrower Representative, deliver to the Administrative Agent (which shall furnish to each Lender):
          (a) Quarterly Financial Statements. As soon as available, and in any event within forty five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year) or, if earlier, five (5) days after the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of the Group as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (b) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or, if earlier, five (5) days after the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC), commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated and consolidating balance sheets of the Group as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing selected by the Parent, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (or IFRS, as applicable) applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (A) that their audit examination has included a review of the terms of Section 6.07 of this Agreement and the related definitions, (B) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (C) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
          (c) Compliance Certificate; Guarantor Coverage Certificate. (i) Together with each delivery of financial statements of the Group pursuant to Section 5.01(a), a duly executed and completed Compliance Certificate, (ii) together with each delivery of financial statements of the Group pursuant to Section 5.01(b), a duly executed and completed Compliance Certificate and a duly executed and completed Guarantor Coverage Certificate and (iii) on the date that is forty-five (45) days following the Closing Date, a duly executed and completed Guarantor Coverage Certificate; provided, that if the first such applicable date set forth in clause (ii) would be prior to the date that is forty-five (45) days after the Closing Date, such duly executed and completed Guarantor Coverage Certificate pursuant to clause (ii) shall only be required to be delivered upon the next scheduled delivery date thereof;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements related to the Parent prior to giving effect to the Transactions, the consolidated financial statements of the Group delivered pursuant to Section 5.01(a) or 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;
          (e) Notice of Event of Default. Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of

Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the applicable Group Member has taken, is taking and proposes to take with respect thereto;
          (f) Notice of Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower Representative to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to the Parent to enable the Lenders and their counsel to evaluate such matters;
          (g) Pension Plans; ERISA.
          (i) Copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then current statutory or auditing requirements;
          (ii) Promptly (but in any event within ten (10) days) upon the occurrence of or upon any officer of any Loan Party becoming aware of the forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates or the adoption of any new Foreign Plan that provides pension benefits by any Loan Party or any of its Subsidiaries, (C) the adoption of an amendment to a Pension Plan or Foreign Plan that provides pension benefits if such amendment results in a material increase in benefits or unfunded liabilities (D) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (E) the existence of any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code of Section 303(k) of ERISA, or (F) the commencement of contributions by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan or Pension Plan or Foreign Plan that provides pension benefits, a written notice specifying the nature thereof, what action any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness (but in any event within three (3) days after filing), copies of (A) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Member with respect to each Pension Plan; (B) all material notices received by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request;
          (h) Financial Plan. As soon as practicable and in any event no later than the earlier of (i) fifteen (15) days following approval of the Financial Plan by the board of directors of the Parent and (ii) ninety (90) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (A) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Group for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (B) forecasted consolidated statements of income and cash flows of the Group for each fiscal quarter of each other Fiscal Year (it being understood and agreed that any such Financial Plan shall be available only in hard copy and only to Lenders who wish to receive material non-public information with respect to the Group Members and their Subsidiaries and shall be provided to the Administrative Agent in single hard copy only);
          (i) Insurance Report. Upon the reasonable request of the Administrative Agent and within thirty (30) days of such request, a certificate from the Loan Parties’ insurance broker(s) in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Loan Parties and their Subsidiaries;
          (j) Information Regarding Collateral.
          (i) the Borrower Representative shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or (D) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents;
          (ii) each Loan Party also agrees promptly to notify (or to have the Borrower Representative notify on its behalf) the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and
          (iii) Each year, no later than the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), each Loan Party shall deliver to the Collateral Agent a certificate of its Authorized Officer (such certificate a “Collateral Verification Certificate”) either confirming that there has been no material change in the information set forth in the Perfection Certificate since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.01 and/or identifying such changes;

          (k) Management Letters. Promptly after the receipt thereof by the Parent, a copy of any “management letter” received by the Parent from its certified public accountants and the management’s response thereto;
          (l) Certification of Public Information. Each Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to any Group Member or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower Representative has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Borrower Representative agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Borrowers which is suitable to make available to Public Lenders. If the Borrower Representative has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to any Group Member and its securities;
          (m) Defaults Under Material Contracts. Promptly upon any officer of any Loan Party or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes a default or an event of default under any Material Contract or that notice has been given to any Loan Party or any of its Subsidiaries with respect thereto, a certificate of an Authorized Officer of such Loan Party specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Loan Party has taken, is taking and proposes to take with respect thereto; and
          (n) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by any Group Member to their security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Group Member with any securities exchange or with the SEC or any governmental or private regulatory authority and (C) all press releases and other statements made available generally by any Group Member to the public concerning material developments in the business of any Group Member and (ii) such other information and data with respect to any Group Member as from time to time may be reasonably requested by the Administrative Agent or any Lender.
     Section 5.02 Existence. Except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights, privileges and franchises, licenses, permits and authorizations material to its business and all authorizations needed to enable performance with the Loan Documents and ensure the Loan Documents remain legal, valid, enforceable and admissible in evidence; provided, that no Loan Party (other than the Parent or any Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

     Section 5.03 Payment of Taxes and Claims. Pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, other than Liens that arise prior to the due date of any such Tax; provided, that no such Tax or claim need be paid to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP (or IFRS, as applicable) shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.
     Section 5.04 Maintenance of Properties.(a) In the case of material tangible properties used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such tangible properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, subject to dispositions permitted hereunder; and (b) in the case of intangible material properties that are used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such intangible properties as valid and enforceable.
     Section 5.05 Insurance.
     In the case of the Borrower Representative, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Without limiting the generality of the foregoing, the Borrower Representative shall maintain or cause to be maintained (a) flood insurance that covers each Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, that is located in a Flood Zone, in each case in compliance with any applicable regulations of the Board of Governors, (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as additional insured parties thereunder as their interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any material modification or cancellation of such policy.

     Section 5.06 Books and Records; Inspections. Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP (or IFRS, as applicable) shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit, up to one time per year so long as no Event of Default shall have occurred and be continuing, any authorized representatives designated by the Administrative Agent to visit and inspect any of the real properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     Section 5.07 Lenders’ Calls. Upon the request of the Administrative Agent or the Required Lenders, participate in an English language conference call with the Administrative Agent and the Lenders once during each Fiscal Year at such time as may be agreed to by the Borrower Representative and the Administrative Agent.
     Section 5.08 Compliance with Material Contractual Obligations and Laws. Comply, and cause all other Persons within its control, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations (including the Merger Documents) and all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable Environmental Laws and all Health Care Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.09 Environmental.
          (a) Environmental Disclosure. In the case of the Borrower Representative, deliver to the Administrative Agent and the Lenders:
          (i) as soon as practicable following receipt thereof, copies of all material, environmental assessments, audits, investigations, analyses and reports, whether prepared by personnel of any Loan Party or any of its Subsidiaries or by any independent consultants, Governmental Authorities or other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, in each case that are reasonably likely to result in a liability of $10,000,000 or more to any Group Member;
          (ii) promptly upon the occurrence or receipt thereof, written notice relating to (A) any Release required to be reported by any Loan Party or any of its Subsidiaries to Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Loan Party or any other Person in response to (1) any Hazardous Materials the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (C) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws or (D) the imposition or written threat of any imposition of any Lien on any Collateral pursuant to any Environmental Law;
          (iii) as soon as practicable following the sending or receipt thereof by any Loan Party or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (B) any Release required to be reported by any Loan Party or any of its Subsidiaries to any Governmental Authority and (C) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Loan Party or any of its Subsidiaries may be potentially responsible for the Release of any Hazardous Materials; and
          (iv) prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or other property by any Loan Party or any of its Subsidiaries that could reasonably be expected to (A) expose any Loan Party or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have a Material Adverse Effect on the ability of any Loan Party or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any applicable Environmental Laws for their respective operations.
          (b) Environmental Claims, Etc. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conduct any investigative or remedial action that is required pursuant to applicable Environmental Laws by such Loan Party or any of its Subsidiaries where failure to conduct such investigation or remedial action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it has to any Person in connection with such Environmental Claim, in each case where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Environmental Compliance. Use and operate all of its Facilities in compliance with all applicable Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any applicable Environmental Laws for the operation of the Borrowers’ business, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect.
     Section 5.10 Health Care Regulatory Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hold and operate in material compliance with, Regulatory Permits issued by the FDA or other Governmental Authority required for the conduct of its business as currently conducted.

     Section 5.11 Maintenance of Ratings. In the case of the Parent, at all times use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings issued by Moody’s and S&P with respect to its senior secured debt.
     Section 5.12 Intellectual Property. No Loan Party shall do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein; provided, however, that such Loan Party may discontinue the use and/or maintenance of Intellectual Property that such Grantor determines, in its reasonable good faith business judgment, is no longer included in the Material Intellectual Property and that such discontinuance is desirable in the ordinary conduct of its business. No Loan Party shall, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain a similar level of quality of products sold and services rendered under any such Trademark as the quality of such products and services as of Closing Date, and such Loan Party shall take commercially reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality. Each Loan Party shall, within thirty (30) days of the acquisition or exclusive license of any copyrightable work that is included in the Material Intellectual Property, and shall use commercially reasonable efforts to, within thirty (30) days of the creation of any copyrightable work that is included in the Material Intellectual Property, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office or, where appropriate, any foreign counterpart. Each Loan Party shall take all reasonable steps in the ordinary course of business, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Loan Party and constituting Material Intellectual Property.
          (a) Each Loan Party shall timely notify the Collateral Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding any Loan Party’s ownership, registration or use or the validity or enforceability of such item of Material Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights.
          (b) Each Loan Party shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Loan Party’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contracts.

          (c) In the event that any Material Intellectual Property owned by or exclusively licensed to any Loan Party, to a Loan Party’s knowledge, is infringed, misappropriated, diluted or otherwise violated by a third party, such Loan Party shall take commercially reasonable actions as it would otherwise, in the ordinary course of business take, to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, in such Loan Party’s reasonable business judgment, the initiation of a suit for injunctive relief and to recover damages. Each Loan Party shall use commercially reasonable efforts in the ordinary course of business to use proper statutory notice in connection with its use of any of the Material Intellectual Property.
     Section 5.13 Subsidiaries. In the case of the Borrower Representative, in the event that any Person becomes a U.S. Subsidiary of the Borrower Representative after the Agreement Effective Date, if such subsidiary is or becomes a Significant Subsidiary, (i) promptly cause such U.S. Subsidiary to become a Guarantor hereunder and a U.S. Grantor under the U.S. Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(g), 3.01(h) and 3.01(l) and the Borrower Representative shall take all of the actions referred to in Section 3.01(h) necessary to grant and to perfect a first priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the applicable Security Documents, in the Equity Interests of any such new U.S. Subsidiary.
          (b) In the case of the Borrower Representative, with respect to any new Foreign Subsidiary that is a Significant Subsidiary or the direct or indirect parent of any Significant Subsidiary, (i) subject to the Agreed Security Principles, promptly cause such Foreign Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent and Collateral Agent a Counterpart Agreement, provided that, if such Significant Subsidiary is a Subsidiary of the U.S. Borrower, such guarantee shall be solely in respect of the Obligations of the Foreign Borrower, and a party to any applicable Foreign Law Security Document, (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(i) and 3.01(l) and, subject to the Agreed Security Principles, the Borrower Representative shall take or shall cause the applicable Group Member to take all of the actions referred to in Section 3.01(j) or 3.01(k) necessary to grant and to perfect a first priority Lien in favor of the Collateral Agent, for the benefit of applicable Secured Parties, under the applicable Security Documents, in the Equity Interests of any such new Foreign Subsidiary (provided, that in no event shall more than 65.0% of the voting Equity Interests of any Foreign Subsidiary of the U.S. Borrower be required to be so pledged as security for the Obligations of the U.S. Borrower.
          (c) With respect to each new Subsidiary, the Borrower Representative shall promptly send to the Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Group Member and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the U.S. Borrower; and such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

     Section 5.14 Additional Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of the Collateral Agent, for the benefit of Secured Parties, in the case of such Loan Party, promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.01(g) with respect to each such Material Real Estate Asset that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any necessary filing and/or recording, perfected first priority security interest in such Material Real Estate Assets and, if applicable, such agreements shall be promptly elevated to the status of Spanish Public Document. In addition to the foregoing, in the case of the Borrowers, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.
     Section 5.15 Additional Collateral. With respect to any assets or property acquired, developed or created after the Closing Date by any Group Member that is, or pursuant to Section 5.13 becomes, a Loan Party (other than (a) any assets or property described in Section 5.13 or Section 5.14 and (b) any assets or property subject to a Lien expressly permitted by Section 6.02 (n)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such new Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected first priority Lien in such assets or property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected first priority Lien in such assets or property, including without limitation, authorizing the Collateral Agent to file UCC financing statements and Intellectual Property Security Agreements in such jurisdictions as may be required by the U.S. Security Agreements, or by law or as may be requested by the Collateral Agent (subject, in the case of Foreign Loan Parties, to the Agreed Security Principles) and if applicable, any such Security Document (or amendment thereto) will be promptly elevated to the status of Spanish Public Document.
     Section 5.16 Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total long term Indebtedness for borrowed money of the Group then outstanding is either (a) subject to such Interest Rate Agreements or (b) Indebtedness that bears interest at a fixed rate.
     Section 5.17 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents or to more fully perfect or renew the rights of the Administrative Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral), subject, in the case of Foreign Loan Parties, to the Agreed Security Principles. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of each Group Member. Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the U.S. Borrower or the applicable Loan Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from such Loan Party for such consent, approval, recording, qualification or authorization.
     Section 5.18 Foreign Bank Accounts and Cash held by Foreign Group Member.
          (a) Subject to paragraph (b) below, no Foreign Loan Party will or will permit any of its Subsidiaries to maintain, at any time, any cash in excess of €10,000,000 in the aggregate on deposit with a bank other than an Acceptable Bank.
          (b) No Foreign Loan Party shall be required to cause any Subsidiary to transfer any cash under clause (a) if doing so would cause such Foreign Loan Party or such Subsidiary to (i) incur a material U.S. federal income Tax liability (except to the extent such liability is avoidable through use of commercially reasonable efforts) or other material cost or expense or (ii) breach any applicable law or Contractual Obligation or result in personal liability for such Foreign Loan Party or such Subsidiary or any of their respective directors or management (except to the extent such breach or liability is avoidable through use of commercially reasonable efforts).
     Section 5.19 Cash Management Systems. Each Group Member shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent. Notwithstanding any of the foregoing, with respect to any deposit account or investment account of any Group Member in which Collateral Agent does not have a perfected first priority Lien pursuant to a control agreement, the Parent shall (or shall cause such Group Member to) ensure that no more than $25,000,000 in the aggregate (calculated on an average weekly balance basis over the preceding three-month period) is held in all such accounts in the aggregate (other than any account designated in good faith to the Administrative Agent as a payroll account or a trust account, such account being in the name of a Loan Party despite holding the cash and Cash Equivalents of another Person (other than a Loan Party) as beneficiary, accounts in connection with self-insurance, or accounts of the Group within thirty (30) days of any Permitted Acquisition with respect thereto.
     Section 5.20 Guarantor Coverage Test. As of each date of delivery of the Guarantor Coverage Certificate as required by Section 5.01(c), the Borrowers shall ensure that:
          (a) the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated in accordance with the defined term “Consolidated

Adjusted EBITDA”) attributable to (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 85% of the earnings before interest, tax, depreciation and amortization of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the earnings before interest, tax, depreciation and amortization of the Group;
          (b) the aggregate (without duplication) total Consolidated Total Assets of (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 85% of the total Consolidated Total Assets of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the total Consolidated Total Assets of the Group; and
          (c) the aggregate (without duplication) turnover attributable to (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less 85% of the aggregate turnover of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the aggregate turnover of the Group.
For purposes of this Section 5.20, only the Borrowers and each other Loan Party which has provided a guarantee for all of the Obligations shall be included as Loan Parties.
     Section 5.21 “Know Your Customer” Checks. If in connection with (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Agreement Execution Date, (b) any change in the status of a Loan Party after the Agreement Execution Date, (c) the addition of any Guarantor pursuant to Section 5.13 or (d) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, the Administrative Agent or any Lender (or, in the case of clause (d) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each Loan Party shall, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (d) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     Section 5.22 ERISA Ensure that all Pension Plans operated or maintained for the benefit of the Group Members or any of its ERISA Affiliates and/or any of their respective employees are (a) funded to the extent required by law and the terms of such plans based on reasonable actuarial assumptions, and (b) operated or maintained as required by law and the terms of such plans, where, in any such case, failure to do so could reasonably be expected to result in a Material Adverse Effect.
     Section 5.23 Delivery of Post-Closing Date Collateral Documentation. Deliver to the Collateral Agent all agreements, instruments and other items specified in Section 3.01(g), (h) and

(i) (which were not delivered on the Closing Date) on or prior to the date which is forty-five (45) days after the Closing Date or such later date as the Collateral Agent may agree.
ARTICLE VI.
NEGATIVE COVENANTS
     Each Loan Party covenants and agrees that, on and after the Closing Date, so long as any Commitment is in effect and until payment in full of all Obligations (other than (a) obligations under Hedge Agreements not yet due and payable and (b) contingent indemnification obligations not yet due and payable) and cancellation or expiration of all Letters of Credit (or collateralization thereof in a manner acceptable to the Issuing Bank), such Loan Party shall not, nor shall it cause or permit any of its Subsidiaries to:
     Section 6.01 Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness, except:
          (a) the Obligations;
          (b) (i) Indebtedness of (x) the Escrow Issuer or the U.S. Borrower, as applicable, in respect of the Senior Notes or (y) the U.S. Borrower in respect of any and all Bridge Loans and Bridge Permanent Financing, in an aggregate principal amount not to exceed $1,100,000,000 and guaranty obligations of any Guarantor in respect of such Indebtedness (provided, that in the case of any guaranty of the Senior Notes (and/or Bridge Loans or Permanent Bridge Refinancing, as applicable) by a Subsidiary that is not a Guarantor, such Subsidiary becomes a Guarantor under this Agreement (and/or the Bridge Loan Agreement, if applicable) at or prior to the time of such guaranty), and (ii) any Permitted Refinancing of the foregoing;
          (c) Indebtedness of any Subsidiary of the Parent owed to the Parent or any Borrower or to any other Subsidiary of Parent, or of the Parent or any Borrower owed to any Subsidiary of the Parent; provided, that (i) all such Indebtedness if owed to a Loan Party, shall be subject to a first priority lien pursuant to the Security Documents, (ii) all such Indebtedness shall be unsecured and, if owed by a Loan Party to a non-Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to customary intercompany subordination terms reasonably acceptable to the Administrative Agent, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to such Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.06(d);
          (d) unsecured Indebtedness of either Borrower, the net proceeds of which are used solely to consummate Permitted Acquisitions; provided, that in each case, that (i) such Indebtedness matures at least six (6) months after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Tranche B of the Term Loan Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (ii) hereof), (ii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Group than the terms and conditions customary at the time for high-yield senior unsecured debt securities issued in a public offering and (iii) if guaranteed, is guaranteed only by Guarantors; provided, that both immediately prior to and after giving effect to the incurrence thereof, (A) no Default or Event of Default shall exist or result therefrom and (B) the Group shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such Permitted Acquisition as of the last day of the Fiscal Quarter most recently ended;
          (e) Indebtedness incurred by any Group Member arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of assets or property acquired in an acquisition), in connection with acquisitions or dispositions of any business, assets or Subsidiary of any Group Member;
          (f) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, insurance, surety bonds, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;
          (g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
          (h) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Group Member;
          (i) guaranties by any Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of any Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred by such Guarantor pursuant to this Section 6.01 (other than clauses (b) and (c) of this Section 6.01); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
          (j) Indebtedness existing on the Closing Date which is described in Schedule 6.01 and any Permitted Refinancing thereof;
          (k) Indebtedness in an amount not to exceed at any time $200,000,000, which is incurred with respect to Capital Leases or constitutes purchase money Indebtedness provided, that any such purchase money Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) be incurred within 180 days of the acquisition of the relevant equipment or other asset and (iii) constitute not less than 75.0% of the aggregate consideration paid with respect to such asset;
          (l) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by any Group Member, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $350,000,000 at any one time outstanding, provided, that (A) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (B) such Indebtedness is not guaranteed in any respect by any Group Member (other than by any such person that so becomes a Subsidiary) and (ii) any Permitted Refinancing thereof; provided, that (A) the direct and contingent obligors with respect to such Indebtedness are not changed and (B) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;
          (m) Indebtedness related to Hedge Agreements; provided, that in each case such Indebtedness shall not have been entered into for speculative purposes;
          (n) (i) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to any of the Borrowers or the Guarantors and (ii) Indebtedness of a Group Member consisting of Standard Securitization Undertakings, in an aggregate amount not to exceed at any time $200,000,000; provided, that in each case, the Net Cash Proceeds with respect to such Indebtedness are used to repay Term Loans and will be applied as set forth in Section 2.15(b);
          (o) to the extent constituting Indebtedness, (i) deferred compensation to employees of any Borrower and its Subsidiaries in the ordinary course of business, (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law, (iii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (iv) reserves established by a Group Member for litigation or tax contingencies and (v) the BBVA ‘B’ Share Transaction;
          (p) Indebtedness in an amount not to exceed $20,000,000 issued in lieu of cash payments of Restricted Payments permitted by Section 6.04(f); provided, that such Indebtedness is subordinated to the Obligations on customary intercompany subordination terms reasonably acceptable to the Administrative Agent;
          (q) Indebtedness incurred by a Borrower or any of its Subsidiaries in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims and other obligations of a similar nature, in each case, in the ordinary course of business;
          (r) other Indebtedness in an amount not to exceed at any time $250,000,000; provided that only up to $100,000,000 of such Indebtedness may be incurred pursuant to this clause (r) by a Subsidiary that is not a Loan Party; and
          (s) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above.
     Section 6.02 Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on any property, revenue or asset of any kind of any Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired, except:
          (a) Liens granted pursuant to any Loan Document in favor of the Collateral Agent for the benefit of Secured Parties;

          (b) Liens for Taxes, assessments or governmental charges not at the time delinquent or to the extent obligations with respect to such Taxes, assessments or governmental charges are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and so long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP (or IFRS, as applicable) shall have been made therefor and Liens for Taxes assessed on Real Estate Assets that are not delinquent;
          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP (or IFRS, as applicable) shall have been made for any such contested amounts
          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance or benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations including obligations to secure health, safety and environmental obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);
          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Group Member;
          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased and any Liens encumbering such lessor’s or sublessor’s interest or title;
          (g) Liens solely on any cash earnest money deposits made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (k) non-exclusive outbound licenses of Patents, Copyrights, Trademarks and other Intellectual Property rights granted by any Group Member in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Group Member taken as a whole;
          (l) Liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods;
          (m) Liens existing on the Closing Date which are described in Schedule 6.02 and any extension, renewal, or replacement of a Lien described in said schedule securing the Indebtedness secured by such scheduled Lien on the Closing Date or any Permitted Refinancing thereof; provided, that such extension, renewal or replacement Lien is limited to the assets that are secured by such scheduled Lien;
          (n) Liens securing Indebtedness permitted pursuant to Section 6.01(k); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
          (o) Liens securing Indebtedness permitted by Section 6.01(l); provided that any such Lien shall encumber only those specific tangible assets which secured such Indebtedness at the time such assets were acquired by the Group;
          (p) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(h);
          (q) Liens on Securitization Assets or a Securitization Subsidiary’s other assets arising in connection with a Qualified Securitization Financing;
          (r) Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (i) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness and (ii) relating to pooled deposit or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group;
          (s) Liens deemed to exist in connection with Investments in Cash Equivalents of the type described in clause (d) of the definition thereof.
          (t) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.06 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted pursuant to Section 6.08, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
          (u) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to any Borrower or any of its Subsidiaries;

          (v) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution in each case arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;
          (w) Liens (i) on assets of Subsidiaries which are not Guarantors, do not constitute Collateral and would not otherwise be required to become Collateral under the Security Documents, and (ii) on assets securing Indebtedness or other obligations in an aggregate amount not to exceed $50,000,000.
          Section 6.03 No Further Negative Pledges. Enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations except with respect to (a) this Agreement and the other Loan Documents, (b) specific assets or property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the assets or property subject to such leases, licenses or similar agreements, as the case may be), (d) agreements evidencing Indebtedness permitted by Section 6.01(b), (d) and (k) that impose restrictions on the property so acquired and (e) customary provisions in any joint venture agreement or similar agreement prohibiting the pledge of Equity Interests of such joint venture.
     Section 6.04 Restricted Payments. Directly or indirectly through any manner or means nor shall it permit any of its Affiliates directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:
          (a) any Subsidiary of any Borrower may declare and pay dividends or make other distributions; provided, that if such Subsidiary is a Loan Party, it shall only declare and pay dividends or make other distributions ratably to another Loan Party;
          (b) the U.S. Borrower may make regularly scheduled payments of interest in respect of the Senior Notes in accordance with the terms of, and only to the extent required by the documentation governing the Senior Notes;
          (c) the U.S. Borrower may make repurchases of the Senior Notes in an amount not to exceed the Available Amount;
          (d) the Parent may purchase its common stock or common stock options from present or former officers, directors or employees of the Group upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (net of any proceeds received by the Parent subsequent to the

Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed the Available Amount;
          (e) the Parent may declare and pay cash dividends with respect to its common stock (so long as such declared dividend is actually paid within ninety (90) days of such declaration); provided that the amount of such dividends shall not exceed, at the time any such dividend is declared, (i) during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered by the Chief Financial Officer of the Parent in accordance with Section 5.01 hereof) is greater than 3.75:1.00, $10,000,000 in any Fiscal Year of the Parent; and (ii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Available Amount;
          (f) the Parent may make repurchases of Equity Interests deemed to occur upon exercise of options, warrants, restricted stock units or similar rights if (i) such Equity Interests represents all or a portion of the exercise price thereof or deemed to occur in connection with the satisfaction of any withholding tax obligation incurred relating to the vesting or exercise of such options, warrants, restricted stock units or similar rights or (ii) such options were granted prior to the Closing Date and the total amount of cash repurchases of such options repurchased do not exceed $5,000,000; and
          (g) the U.S. Borrower may purchase all non-voting Class B common stock of the Parent issued by means of its capital increase pursuant to the BBVA ‘B’ Share Transaction.
     Section 6.05 Restrictions on Subsidiary Distributions. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by such Borrower or any other Subsidiary of any Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of any Borrower, (c) make loans or advances to any Borrower or any other Subsidiary of any Borrower, or (d) transfer, lease or license any of its property or assets to any Borrower or any other Subsidiary of any Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(b), (d) and (k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the assets or property subject to such leases, licenses or similar agreements) or (iii) created by virtue of any transfer of, agreement to transfer with respect to any specific property, assets or Equity Interests permitted to be so transferred under this Agreement.
     Section 6.06 Investments. Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
          (a) Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

          (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Borrower or any Wholly-Owned Subsidiary Guarantor, including any entity that becomes a Wholly-Owned Subsidiary Guarantor prior to the making of such Investment; provided, that this clause (b) shall not apply to Investments constituting Permitted Acquisitions;
          (c) deposits, prepayments and other credits to suppliers in the ordinary course of business consistent with the past practices of the Group;
          (d) intercompany loans to the extent permitted under Section 6.01(c) and other Investments in Joint Ventures and Subsidiaries which are not Wholly-Owned Subsidiary Guarantors, provided that such Investments (including through intercompany loans) in Joint Ventures and Subsidiaries which are not Wholly-Owned Subsidiary Guarantors, together with any Indebtedness owed by a non-Loan Party to a Loan Party, shall not exceed at any time an aggregate amount of $100,000,000;
          (e) Consolidated Capital Expenditures with respect to the Loan Parties permitted by Section 6.07(c);
          (f) loans and advances to employees, consultants or directors of the Group made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;
          (g) Permitted Acquisitions permitted pursuant to Section 6.08;
          (h) Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date as described in Schedule 6.06 and, in each case, any extensions or renewals thereof so long as the amount of any Investment made pursuant to this clause (h) is not increased at any time above the amount of such investment set forth on Schedule 6.06;
          (i) Hedge Agreements entered into for purposes other than speculative purposes;
          (j) accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;
          (k) Investments received in the ordinary course of business by any Group Member in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;
          (l) promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 6.08;
          (m) Investments made on or around the Closing Date as contemplated by and pursuant to the Merger Agreement;

          (n) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
          (o) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation; and
          (p) other Investments in an aggregate amount not to exceed $200,000,000 during the term of this Agreement.
     Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.
     Section 6.07 Financial Covenants.
          (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2011, to be less than the correlative ratio indicated:

Fiscal	Interest
Quarter	Coverage Ratio
FQ1 2011	2.20:1.00
FQ2 2011	2.20:1.00
FQ3 2011	2.20:1.00
FQ4 2011	2.25:1.00
FQ1 2012	2.40:1.00
FQ2 2012	2.60:1.00
FQ3 2012	2.80:1.00
FQ4 2012	3.00:1.00
FQ1 2013	3.15:1.00
FQ2 2013	3.30:1.00
FQ3 2013	3.40:1.00
FQ4 2013	3.55:1.00
FQ1 2014	3.80:1.00
FQ2 2014	4.00:1.00
FQ3 2014	4.25:1.00
FQ4 2014	4.50:1.00
FQ1 2015 and thereafter	4.50:1.00

          (b) Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2011, to exceed the correlative ratio indicated:

Fiscal
Quarter	Leverage Ratio
FQ1 2011	6.00:1.00
FQ2 2011	6.00:1.00
FQ3 2011	6.00:1.00
FQ4 2011	5.50:1.00
FQ1 2012	5.10:1.00
FQ2 2012	4.65:1.00
FQ3 2012	4.30:1.00
FQ4 2012	4.00:1.00
FQ1 2013	3.80:1.00
FQ2 2013	3.60:1.00
FQ3 2013	3.40:1.00
FQ4 2013	3.25:1.00
FQ1 2014	3.05:1.00
FQ2 2014 and thereafter	3.00:1.00
          (c) Maximum Consolidated Capital Expenditures. Make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for the Group in excess of the corresponding amount set forth below opposite such Fiscal Year; provided that 50% of any portion of any amount set forth below, if not expended in the Fiscal Year for which it is permitted below, may be carried over for expenditure in the next following Fiscal Year; provided, that if any such amount is so carried over, it will be deemed used in the applicable subsequent Fiscal Year after the amount set forth opposite such Fiscal Year below:

Fiscal	Consolidated Capital
Year	Expenditures
2011	$50,000,000
2012	$150,000,000
2013	$150,000,000
2014 and thereafter	$175,000,000
Notwithstanding the foregoing, (i) any Group Member shall also be permitted to make any Consolidated Capital Expenditures (A) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds invested pursuant to Section 2.14(a) or Section 2.14(b), (B) for fixed assets, capital assets or equipment (which are not replacement or substitution), to the extent made with Net Cash Proceeds from an Asset Disposition (including any proceeds from dispositions described in clauses (b) and (c) of the definition of Asset Disposition), (C) which constitute a Permitted Acquisition permitted under Section 6.08 and (D) to the extent any expenditure is a use of the Available Amount (including to the extent financed with the issuance of Equity Interests of the Parent, which Equity Interests are not required to prepay Loans pursuant to Section 2.14(d)) and (ii) if the Leverage Ratio as of the last day of any Fiscal Year is less than 3.50:1.00, then the amount of Consolidated Capital Expenditures permitted in the next Fiscal Year as set forth in the table above shall be increased by $50,000,000;
          (d) Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2011, to be less than 1.00:1.00.
          (e) Calculation Adjustments. For any testing period ending less than four Fiscal Quarters after the Closing Date:
          (i) “Consolidated Net Cash Interest Expense” shall be annualized for the period from the Closing Date to the relevant testing date, by multiplying Consolidated Net Cash Interest Expense by A/ B, where A=365 and B equals the number of days elapsed since (and including) the Closing Date;
          (ii) “Debt Service Coverage Ratio” shall be calculated as follows:
(A)	“Consolidated Cash Flow for Debt Service” shall be calculated by reference to the actual results of the Group for the period from the Closing Date to the testing date; and

(B)	“Debt Service” shall be calculated by reference to the actual payments by the Group from the Closing Date to the testing date.
     Section 6.08 Fundamental Changes; Disposition of Assets; Acquisitions. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any Subsidiary of any Borrower may be merged with or into such Borrower or any Wholly-Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Wholly-Owned Subsidiary Guarantor; provided, that in the case of such a merger, such Borrower or such Wholly-Owned Subsidiary Guarantor, as applicable shall be the continuing or surviving Person;
          (b) any Subsidiary of any Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any Wholly-Owned Subsidiary Guarantor;
          (c) sales or other dispositions of assets that do not constitute Asset Dispositions;
          (d) Asset Dispositions, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Dispositions made pursuant to this clause (d), are less than 10% of the Consolidated Total Assets of the Group; provided, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Parent), (ii) no less than 75.0% thereof shall be paid in cash, (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.14(a) and (iv) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;
          (e) If no Event of Default shall have occurred and be continuing or shall be caused thereby, (i) Receivables Sales and Project Dispositions and (ii) sales or discounts of accounts receivable, in each case with respect to this clause (ii) without recourse and in the ordinary course of business which are overdue or which a Group Member may reasonably determine are difficult to collect, but in each case only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);
          (f) any Group Member may enter into licenses or sublicenses of software, trademarks and other Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Group Member and could not reasonably be expected to have a Material Adverse Effect;

          (g) any sale or disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;
          (h) without limiting the application of any other provision of Article II or this Article VI, dispositions of cash and Cash Equivalents;
          (i) Permitted Acquisitions; provided, that the consideration for such Persons or assets shall not exceed, at any time an aggregate amount of $400,000,000;
          (j) Investments made in accordance with Section 6.06;
          (k) one or more Required Disposals; provided, that such Required Disposals (i) in the aggregate do not contribute or account for more than 10% of pro forma Consolidated Adjusted EBITDA of the Group (including the Acquired Business), taken as a whole, after giving effect to the Merger and without giving effect to any Required Disposals made in order to consummate the Merger Agreement (calculated in accordance with Regulation S-X and including only such adjustments as are deemed appropriate by the Administrative Agent) for the four Fiscal-Quarter period most recently ended prior to the Closing Date for which internal financial statements are available and the four Fiscal-Quarter period commencing after the Closing Date (provided, that in making such calculation, there shall be included any increase in pro forma Consolidated Adjusted EBITDA of the Group (including the Acquired Business) that is, or is expected to be, directly attributable to assets or businesses of the Group (including the Acquired Business) remaining after such Required Disposals that the Administrative Agent reasonably determines replaces the pro forma Consolidated Adjusted EBITDA attributable to the Required Disposals) and (ii) constitute, in the aggregate, no more than 10% of the consolidated balance sheet assets of the Group and the Acquired Business, taken together, on the last day of the four Fiscal-Quarter period most recently ended prior to the Closing Date for which financial statements are available; and
          (l) Asset Dispositions permitted by Section 6.10.
     Section 6.09 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.08, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     Section 6.10 Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than to any Group Member), (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than to any Group Member) in connection with such lease or (c) is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, excluding any such arrangement to the extent that the fair market value of such property does not exceed $200,000,000 in the aggregate for all such arrangements; provided, that the Group shall comply with the requirements of Section 2.14(a) and (b), to the extent applicable, in connection with any transaction permitted by this Section 6.10; and provided further that any Attributable Indebtedness incurred in connection therewith is otherwise permitted by Section 6.01.
     Section 6.11 Transactions with Shareholders and Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of any Group Member on terms that are less favorable to such Group Member than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between any Borrower and any Wholly-Owned Subsidiary Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of any Group Member; (c) compensation arrangements for officers and other employees of any Group Member entered into in the ordinary course of business; (d) any Restricted Payment permitted by Section 6.04 and (e) loans and advances to employees and directors permitted under Section 6.06(f).
     Section 6.12 Conduct of Business. From and after the Closing Date, engage in any business (either directly or through a Subsidiary) other than the businesses engaged in by such Loan Party on the Closing Date and any business reasonably similar, related, complementary or ancillary thereto.
     Section 6.13 Amendments or Waivers of Organizational Documents and Certain Other Documents. Agree to (a) any material amendment, restatement, supplement or other modification to or waiver of any of its Organizational Documents or the Merger Documents which would be adverse as to any Secured Party or (b) any amendment, restatement, supplement, waiver or other modification changing the terms of any Senior Notes, or make any payment consistent with an amendment, restatement, supplement, waiver or other modification thereto, if the effect of such amendment, restatement, supplement, waiver or other modification is to increase the interest rate on such Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or change the redemption, prepayment or defeasance provisions of such Senior Notes, or if the effect of such amendment, restatement, supplement, waiver or other modification, together with all other amendments, restatements, supplements, waivers and other modifications made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.
     Section 6.14 Fiscal Year. Change its Fiscal Year-end from December 31 of each calendar year or change its method of determining Fiscal Quarters.

     Section 6.15 Centre of Main Interests and Establishments. If such Loan Party’s jurisdiction is in a member state of the European Union, deliberately change its “centre of main interest” (as that term is used in the Regulation) in a manner that could reasonably be expected to result in a Material Adverse Effect.
     Section 6.16 Limitation in Relation to German Loan Parties.
          (a) The provisions of Sections 6.02, 6.03, 6.04, 6.05, 6.08, 6.09, 6.10, 6.11, 6.12 and 6.13 (the “Relevant Restrictive Covenants”) shall not apply to any German Loan Party or any of its Subsidiaries from time to time which is incorporated in or having its “centre of main interest” (as such term is used in the Regulation) in Germany (a “German Group Member”).
          (b) With respect to any transactions not permitted under the Relevant Restrictive Covenants (ignoring for this purpose clause (a) above), each German Loan Party shall give the Administrative Agent notice in writing and in good time of the intention of it or of any German Group Member to carry out any of the acts or take any of the steps referred to in the Relevant Restrictive Covenant, explaining if and how such steps might affect the financial situation of the company or the Group, or the Lenders’ risk and security position. Any such notification shall not be made later than twenty (20) Business Days before such measure shall be implemented, or in case of urgent matters requiring an implementation on shorter notice immediately after the need for the relevant measure arises, provided that, the reasons for such urgent implementation are described in the notification.
          (c) The Administrative Agent shall be entitled within ten (10) Business Days of receipt of the relevant German Loan Party’s notice under clause (b) above to request the relevant German Loan Party (with a copy to the Borrower Representative) to supply to the Administrative Agent in sufficient copies for the Lenders any relevant information in connection with the proposed action or steps referred to in such notice.
          (d) The Administrative Agent shall notify the relevant German Loan Party (with a copy to the Borrower Representative), within ten (10) Business Days of receipt of the relevant German Loan Party’s notice under clause (b) above or, if additional information has been requested by the Administrative Agent under clause (c) above, within ten (10) Business Days of receipt of such information, whether the proposed action or steps under clause (b) above is, or is in the reasonable opinion of the Administrative Agent (acting on the instructions of the Required Lenders), likely to have a Material Adverse Effect or a material adverse consequences for the Lenders’ risk or security position.
          (e) If the proposed action or steps under clause (b) above is considered by the Administrative Agent (acting reasonably and in accordance with clause (d) above) to have a Material Adverse Effect or a material adverse consequences for the Lenders’ risk or security position and the relevant German Loan Party or German Group Member nevertheless takes such action or steps, this shall constitute an Event of Default pursuant to clause (o) of Section 8.01 and the Administrative Agent shall consequently be entitled to take (and, if so instructed by the Required Lenders, shall take) any of the steps set out in Section 8.01.
     Section 6.17 Financial Assistance. Fail to comply, where applicable, in all respects with any financial assistance legislation in any Relevant Jurisdiction, including as related to execution of the Security Documents and payment of amounts due under this Agreement.
ARTICLE VII.
GUARANTY
     Section 7.01 Guaranty of the Obligations. Each Guarantor jointly and severally hereby irrevocably and unconditionally guaranties to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations of the Borrowers (other than, in the case of the U.S. Borrower, any Guarantor that is a Foreign Subsidiary of the U.S. Borrower) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (the “Guaranteed Obligations”).
     Section 7.02 Contribution by Guarantors. The Guarantors (respectively, the “Contributing Guarantors”) desire to allocate among themselves, in a fair and equitable manner, the Guaranteed Obligations, respectively, arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share”means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Debtor Relief Law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among the Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.
     Section 7.03 Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provision of any other Debtor Relief Law), the Guarantors shall upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case or analogous proceeding under any Debtor Relief Law) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.
     Section 7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than payment in full of the applicable Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Secured Party with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other Guarantor (including any other Guarantor) of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower or any of such other Guarantors and whether or not such Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations;
          (e) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith, the applicable Hedge Agreement, Cash Management Agreement or Treasury Transaction and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements, Cash Management Agreements or Treasury Transactions; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements, Cash Management Agreements or Treasury

Transactions or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement, such Cash Management Agreement, such Treasury Transaction or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any of the Hedge Agreements, any of the Cash Management Agreements, any Treasury Transaction or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of any Group Member and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     Section 7.05 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the applicable Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     Section 7.06 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any applicable Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any applicable Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations (including any such right of contribution as contemplated by Section 7.02). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     Section 7.07 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured

Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     Section 7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     Section 7.09 Authority of Guarantors or the Borrowers. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     Section 7.10 Financial Condition of the Borrowers. Any Credit Extension may be made to any Borrower or continued from time to time, and any Hedge Agreements, Cash Management Agreements and Treasury Transactions may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of such Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of each Borrower and its ability to perform its obligations under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Secured Party.
Section 7.11 Bankruptcy, Etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, receivership, liquidation, reorganization or insolvency case (or analogous proceeding under any Debtor Relief Law) or proceeding of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding (or analogous proceeding under any Debtor Relief Law), voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person under any Debtor Relief Law to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Disposition.
     Section 7.13 Spanish Guarantor Limitations. In respect of a Spanish Loan Party, the guarantee under this Article 7 does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Sections 143.2 and 150 of the Spanish Companies Act (Ley de Sociedades de Capital).
     Section 7.14 Italian Guarantor Limitations. For the purposes of Article 1938 of the Italian Civil Code, the obligations guaranteed by an Italian Loan Party pursuant to this Article 7 shall not in any event exceed an amount equal to 150% of the aggregate of the Commitment.
     Section 7.15 German Guarantor Limitations.
          (a) To the extent a Guarantor which is a German limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) or a limited partnership (Kommandit-gesellschaft) with a GmbH as its sole general partner (Komplementär) (GmbH & Co. KG) (the “Affected German Guarantor”) guarantees Obligations under the Agreement, the parties hereto agree that enforcement of that guaranty shall be limited to the extent that such payment under this guaranty has the effect of (i) reducing the Affected German Guarantor’s Net Assets (Nettovermögen) to an amount less than its share capital (Stammkapital) (Begründung einer Unterbilanz), and, as a result, cause a violation of Section 30 of the German Limited Liability

Companies Act (GmbH-Gesetz) or (ii) if its Net Assets are already an amount less than its share capital (Stammkapital), causing such Net Assets to be further reduced (Vertiefung einer Unterbilanz), and, as a result, cause a violation of Section 30 of the German Limited Liability Companies Act (GmbH-Gesetz) or (iii) violating other applicable German law which may cause the managing directors of the Affected German Guarantor to be personally liable.
          (b) No reduction of the amount enforceable under this guarantee in accordance with this Section 7.15 will prejudice the rights of the Collateral Agent or any Lender to claim to continue enforcing this guaranty until full satisfaction of the guaranteed claims (subject always to the operation of the limitation set out above at the time of such enforcement).
          (c) For the purposes of the calculation of the amount to be paid under Section 7.15(a) the following balance sheet items shall be adjusted as follows:
     (i) the amount of any increase of the Affected German Guarantor’s share capital (Stammkapital) effected in violation of the Agreement shall be deducted from the share capital (Stammkapital); and
     (ii) loans and other contractual liabilities incurred in violation of the provisions of the Agreement shall be disregarded.
          (d) The Affected German Guarantor shall realize, to the extent legally permitted and commercially reasonable, in a situation where it does not have sufficient Net Assets to maintain its stated share capital, any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant asset is not necessary for its business (betriebsnotwendig).
          (e) Notwithstanding the above, Section 7.15(a)(i) and (ii) shall not apply to any amounts due and payable relating to funds made available and still outstanding under the Agreement which have been made available by a Borrower or another member of the Group to the Affected German Guarantor or its Subsidiaries in any form (including, without limitation, by way of on-lending under an intercompany-loan (weitergeleitetes Gesellschafterdarlehen), a capital infusion or otherwise, if the Affected German Guarantor has entered into a domination or profit and loss sharing agreement or to the extent the Guarantor’s recourse claim (Ausgleichsanspruch) for granting the guarantee or security is of value (werthaltig), in accordance with section 30 (1) of the German Limited Liability Companies Act (GmbH-Gesetz).
          (f) For purposes of this Section 7.15, “Net Assets” shall mean the assets, pursuant to Section 266 (2) (A), (B), (C), (D) and (E) of the German Commercial Code (Handelsgesetzbuch) less the sum of the non-subordinated liabilities pursuant to Section 266 (3) (B), (C), (D) and (E) of the German Commercial Code (Handelsgesetzbuch). The value of the Net Assets shall be determined in accordance with general accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) under the German Commercial Code (HGB) consistently applied by the Affected German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to Section 42 German Limited Liability Companies Act (GmbHG), Sections 242, 264 German Commercial Code (HGB) in the previous years.

ARTICLE VIII.
EVENTS OF DEFAULT
     Section 8.01 Events of Default. If any one or more of the following conditions or events occur on or after the Closing Date:
          (a) Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within four (4) Business Days after the date due; or
          (b) Default Under Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness (other than Material Indebtedness referred to in Section 8.01(a)) in an individual principal amount (or Net Mark-to-Market Exposure), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Material Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.06, Sections 5.01(a), 5.01(b), 5.01(c), and 5.01(e), Section 5.02 (solely as to the existence of any Borrower), Section 5.20, Section 5.23 or Article VI; or
          (d) Breach of Representations, Etc. (i) Any Specified Representation or any Company Representation shall prove to have been inaccurate in any material respect, (ii) any representation or warranty in Article IV (other than those included in the foregoing clause (i)) if such had been made by any Loan Party on the Closing Date, would have been inaccurate in any material respect (provided that such inaccuracy will not be an Event of Default hereunder if within thirty (30) days of the Closing Date reasonable steps are being taken to remedy such inaccuracy and such inaccuracy is actually remedied within such period or (iii) any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made; or

          (e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower Representative of notice from the Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy, Appointment of Receiver, Creditor’s Process, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Borrower or any Material Company (other than any Material Company organized under the laws of Germany) in an involuntary case (or analogous proceeding under any Debtor Relief Law) under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case (or analogous proceeding under any Debtor Relief Law) shall be commenced against any Borrower or any Material Company under the Bankruptcy Code or under any other applicable Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, examiner, liquidator, conservator, custodian or other officer having similar powers over any Borrower or any Material Company (other than any Material Company organized under the laws of Germany), or over all or a substantial part of its property, shall have been entered; or (iii) there shall have occurred the involuntary appointment of an interim receiver, trustee, examiner, liquidator, conservator or other custodian of any Borrower or any Material Company (other than any Material Company organized under the laws of Germany) for all or a substantial part of its property; or a warrant of or order for attachment, execution or similar process shall have been issued against any substantial part of the property of any Borrower or any Material Company and any such event described in this clause (iii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iv) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company (other than any Material Company organized under the laws of Germany) exceeding an aggregate value of $100,000,000 (or its equivalent) unless such process is either being contested in good faith and/or proven to be frivolous or vexatious and is discharged within twenty (20) Business Days after commencement; provided, in each case, that notwithstanding the foregoing clauses (i)-(iv), if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.20, no Event of Default shall arise under this clause (f) as a result of the involuntary bankruptcy (or other analogous events described in this clause (f)) of such Loan Party; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Borrower or any Material Company shall have an order for relief entered with respect to it or shall commence a voluntary case (or analogous proceeding under any Debtor Relief Law) under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case (or analogous proceeding under any Debtor Relief Law), or to the conversion of an involuntary case to a voluntary case (or analogous proceeding under any Debtor Relief Law), under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, examiner, liquidator, conservator or other custodian for all or a substantial part of its property; or any Borrower or any Material Company shall make any assignment for the benefit of creditors; or (ii) any Borrower or any

Material Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) or shareholders of any Borrower or any Material Company, or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.20, no Event of Default shall arise under this clause (g) as a result of the filing of bankruptcy (or other analogous events described in this clause (g)) of such Loan Party; or
          (h) German Proceedings. Without limitation of clauses (f) and (g) of this Article VIII, with respect to any Material Company organized under the laws of Germany: (i) an involuntary petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed and not dismissed within sixty (60) days; (ii) any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set forth in Section 17 (Zahlungsunfähigkeit) or 19 (Überschuldung) of the German Insolvency Act (Insolvenzordnung); (iii) an insolvency court taking steps as set out in Section 21 of the German Insolvency Act (Insolvenzordnung); or (iv) a court order for commencement of insolvency proceedings (Insolvenzeröffnungsbeschluss) or for rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) is made; or
          (i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $100,000,000 individually or in the aggregate at any time (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
          (j) Unlawfulness and Invalidity. (i) It is or becomes unlawful for any Loan Party to perform any of its material obligations under the Loan Documents or any Security Document, or any Security Document ceases to be effective, (ii) any material obligation or obligations of any Loan Party under any of the Loan Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Loan Documents, or (iii) any material Loan Document ceases to be in full force and effect or any Security Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it to be ineffective.
          (k) Dissolution. Any order, judgment or decree shall be entered against any Borrower or any Material Company decreeing the dissolution or split up of such Borrower or Material Company, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.20, no Event of Default shall arise under this clause (j) as a result of the dissolution or split up of such Person; or
          (l) Employee Benefit Plans. There shall occur (i) one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a

Material Adverse Effect or (ii) the ERISA Event described in clause (b) of the definition thereof unless such ERISA Event (A) is solely due to an administrative error which is corrected as soon as practicable following knowledge thereof and (B) could not reasonably be expected to result in a liability in excess of $25,000,000; or
          (m) Guaranties, Security Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or
          (n) Cessation of Business. Any Borrower or any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (other than as a result of a disposal of assets or merger permitted under this Agreement); or
          (o) German Loan Parties’ Breach of Relevant Restrictive Covenants. A German Loan Party or German Group Member does not comply with a Relevant Restrictive Covenant after the Collateral Agent has confirmed in accordance with Section 6.16 that it considers the relevant action or step to have material adverse consequences for the Lenders’ risk or security position; or
          (p) Material Adverse Effect. There occurs any event, circumstance or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect on the Group.
THEN, (a) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g) with respect to any Group Member organized under the laws of a state of the United States, automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, (i) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, the obligation of the Issuing Bank to issue any Letter of Credit, the obligation of the Swing Line Lender to make any Swing Line Loan and the obligation to make loans under any Ancillary Facility shall immediately terminate; (ii) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (A) the unpaid principal amount of and accrued interest on the Loans, (B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), (C) all amounts due under any Ancillary Facility and (D) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (iii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; (iv) the Administrative Agent shall direct the Borrower Representative to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.01(f) and (g) to pay) to the Administrative Agent such additional amounts of cash as reasonably requested by the Issuing Bank, to be held as security for each Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding; and (v) the Administrative Agent and the Collateral Agent may exercise on behalf of themselves, the Lenders, the Issuing Bank and the other Secured Parties all rights and remedies available to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank under the Loan Documents or under applicable law or in equity.
ARTICLE IX.
AGENTS
     Section 9.01 Appointment of Agents. DBNY is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes DBNY to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Member. Each of the Arrangers and each Bookrunner shall be released from the restrictions of Section 181 of the German Civil Code (BGB — Bürgerliches Gesetzbuch), and similar restrictions under any other applicable law, and shall be authorized to delegate this power of attorney, including the release from such restrictions. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers and the Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers and the Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article IX.
     Section 9.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such

Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender, any Loan Party or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 9.03 General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of any Group Member or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Group Member), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).
          (c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it and to grant an exemption from any restrictions to any sub-delegate. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
          (d) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.
     Section 9.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the U.S. Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the U.S. Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.
     Section 9.05 Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Group in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Group. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Tranche A Term Loan, Tranche B Term Loan and/or Revolving Loans on the Closing Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans.
     Section 9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     Section 9.07 Successor Administrative Agent, Collateral Agent and Swing Line Lender. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower Representative. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower Representative and the Required Lenders and so long as such successor Administrative Agent shall be either one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000, and the Administrative Agent’s resignation shall become effective on the earlier of (a) the acceptance of such successor Administrative Agent by the Borrower Representative and the Required Lenders or (b) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower Representative, to appoint a successor Administrative Agent. If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower Representative and Required Lenders, may retain its role as the Collateral Agent under any Security Document. Except as provided in the preceding sentence, any resignation of DBNY or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of DBNY or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. If the Administrative Agent is retaining its role as Collateral Agent, the actions enumerated in the preceding sentence will be modified to account for such retained role. Any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If DBNY or its successor as the Administrative Agent pursuant to this Section 9.07 has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor the Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, DBNY or its successor may resign as the Collateral Agent upon notice to the Borrower Representative and Required Lenders at any time.
          (a) In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Loan Parties. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower Representative and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower Representative and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.
          (b) Any resignation of DBNY or its successor as the Administrative Agent pursuant to this Section 9.07 shall also constitute the resignation of DBNY or its successor as the Swing Line Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor the Swing Line Lender and an Issuing Bank (in accordance with Section 2.04(h)) for all purposes hereunder. In such event (i) the U.S. Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the U.S. Borrower for cancellation and (iii) the U.S. Borrower shall issue, if so requested by the successor Administrative Agent and the Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.
     Section 9.08 Security Documents and Guaranty.
          (a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents which are not German Security Documents; provided, that except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations. Subject to Section 10.05, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary (i) in connection with a sale or disposition of assets permitted by this Agreement, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented. Without limiting the generality of the foregoing, each Secured Party appoints the Administrative Agent and the Collateral Agent, as applicable, to act as its agent in connection with the ratification and incorporation of any Spanish Security Document into a Spanish Public Document, and hereby authorizes each of the Administrative Agent and the Collateral Agent to enter into, enforce their rights under and generally represent them in respect of the granting of Spanish Public Document.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
          (c) Rights under Hedge Agreements. No Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Sections 2.15(d) and 10.05(c)(v) of this Agreement and Section 10 of the U.S. Security Agreements. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).
          (d) Release of Collateral and Guarantees, Termination of Loan Documents.
          (i) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations not yet due and payable and obligations under Hedge Agreements) have been paid in full, all Commitments have terminated or expired or been cancelled and no Letter of Credit shall be outstanding (or if any Letter of Credit remains outstanding, each such Letter of Credit shall have been backstopped or cash collateralized to the reasonable satisfaction of the Issuing Bank), upon request of the Borrower Representative, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, examinership, receivership or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor, liquidator, examiner or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          (ii) Upon any disposition of property permitted by this Agreement, any security interest in such property provided for in any Security Document shall be deemed to be automatically released and such property shall automatically revert to the applicable Loan Party with no further action on the part of any Person. The Collateral Agent shall, at the applicable Loan Party’s expense, execute and deliver or otherwise authorize the filing of such documents as such Loan Party shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.
          (e) Powers of Attorney. At the request of the Administrative Agent and/or the Collateral Agent, which request may be made from time to time, each of the Lenders party hereto agrees to execute and grant a power of attorney in favor of (and in form and substance satisfactory to) the Collateral Agent and/or the Administrative Agent to the extent necessary under local law in order to give effect to the provisions of this Section 9.08. To the extent a Lender notifies the Administrative Agent in writing that it is prohibited by its governing documents or by requirements of law from providing such power of attorney, and the Administrative Agent and/or Collateral Agent determines that documentation executed by such Lender is reasonably necessary to effectuate the provisions of this Section 9.08, each such Lender undertakes for so long as it is Lender to join the Administrative Agent and or Collateral Agent (as requested by such agent) in any action to give effect to the provisions of this Section 9.08 and for the avoidance of doubt, such Lender shall abide by and act, or refrain from acting, in accordance with, any decision of the Lenders made in accordance with this Agreement.
     Section 9.09 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
     Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.
     Section 9.11 Administrative Agent’s “Know Your Customer” Requirements. Each Lender shall promptly, upon the request of the Administrative Agent, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     Section 9.12 Spanish Collateral Agent. Notwithstanding the generality of this Article IX, each of the Secured Parties party hereto on the Closing Date shall grant a power of attorney in favor of (and in form and substance satisfactory to) the Collateral Agent to administer and enforce remedies with respect to the Spanish Security, which shall be granted in favor of each and all of the Secured Parties, that is subject to any Spanish Security Document for and on behalf of the Lenders pursuant to the provisions of this Agreement. At the request of the Administrative Agent or the Collateral Agent, which request may be made from time to time, each Lender party hereto from time to time will sign such powers of attorney as requested by the Administrative Agent or Collateral Agent which are necessary to cause any Spanish Security Document to be elevated to the status of a Spanish Public Document.
     Section 9.13 Italian Collateral Agent. Notwithstanding the generality of this Article IX, with reference to the Italian Security Documents and any Guarantor incorporated under Italian law:
          (a) The Collateral Agent will act as “mandatario con rappresentanza” hereby duly appointed by the Secured Parties to act in their name and on their behalf for the purposes and within the limits set out in this Agreement; and
          (b) Each of the Secured Parties (other than the Collateral Agent) hereby:
          (i) Appoints, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, the Collateral Agent to be its mandario con rappresentanza and common representative for the purpose of executing in the name and on behalf of the Secured Parties the Italian Security Documents;
          (ii) Grants the Collateral Agent the power to negotiate and approve the term and conditions of the Italian Security Documents, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the Italian Security Documents created thereunder in the name and on behalf of the Secured Parties;
          (iii) Confirms that in the event that any security created under the Italian Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party, then the Collateral Agent shall remain empowered to execute a release of such security in its name and on its behalf;
          (iv) Undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in its appointed capacity; and
          (v) Undertakes, in case of resignation by the Collateral Agent or if for any reason whatsoever the Collateral Agent ceases to act as Collateral Agent for the purpose of this Agreement and/or the Italian Security Documents, to appoint a Lender as the new Collateral Agent for the Italian Security Documents, it being understood that in such case each of the Secured Parties (other than the Collateral Agent) confirms the undertakings set forth under this paragraph (b) also with respect to such new Collateral Agent.
     Section 9.14 German Collateral Agent. Notwithstanding the generality of this Article IX:
          (a) Each of the Secured Parties confirms the appointment of the Collateral Agent as agent, administrator and trustee (Treuhänder) for the purpose of accepting, holding on trust (Treuhand), administering and enforcing remedies with respect to the German Security that is subject of any German Security Document for and on behalf of the Lenders pursuant to the provisions of this Agreement.
          (b) The Collateral Agent accepts such appointment and, in particular, accept their respective appointments as a trustee (Treuhänder), agent and administrator of the German Security on the terms and subject to the conditions set forth in this Agreement.
          (c) The Collateral Agent, as applicable, shall:
          (i) hold, administer and, as the case may be, enforce any German Security which is security assigned or otherwise transferred (Sicherungsübereignung/ Sicherungsabtretung) under the laws of Germany under a non-accessory security right (nicht akzessorische Sicherheit) to it as a trustee (Treuhänder) in its own name but for the benefit of the Secured Parties; and
          (ii) as applicable, administer and, as the case may be, enforce, any German Security which is pledged under the laws of Germany (Verpfändung) or otherwise transferred in accordance with the laws of Germany to (i) it in its own name but for the benefit of the Secured Parties as well as (ii) any of the Secured Parties under an accessory security right (akzessorische Sicherheit) in the name and for and on behalf of the Secured Parties.

          (d) Each Secured Party hereby authorizes the Collateral Agent to accept, as its representative (Stellvertreter), any German Security created in favor of such Secured Party.
          (e) Each Secured Party hereby authorizes (bevollmächtigt) the Collateral Agent (with the right of sub-delegation) to enter into any Security Document evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with such German Security on behalf of such Secured Party. The Collateral Agent shall further be entitled to rescind, amend and/or execute new and different documents securing such German Security.
          (f) For the purposes of performing its rights and obligations as Collateral Agent hereunder, each Secured Party hereby authorizes the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 of the German Civil Code (BGB), and similar restrictions under any other applicable law. The Collateral Agent is hereby authorized to delegate this power of attorney, including the release from such restrictions. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf.
          (g) Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Secured Party’s behalf.
     Section 9.15 Parallel Debt
          (a) For the purpose of establishing a valid Lien pursuant to any Security Document governed by German law each Loan Party irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (where applicable, by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis)) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under the Loan Documents, any Hedge Agreement, any Cash Management Agreement or any Treasury Transaction (as each may be amended, varied, supplemented or extended from time to time) whether for principal, interest, (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, as and when those amounts are due (its “Corresponding Debt”), and each Secured Party consents to each Loan Party’s undertaking pursuant to this paragraph (a).
          (b) Each party to this Agreement acknowledges that the obligations of each Loan Party under a Parallel Debt are several and are separate and independent from, and shall not in any way limit or affect, the relevant Corresponding Debt under any Loan Document, any Hedge Agreement, any Cash Management Agreement or any Treasury Transaction nor shall the amounts for which each Loan Party is liable under a Parallel Debt be limited or affected in any way by its relevant Corresponding Debt provided that:

          (i) a Parallel Debt of a Loan Party shall be decreased to the extent that its relevant Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;
          (ii) a Corresponding Debt of a Loan Party shall be decreased to the extent its relevant Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
          (iii) the amount of a Parallel Debt of a Loan Party shall at all times be equal to the amount of its relevant Corresponding Debt.
          (c) For the purpose of this Section 9.15, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party and its claims in respect of a Parallel Debt shall not be held on trust. Any Lien granted to the Collateral Agent to secure a Parallel Debt is granted to the Collateral Agent in its capacity as sole creditor of a Parallel Debt and shall not be held on trust.
          (d) All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Liens granted to secure a Parallel Debt, shall be applied in accordance with the terms of this Agreement.
          (e) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this Section 9.15 or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under any Parallel Debt in relation to a Secured Party except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the relevant Security Document or any other Loan Document, any Hedge Agreement, any Cash Management Agreement or any Treasury Transaction (or to do any act reasonably incidental to the foregoing).
          (f) Without limiting or affecting the Collateral Agent’s rights against a Loan Party (whether under this Section 9.15 or under any other provision of this Agreement), each Loan Party acknowledges that:
          (i) nothing in this Section 9.15 shall impose any obligation on the Collateral Agent to advance any sum to a Loan Party or otherwise under a Loan Document, except in its capacity as Lender; and
          (ii) for the purpose of any vote taken under a Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
          (g) For the avoidance of doubt, a Parallel Debt will become due and payable at the same time the relevant Corresponding Debt becomes due and payable.

          (h) For the purpose of any Security Document governed by German law, the Collateral Agent, the Loan Parties and each of the other Secured Parties agree that the Collateral Agent shall be the joint and several creditor (Gesamtgläubiger) (together with the relevant other Secured Party) of each and every obligation of the Loan Parties towards that other Secured Party under any Loan Document, any Hedge Agreement, any Cash Management Agreement or any Treasury Transaction, and that accordingly the Collateral Agent will have its own and independent right to demand performance by the Loan Parties of those obligations (Gesamtgläubigerschaft) in full.
          (i) Notwithstanding anything to the contrary herein, nothing in this Section 9.15 shall impose any obligation on any Foreign Loan Party to make any payment, or provide any security for, any Obligation of a U.S. Loan Party, or be construed as a guaranty by any Foreign Loan Party of any Obligation of a U.S. Loan Party.
          (j) For the avoidance of doubt, the provisions under this Section 9.15 shall not limit any defense that a German Guarantor would otherwise have under this Agreement or a corresponding guarantee agreement and shall not be used for a simplified enforcement of rights under this Agreement.
ARTICLE X.
MISCELLANEOUS
     Section 10.01 Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent, the Administrative Agent, the Swing Line Lender or the Issuing Bank, shall be sent to such Person’s address as set forth on Schedule 1.01(d) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 1.01(d) or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, ordinary or registered post, or three (3) Business Days after depositing it in the ordinary or prepaid post or United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.
          (b) Electronic Communications.
          (i) Notices and other communications to the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any

Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
          (ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
          (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct or (B) indirect, special, incidental or consequential damages.

          (iv) Each Loan Party, each Lender, each Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
          (v) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.03, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.
          (vi) Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.
          (c) Change of Address. Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.
          (d) Tax Forms. Notwithstanding any other provision of this Section 10.01, forms required to be delivered pursuant to Section 2.20(c) shall be delivered in the manner required by law.
     Section 10.02 Expenses. Whether or not the transactions contemplated hereby are consummated, each Borrower agrees to pay promptly (a) all the actual and reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents (including all costs incurred in connection with the Platform) and any consents, amendments, supplements, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for any Borrower or the other Loan Parties; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by any Borrower; provided, that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the Administrative Agent, local or specialist counsel, provided further that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent or Lender; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable documented costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan

Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (h) all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.02 shall be due and payable within fifteen (15) Business Days after demand therefor.
     Section 10.03 Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) All amounts due under this Section 10.03 shall be due and payable within fifteen (15) days after demand therefor.

     Section 10.04 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 10.05 Amendments and Waivers.
          (a) Required Lenders’ Consent. Subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof); provided, that any Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Loan Documents.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;
          (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder (it being understood that only the consent of the

Required Lenders shall be necessary to amend the Default Rate in Section 2.10 or to waive any obligation of any Borrower to pay interest at the Default Rate);
          (v) waive or extend the time for payment of any such interest, fees or premiums;
          (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), Section 2.15 (except to the extent provided for in 10.05(c)(iii)), Section 2.16(c), Section 2.17, this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
          (viii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document; or
          (ix) amend the definition of “Required Lenders”, “Required Revolving Lenders” or amend Section 10.5(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”; provided, that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
          (x) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;
          (xi) amend or modify any provision of any Loan Document relating to priority or subordination of the Loans and Commitments;
          (xii) permit any change to the Borrowers or the Guarantors other than as expressly provided in this Agreement;
          (xiii) amend or modify any provision of Section 10.06 in a manner that further restricts assignments thereunder;
          (xiv) change the stated currency in which any Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document; or
     provided, that for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vii), (viii), (ix), (x), (xi), and (xiv).

          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
          (i) increase any Commitment of any Lender over the amount thereof then in effect or extend the outside date for such Commitment without the consent of such Lender; provided, that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender;
          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
          (iii) alter the required application of any repayments or prepayments (but not, for the avoidance of doubt, any scheduled amortization payment) as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50.0% of the aggregate Tranche A Term Loan Exposure of all Lenders, Tranche B Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, that Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
          (iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of the Administrative Agent and of the Issuing Bank;
          (v) amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;
          (vi) amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;
          (vii) amend any condition for Credit Extensions set forth in Section 3.02 without the consent of Lenders holding more than 50% of the aggregate applicable Revolving Exposure of all Lenders;
          (viii) amend, modify, terminate or waive any provision hereof that would materially, disproportionately and adversely affect the Lenders holding Revolving Commitments or the obligation of any Borrower to make any payment of Revolving Loans without the consent of Lenders holding more than 50% of the aggregate Revolving

Exposure of all Lenders (or if such amendment, modification or waiver affects only the Foreign Revolving Loans, only the U.S. Revolving Loans or U.S. Multicurrency Revolving Loans, 50% of the aggregate Revolving Exposure of the relevant class); and
          (ix) except to the extent expressly addressed in another clause of this Section 10.05, amend, modify, terminate or waive any provision hereof that would materially, disproportionately and adversely affect the obligation of any Borrower to make payment of Term Loans without the consent of Lenders holding more than 50.0% of the aggregate Term Loans of all Lenders.
          (d) Other Amendments. Notwithstanding anything to the contrary contained in this Section 10.05:
          (i) if the Administrative Agent and the Borrower Representative shall have jointly identified an obvious or manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower Representative shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;
          (ii) the Administrative Agent and/or the Collateral Agent may (or shall, to the extent required by any Loan Document) amend or restate any Security Document or enter into any new agreement or instrument (with the consent of the Borrower Representative, such consent not to be unreasonably withheld or delayed) to (A) make any change that would provide any additional rights, protections or benefits to the Secured Parties or that does not adversely affect the legal rights of any Secured Party hereunder or under such Security Document, (B) make, complete, enhance, confirm or reconfirm any grant of Collateral permitted or required herein or any of the Security Documents, (C) grant any Lien for the benefit of the Secured Parties otherwise permitted to be granted under any Loan Document or (D) add additional Lenders as Secured Parties, in each case, to the extent local law requires such amendments or restatements to effectuate the agreements of the parties hereunder, and any such amendments or restatements shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;
          (iii) if, prior to the Closing Date, the Borrower Representative requests that the schedules to this Agreement be amended (or new schedules added) to reflect immaterial changes or changes of a clean-up nature, such schedules may be amended or added with the consent of the Administrative Agent (and without the consent of any other party to any Loan Document); and
          (iv) if, prior to the Closing Date, the Arrangers and the Parent determine that new Tranche B Term Loan Commitments (the “Additional Tranche B Term Loan Commitments”), should be issued in lieu of a portion of the Senior Notes (but not to exceed $200,000,000 in the aggregate), the Tranche B Term Loan Commitments hereunder shall be so increased (and the amount set forth in Section 3.01(d) with respect to proceeds from the Senior Notes, shall be decreased by an equivalent amount). The Additional Tranche B Term Loan Commitments shall be effected pursuant to one or more joinder agreements or amendments executed and delivered by the Parent, the Lender providing such Additional Tranche B Term Loan Commitments and the Administrative Agent on or prior to the Closing Date. The terms and provisions of the Additional Tranche B Term Loan Commitments and the Loans made on the Closing Date with respect to such Additional Tranche B Term Loan Commitments shall be identical to the Tranche B Term Loan Commitments and the Tranche B Term Loans, respectively and such Loans shall be Tranche B Term Loans for all purposes of this Agreement.
          (e) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender; provided that, with respect to amendments, supplements, modifications, waivers or consents requiring the approval of a Lender which has notified the Administrative Agent in writing at the time of such amendment, supplement, modification, waiver or consent that it is unable to permit the Administrative Agent to execute on its behalf, the Administrative Agent shall not execute such amendment, supplement, modification, waiver or consent on behalf of such Lender and provided further that any such limitation with respect to such Lender shall not affect the ability of the Administrative Agent to so execute on behalf of any other Lenders or, for the avoidance of doubt, the effectiveness of any amendment, supplement, modification, waiver or consent with respect to which the applicable consents have been received. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Loan Parties.
     Section 10.06 Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).
          (b) Register. Each Borrower, each Guarantor, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower Representative and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
          (i) to any Person meeting the criteria of clause (a), (b) or (c) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Administrative Agent; and
          (ii) to any Person meeting the criteria of clause (d) or (e) of the definition of the term of “Eligible Assignee” upon written confirmation from the Administrative Agent that such potential Lender is not a Disqualified Company and the giving of notice to the Borrower Representative and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to by the Borrower Representative, the Swing Line Lender and the Issuing Bank (provided that the Borrower Representative shall be deemed to have consented to assignments (A) made during the initial syndication of the Revolving Commitments to Lenders and the Administrative Agent and (B) after five (5) Business Days following notice thereof if such consent has not been giving within such time) (each such consent not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower Representative, required at any time a Default or Event of Default has occurred and is continuing); provided, further that each such assignment pursuant to this Section 10.06(c)(ii) shall be subject to the written confirmation from the Administrative Agent that such potential Lender is not a Disqualified Company and shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by the Borrower Representative and the Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Borrower Representative and the Administrative Agent or as shall constitute the aggregate amount of the Tranche A Term Loan or Tranche B Term Loan of the assigning Lender) with respect to the assignment of Term Loans; provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts;

     provided, that notwithstanding the foregoing clauses (i) and (ii), so long as no Event of Default has occurred and is continuing, with respect to any assignment of Foreign Loans or Foreign Revolving Commitments, the assignee must in all cases be a Qualifying Lender or such assignee shall have provided satisfactory evidence to the Administrative Agent that Spanish Corporate Income Tax or Non-Resident Income Tax, as the case may be, is otherwise not applicable by way of withholding or deduction to any interest paid by the Foreign Borrower to such assignee.
          (d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment elected or caused by a Borrower pursuant to Section 2.23, (ii) in connection with an assignment by or to DBNY or any Affiliate thereof or (iii) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that: (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and each Lender, upon execution and delivery hereof or, so long as no Event of Default existed at the time of the applicable Assignment Effective Date, to the extent succeeding to an interest in Foreign Loans or Foreign Revolving Commitments, represents and warrants as of the Closing Date or as of the Assignment Effective Date either that such Lender is a Qualifying Lender or that Spanish Corporate Income Tax or Non-Resident Income Tax, as the case may be, is otherwise not applicable by way of withholding or deduction to any interest paid by the Foreign Borrower to such Lender.
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, (A) the Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the applicable Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(g). Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.
          (g) Participations.
          (i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Group Member or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.
          (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating or the amortization schedule therefor, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Guarantors or the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

          (iii) Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (A) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower Representative’s prior written consent and (B) a participant with respect to a U.S. Loan that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless such participant agrees, for the benefit of the Borrowers, to comply with Section 2.20 as though it were a Lender; provided, further, that except as specifically set forth in clause (A) of this sentence, nothing herein shall require any notice to the Borrower Representative or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (iv) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Commitments, Loans and other Obligations held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice, solely to the extent such inspection is necessary to establish that such Commitments, Loans or other obligations are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may pledge (without the consent of any Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank, any other obligations to a federal or central bank and, in the case of any Lender which is a fund, to secure obligations owed or securities issued by, such Lender as security for those obligations or security; provided, that no Lender, as between any Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     Section 10.07 Independence of Covenants, Etc. All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     Section 10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18(c), 2.19, 2.20(e), 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.17, 9.03(b), 9.06 and 9.09 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     Section 10.09 No Waiver; Remedies Cumulative. No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Issuing Bank or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.
     Section 10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     Section 10.11 Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.
     Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     Section 10.13 Table of Contents and Headings. The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.
     Section 10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     Section 10.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE

APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. In connection with any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby or thereby, each of Parent, the Borrowers and the Loan Parties irrevocably designates and appoints Grifols, Inc., with the address 2410 Lillyvale Ave., Los Angeles, CA 90032-3514 (the “Process Agent”) as its authorized agent upon which process may be served in any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby and thereby that may be instituted by Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender or any other Indemnitee in any such New York State or Federal court or brought by any Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender or any other Indemnitee under United States Federal or state laws. Each of Parent, the Borrowers and the Loan Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to each of Parent, the Borrowers and the Loan Parties at the address provided in accordance with Section 10.01, shall be effective service of process for any action, suit, proceeding or claim brought in any such New York State or Federal court. Each of Parent, the Borrowers and the Loan Parties further agrees to take any and all action, including without limitation execution and filing of any and all such documents and instruments as may be necessary to continue the designation and appointment of the Process Agent for a period of six years from the Agreement Execution Date to the sixth anniversary of the termination of this Agreement and all Loan Documents in accordance with their terms.
     Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE

DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 10.17 Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include the Arrangers) and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding the Group and their businesses identified as such by the Borrower Representative and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower Representative that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (a) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), provided, that such Persons are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (b) disclosures of such information reasonably required by (i) any pledgee referred to in Section 10.6(h), (ii) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (iii) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations or (iv) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (d) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (e) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower Representative of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information so that the Borrower Representative may seek a protective order or other appropriate remedy or waive the provisions of this Section 10.17. If the Borrower Representative elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy or, in the absence of the receipt of a waiver hereunder, any Lender or Agent, as applicable, is compelled to disclose any non-public information to any tribunal or else stand liable for contempt, such Lender or Agent, as applicable, may disclose the non-public information to the tribunal to the extent legally required (as determined by it); provided, that such Lender or Agent, as applicable to the extent permitted by applicable law, will use its commercially reasonable efforts to obtain, at the request of the Borrower Representative and at the Borrower Representative’s expense, an order or assurance that confidential treatment will be accorded to such portion of the non-public information required to be disclosed. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the avoidance of doubt, nothing in this Agreement or in any other Loan Document shall permit disclosure of non-public information to any Disqualified Company.
     Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, such Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and each Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the applicable Borrower.
     Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

     Section 10.20 Executive Proceedings. Each Spanish Security Document shall be formalized in a Spanish Public Document so that it may have the status of an executive title for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedure Law (law 1/2000 of 7 January).
     Section 10.21 Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof. Notwithstanding the foregoing and without limiting the agreements of the Borrowers and the Lenders that are not Commitment Parties (as hereinafter defined) hereto (including any obligations with respect to indemnification and expense reimbursement), (a) until the Closing Date, this Agreement shall not be binding upon the Arrangers, the Bookrunners or any Lender which is a party to the Commitment Letter (the “Commitment Parties”) and the commitments, obligations and rights of the Commitment Parties and the rights and obligations of the Borrowers with respect to the subject matter set forth herein or therein, shall exist solely under, and shall be governed exclusively by, the terms of the Commitment Letter and the Fee Letter and (b) on the Closing Date, for the avoidance of doubt, the commitments of the Commitment Parties under the Commitment Letter with respect to the Credit Facilities (as defined in the Commitment Letter) shall remain effective to the extent that Lenders on the Closing Date do not fund drawings hereunder as requested by the Borrowers on the Closing Date (and, for the avoidance of doubt, the funding of the Term Loans hereunder on the Closing Date shall not affect the commitments of the Commitment Parties with respect to the Interim Loans (as defined in the term sheet to the Commitment Letter)). For the avoidance of doubt, the Commitment Letter will terminate pursuant to its terms including on the Closing Date, as set forth therein. Upon such termination of the Commitment Letter in accordance with its terms, if the Term Loans have been funded hereunder, the agreements of the parties hereto will supersede all prior commitments and obligations to make loans or otherwise extend credit delivered to the Borrower at any time prior to the Closing Date by any Agent or Lender or any of their Affiliates (including under the Commitment Letter). With the exception of those terms contained in Sections 2, 4, 5, 7, 8, 11(e) and 11(f) of the Commitment Letter, dated June 6, 2010, between the Arrangers, the Bookrunners, the Parent and the U.S. Borrower (the “Commitment Letter”), which by the terms of the Commitment Letter remain in full force and effect, upon the Closing Date and the funding of the Term Loans hereunder, all of the Arrangers’, the Bookrunners’ and their respective Affiliates’ obligations with respect to the Credit Facilities (as defined therein) under the Commitment Letter shall terminate and be superseded by the Loan Documents and the Arrangers, the Bookrunners and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Upon the Closing Date and the funding of the Term Loans hereunder this Agreement, the other Loan Documents, and any fee letter entered into in connection with the Commitment Letter represent the entire agreement of the Group, the Agents, the Issuing Bank, the Swing Line Lender, the Arrangers, the Bookrunners and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent, the Issuing Bank or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.
     Section 10.22 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.
     Section 10.23 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 10.24 No Fiduciary Duty. Each Agent, each Lender, each Arranger, each Bookrunner, each Issuing Bank, the Swing Line Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each Borrower, its stockholders and/or its Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its Affiliates, on the other; provided, that each Loan Party acknowledges that (a) one or more affiliates of Morgan Stanley Senior Funding, Inc. (“MSSF” and together with its affiliates, the “Sell-Side Advisor”) and (b) one or more affiliates of (i) Banco Bilbao Vizcaya Argentaria Securities Inc. (“BBVA Securities”) and (ii) Nomura International plc (“Nomura” and, together with BBVA, the “Buy-Side Advisors” and collectively with the Sell-Side Advisor, the “Financial Advisors”), have been retained by the Borrower as financial advisors in connection with the Merger. The Borrowers, on behalf of themselves and their respective Subsidiaries and Affiliates, agree not to assert any claim that the Borrowers and their respective Subsidiaries and Affiliates might allege based on any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, the engagement of the respective Financial Advisors and, on the other hand, MSSF, BBVA Securities, Nomura or their respective affiliates’ respective relationships as Agent, Lender, Arranger, Bookrunner, Issuing Bank or Swing Line Lender, as applicable, described herein. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
     Section 10.25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given. The obligation of any Borrower in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRIFOLS INC.
By:	/s/ Gregory G. Rich
Name: Gregory G. Rich
Title: President and Chief Executive Officer

GRIFOLS, SA.
By:	/s/ Victor Grifols Roura
Name:
Title

Signature Page to Grifols Credit and Guaranty Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank and a Lender
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

NOMURA INTERNATIONAL PLC, as a Lender
By:	/s/ Luca Tassan
	Name:	Luca Tassan
	Title:	Managing Director

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

HSBC BANK PLC. as a Lender
By:	/s/ John Haire
	Name:	John Haire
	Title:	Director

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

BNP PARIBAS, as a Lender
By:	/s/ Charlotte Naconlan
	Name:	Charlotte Naconlan
	Title:	Managing Director

By:	/s/ Javier Entrecanaves
	Name:	Javier Entrecanaves
	Title:	Director

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as a Lender
By:	/s/ Pablo Arsuaga
	Name:	Pablo Arsuaga
	Title:	Syndicated Loans

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

Credit and Guaranty Agreement — Grifols Inc. and Grifols, S.A.

EXHIBIT A-1 TO
CREDIT AND GUARANTY AGREEMENT
BORROWING NOTICE
     Reference is made to the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     Pursuant to Section(s) [2.01] [2.02] [2.03] of the Credit Agreement, [Borrower Representative] [U.S. Borrower] [Foreign Borrower] desires that Lenders make the following Loans to [U.S. Borrower] [Foreign Borrower] in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

U.S. Tranche A Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurocurrency Rate Loans, with an initial Interest Period of 1 month:	$[___,___,___]

Foreign Tranche A Term Loans

☐	Eurocurrency Rate Loans, with an initial Interest Period of 1 month:	€ [___,___,___]

U.S. Tranche B Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurocurrency Rate Loans, with an initial Interest Period of 1 month:	$[___,___,___]

Foreign Tranche B Term Loans

☐	Eurocurrency Rate Loans, with an initial Interest Period of 1 month:	€ [___,___,___]
EXHIBIT A-1-1

U.S. Revolving Loans

☐	Base Rate Loans:	$[___][___,___,___]

☐	Eurocurrency Rate Loans, with an initial Interest Period of ________ month(s):[1]	$[___] [___,___,___]

U.S. Multicurrency Revolving Loans

☐	Base Rate Loans:	[_][3] [___][___,___,___]

☐	Eurocurrency Rate Loans, with an initial Interest Period of ________ month(s):[2]	[_][4] [___] [___,___,___]

Foreign Revolving Loans

☐	Eurocurrency Rate Loans, with an initial Interest Period of ________ month(s): [5]	€ [___] [___,___,___]

U.S. Swing Line Loans: $[___,___,___]

U.S. Multicurrency Swing Line Loans: $[___,___,___]
[U.S. Borrower] [Foreign Borrower] [Borrower Representative] hereby certifies that:
     (i) after making the Loans requested on the Credit Date, (x) the Total Utilization of U.S. Revolving Commitments shall not exceed the U.S. Revolving Commitments then in effect, (y) the Total Utilization of U.S. Multicurrency Revolving Commitments shall not exceed the U.S. Multicurrency Revolving Commitments then in effect and (z) the Total Utilization of Foreign Revolving Commitments shall not exceed the Foreign Revolving Commitments then in effect;
     (ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date, provided that, in each case, to the extent that

[1]	The earlier of (i) six (6) months after the Closing Date and (ii) the completion of the syndication of the Loans and Commitments (as determined by the Arrangers in their sole discretion).

[2]	The earlier of (i) six (6) months after the Closing Date and (ii) the completion of the syndication of the Loans and Commitments (as determined by the Arrangers in their sole discretion).

[3]	Loans in respect of the Multicurrency Revolving Commitments may be drawn in any Approved Currency pursuant to Section 2.02(c) of the Credit Agreement.

[4]	Loans in respect of the Multicurrency Revolving Commitments may be drawn in any Approved Currency pursuant to Section 2.02(c) of the Credit Agreement.

[5]	The earlier of (i) six (6) months after the Closing Date and (ii) the completion of the syndication of the Loans and Commitments (as determined by the Arrangers in their sole discretion).
EXHIBIT A-1-2

any such representation and warranty is already qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects; and
     (iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	GRIFOLS INC., as Borrower Representative
By:
Name:
Title:

[GRIFOLS INC. / GRIFOLS, S.A.]
By:
Name:
Title:

EXHIBIT A-1-3

EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT
CONVERSION/CONTINUATION NOTICE
     Reference is made to the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     Pursuant to Section 2.09 of the Credit Agreement, [the Borrower Representative] [U.S. Borrower] [Foreign Borrower] desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:
     1. U.S. Tranche A Term Loans:

$[___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period[1] of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurocurrency Rate Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurocurrency Rate Loans to be converted to Base Rate Loans
     2. Foreign Tranche A Term Loans:

€[___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)
     3. U.S. Tranche B Term Loans:

$[___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)

$[___, ___, ___]	Base Rate Loans to be converted to Eurocurrency Rate Loans with Interest Period of ____ month(s)

$[___, ___, ___]	Eurocurrency Rate Loans to be converted to Base Rate Loans

[1]	Choice of one, two, three or six months (or, if available to all of the Lenders, nine or twelve months).
EXHIBIT A-2-1

     4. Foreign Tranche B Term Loans:

[___, ___, ___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)
     5. U.S. Revolving Loans

$ [___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)

$ [___,___,___]	Eurocurrency Rate Loans to be converted to Base Rate Loans

$ [___,___,___]	Base Rate Loans to be converted to Eurocurrency Rate Loans with Interest Period of ____ month(s)
     6. U.S. Multicurrency Revolving Loans

[_][2] [___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)

[_][2] [___,___,___]	Eurocurrency Rate Loans to be converted to Base Rate Loans

[_][2] [___,___,___]	Base Rate Loans to be converted to Eurocurrency Rate Loans with Interest Period of ____ month(s)
     7. Foreign Revolving Loans:

€ [___,___,___]	Eurocurrency Rate Loans to be continued with Interest Period of [____] month(s)
     Borrower Representative hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	GRIFOLS INC., as Borrower Representative
By:
Name:
Title:

[2]	Any Approved Currency.
EXHIBIT A-2-2

EXHIBIT A-3 TO
CREDIT AND GUARANTY AGREEMENT
ISSUANCE NOTICE
     Reference is made to the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     Pursuant to Section 2.04 of the Credit Agreement, [U.S. Borrower] [Foreign Borrower] [the Borrower Representative] desires a [U.S. Letter of Credit] [U.S. Multicurrency Letter of Credit] [Foreign Letter of Credit] to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of [___,___,___]1.
     Attached hereto for each such Letter of Credit are the following:
          (a) the stated amount of such Letter of Credit;
          (b) the name and address of the beneficiary;
          (c) the expiration date; and
          (d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.
[U.S. Borrower] [Foreign Borrower] [Borrower Representative] hereby certifies that:
     (i) after issuing such Letter of Credit requested on the Credit Date, (x) the Total Utilization of U.S. Revolving Commitments shall not exceed the U.S. Revolving Commitments then in effect, (y) the Total Utilization of U.S. Multicurrency Revolving Commitments shall not exceed the U.S. Multicurrency Revolving Commitments then in effect and (z) the Total Utilization of Foreign Revolving Commitments shall not exceed the Foreign Revolving Commitments then in effect;
     (ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date, provided that, in each case, to the extent that any such representation and warranty is already qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects; and

[1]	Indicate currency denomination: Dollars, Euros or other Approved Currency for Foreign Letters of Credit.
EXHIBIT A-3-1

     (iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	GRIFOLS INC.,
By:
Name:
Title:

GRIFOLS, S.A.
By:
Name:
Title:

GRIFOLS INC., as Borrower Representative
By:
Name:
Title:

EXHIBIT A-3-2

EXHIBIT B-1 TO
REDIT AND GUARANTY AGREEMENT
TRANCHE A TERM LOAN NOTE

[$][€][___,___,___][1] [______], 2010	New York, New York
     [FOR VALUE RECEIVED, Grifols Inc., a Delaware corporation (the “U.S. Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) in the installments referred to below.]
     [FOR VALUE RECEIVED, Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns the principal amount of [EUROS] (€[___,___,___]) in the installments referred to below.]
     [U.S. Borrower] [Foreign Borrower] also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     [U.S. Borrower] [Foreign Borrower] shall make principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.
     This Note is one of the “Tranche A Term Loan Notes” in the aggregate principal amount of [$____] [€____] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in [lawful money of the United States of America] [the single currency of the European Union] in same day funds at the Principal Office of Administrative Agent designated for [U.S. Tranche A Term Loans] [Foreign Tranche A Term Loans] or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, [U.S. Borrower] [Foreign Borrower], Borrower Representative, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the [U.S. Borrower] [Foreign Borrower] hereunder with respect to payments of principal of or interest on this Note.

[1]	Lender’s U.S. or Foreign Tranche A Term Loan Commitment as applicable.
EXHIBIT B-1-1

     This Note is subject to mandatory prepayment and to prepayment at the option of [U.S. Borrower] [Foreign Borrower], each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF [U.S. BORROWER] [FOREIGN BORROWER] AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     The [U.S. Borrower] [Foreign Borrower] shall pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed, which obligations are absolute and unconditional.
     The [U.S. Borrower] [Foreign Borrower] promises to pay all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The [U.S. Borrower] [Foreign Borrower] and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]
EXHIBIT B-1-2

     IN WITNESS WHEREOF, [U.S. Borrower] [Foreign Borrower] has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[GRIFOLS INC.] [GRIFOLS, S.A.]
By:
Name:
Title:

EXHIBIT B-1-3

TRANSACTIONS ON
TRANCHE A TERM LOAN NOTE

Amount of
		Amount of Loan	Principal Paid This	Outstanding Principal	Notation
Date	Currency	Made This Date	Date	Balance This Date	Made By
EXHIBIT B-1-4

EXHIBIT B-2 TO
CREDIT AND GUARANTY AGREEMENT
TRANCHE B TERM LOAN NOTE

[$][€][___,___,___][1] [______], 2010	New York, New York
     [FOR VALUE RECEIVED, Grifols Inc., a Delaware corporation (the “U.S. Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) in the installments referred to below.]
     [FOR VALUE RECEIVED, Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns the principal amount of [EUROS] (€[___,___,___]) in the installments referred to below.]
     [U.S. Borrower] [Foreign Borrower] also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     [U.S. Borrower] [Foreign Borrower] shall make principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.
     This Note is one of the “Tranche B Term Loan Notes” in the aggregate principal amount of [$____] [€_____] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in [lawful money of the United States of America] [the single currency of the European Union] in same day funds at the Principal Office of Administrative Agent designated for [U.S. Tranche B Term Loans] [Foreign Tranche B Term Loans] or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, [U.S. Borrower] [Foreign Borrower], Borrower Representative, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the [U.S. Borrower] [Foreign Borrower] hereunder with respect to payments of principal of or interest on this Note.

[1]	Lender’s U.S. or Foreign Tranche B Term Loan Commitment as applicable.
EXHIBIT B-2-1

     This Note is subject to mandatory prepayment and to prepayment at the option of [U.S. Borrower] [Foreign Borrower], each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF [U.S. BORROWER] [FOREIGN BORROWER] AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     The [U.S. Borrower] [Foreign Borrower] shall pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed, which obligations are absolute and unconditional.
     The [U.S. Borrower] [Foreign Borrower] promises to pay all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The [U.S. Borrower] [Foreign Borrower] and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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EXHIBIT B-2-2

     IN WITNESS WHEREOF, [U.S. Borrower] [Foreign Borrower] has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[GRIFOLS INC.] [GRIFOLS, S.A.]
By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON
TRANCHE B TERM LOAN NOTE

Amount of
		Amount of Loan	Principal Paid This	Outstanding Principal	Notation
Date	Currency	Made This Date	Date	Balance This Date	Made By
EXHIBIT B-2-4

EXHIBIT B-3 TO
CREDIT AND GUARANTY AGREEMENT
REVOLVING LOAN NOTE

[$] [_][1][€] [___,___,___][2]	New York, New York
[______], 2010
     [FOR VALUE RECEIVED, Grifols Inc., a Delaware corporation (the “U.S. Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS ($[___,___,___])]3 [[_____]4 ([_]5 [___,___,___])]6 and (b) the unpaid principal amount of all advances made by Payee to the U.S. Borrower as Revolving Loans under the Credit Agreement referred to below.]
     [FOR VALUE RECEIVED, Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”), promises to pay [Name of Lender] (the “Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) EUROS (€[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to the U.S. Borrower as Revolving Loans under the Credit Agreement referred to below.]
     [U.S. Borrower] [Foreign Borrower] also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of [$_____][[_]7_____] [€_____] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made, except as provided in the Credit Agreement, in the currency in which such Note was made, in same day funds at the Principal Office of Administrative Agent designated for Revolving Loans or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, [U.S. Borrower] [Foreign Borrower], Borrower Representative, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will

[1]	Any Approved Currency.

[2]	Lender’s U.S. Revolving Loan Commitment, U.S. Multicurrency Revolving Loan Commitment or Foreign Revolving Loan Commitment, as applicable.

[3]	Lender’s U.S. Revolving Loan Commitment.

[4]	Name of any Approved Currency.

[5]	Applicable symbol for any Approved Currency.

[6]	Lender’s U.S. Multicurrency Revolving Loan Commitment.

[7]	Any Approved Currency.
EXHIBIT B-3-1

make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the [U.S. Borrower] [Foreign Borrower] hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of [U.S. Borrower] [Foreign Borrower], each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF [U.S. BORROWER] [FOREIGN BORROWER] AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     The [U.S. Borrower] [Foreign Borrower] shall pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed, which obligations are absolute and unconditional.
     The [U.S. Borrower] [Foreign Borrower] promises to pay all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The [U.S. Borrower] [Foreign Borrower] and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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EXHIBIT B-3-2

     IN WITNESS WHEREOF, [U.S. Borrower] [Foreign Borrower] has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[GRIFOLS INC.] [GRIFOLS, S.A.]
By:
Name:
Title:

EXHIBIT B-3-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

Amount of
		Amount of Loan	Principal Paid This	Outstanding Principal	Notation
Date	Currency	Made This Date	Date	Balance This Date	Made By
EXHIBIT B-3-4

EXHIBIT B-4 TO
CREDIT AND GUARANTY AGREEMENT
SWING LINE NOTE

[$] [___,___,___][1]
[______], 2010
New York, New York
     FOR VALUE RECEIVED, Grifols Inc., a Delaware corporation (the “U.S. Borrower”), promises to pay Deutsche Bank AG New York Branch, as [U.S. Swing Line Lender] [U.S. Multicurrency Swing Line Lender] (the “Payee”), on or before [mm/dd/yy], the lesser of (a) DOLLARS ($[___,___,___])2 and (b) the unpaid principal amount of all advances made by Payee to U.S. Borrower as Swing Line Loans under the Credit Agreement referred to below as the [U.S. Swing Line Loans][U.S. Multicurrency Swing Line Loans].
     The U.S. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the U.S. Borrower, a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and the Payee, Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [U.S. Swing Line Loans][U.S. Multicurrency Swing Line Loans] evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the [U.S. Swing Line Lender][U.S. Multicurrency Swing Line Lender] or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.
     This Note is subject to mandatory prepayment and to prepayment at the option of the U.S. Borrower, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF U.S. BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[1]	U.S. Swing Line Sublimit or U.S. Multicurrency Swing Line Sublimit, as applicable.

[2]	U.S. Swing Line Sublimit or U.S. Multicurrency Swing Line Sublimit, as applicable.
EXHIBIT B-4-1

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     The U.S. Borrower shall pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed, which obligations are absolute and unconditional.
     The U.S. Borrower promises to pay all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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EXHIBIT B-4-2

     IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

GRIFOLS INC.
By:
Name:
Title:

EXHIBIT B-4-3

TRANSACTIONS ON
SWING LINE NOTE

	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
Date	Made This Date	Paid This Date	Balance This Date	Made By
EXHIBIT B-4-4

EXHIBIT C-1 TO
CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of [Grifols Inc., a Delaware corporation (“U.S. Borrower”)] [Grifols, S.A., a [_____] organized under the laws of the Kingdom of Spain (“Foreign Borrower”)].
     2. In my capacity as chief financial officer, I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
     The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made by me in my capacity as chief financial officer and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

[GRIFOLS INC. ][GRIFOLS, S.A.]
By:
Name:
	Title:	Chief Financial Officer

EXHIBIT C-1-1

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].
[To be conformed to final Credit Agreement]

1. Consolidated Adjusted EBITDA (for the prior four Fiscal Quarter period):[1] (i) + (ii) — (iii) =			$[___, ___, ___]

(i)	Consolidated Net Income (see item 8 below):

(ii)	plus, to the extent reducing Consolidated Net Income, without duplication:		$[___, ___, ___]

	(a)	consolidated interest expense and any upfront fees payable to the Arrangers in connection with the Credit Agreement:	$[___, ___, ___]

	(b)	provisions for taxes based on income or gain:	$[___, ___, ___]

	(c)	total depreciation expense:	$[___, ___, ___]

	(d)	total amortization expense (including, without duplication, any upfront fees payable to the Arrangers in connection with the Credit Agreement being amortized):	$[___, ___, ___]

	(e)	other non-cash charges reducing Consolidated Net Income either related to (i) stock-based Compensation or (ii) purchase accounting adjustments:[2]	$[___, ___, ___]

	(f)	Exceptional Items[3], without duplication, resulting in a loss in accordance with GAAP (or IFRS, as applicable):	$[___, ___, ___]

(ii)	less, to the extent increasing Consolidated Net Income: (a) + (b) =		$[___, ___, ___]

	(a)	other non-cash gains increasing Consolidated Net Income for such period:[4]	$[___, ___, ___]

1	For purposes of the maximum Leverage Ratio or minimum Interest Coverage Ratio, Consolidated Adjusted EBITDA shall be calculated pro forma for material acquisitions and disposals, such that Consolidated Adjusted EBITDA would be adjusted to (a) include net income before net interest expense, taxes, depreciation and amortization attributable to the acquired entity (or assets) prior to its becoming a member of the Group during the relevant period, and (b) excluding net income before net interest expense, taxes, depreciation and amortization attributable to the disposed of entity (or assets) prior to its being disposed of by the Group during the relevant period. For the avoidance of doubt, such adjustment for material acquisitions and disposals shall not apply to the calculation of Consolidated Cash Flow for Debt Service or Consolidated Excess Cash Flow.

2	Excluding any such non cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period.

3	Exceptional Items means one-off cash gains or losses incurred by the Group during the relevant period and to include one-off restructuring costs related to the Transactions, in accordance with IFRS (or GAAP, as applicable).

4	Excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period.
EXHIBIT C-1-A-1

	(b)	Exceptional Items, without duplication, resulting in a gain in accordance with GAAP (or IFRS, as applicable):	$[___, ___, ___]

2. Consolidated Capital Expenditures (for the relevant Fiscal Year): (i) — (ii) =			$[___, ___, ___]

(i)	aggregate of all expenditures of the Group during such period determined on a consolidated basis that, in accordance with GAAP (or IFRS, as applicable), are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Group:		$[___, ___, ___]

(ii)	less, to the extent otherwise included in clause (i): (a) + (b) + (c) + (d) =		$[___, ___, ___]

	(a)	expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds invested pursuant to Section 2.14(a) or Section 2.14(b) of the Credit Agreement:	$[___, ___, ___]

	(b)	expenditures for fixed assets, capital assets or equipment (which are not replacement or substitution), to the extent made with Net Cash Proceeds from an Asset Disposition (including any proceeds from dispositions of (1) worn out, obsolete, scrap or surplus assets in the ordinary course of business and (2) sales, leases or licenses out of other assets for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions):	$[___, ___, ___]

	(c)	expenditures which constitute a Permitted Acquisition permitted under Section 6.08 of the Credit Agreement:	$[___, ___, ___]

	(d)	expenditures which constitute a use of the Available Amount (including to the extent financed with the issuance of Equity Interests of the Parent, which Equity Interests are not required to prepay Loans pursuant to Section 2.14(d)) of the Credit Agreement:[5]	$[___, ___, ___]

3. Consolidated Cash Flow for Debt Service (for the prior four Fiscal Quarter period): [6] (i) — (ii) =			$[___, ___, ___]

(i)	(a) + (b) + (c) + (d) + (e) =		$[___, ___, ___]

	(a)	Consolidated Adjusted EBITDA (see item 1 above), without duplication and excluding the effect of all cash movements associated with the Merger and the Transaction Costs:	$[___, ___, ___]

	(b)	the amount of any decrease (and deducting the amount of any increase) in the Consolidated Working Capital Adjustment (see item 11 below):	$[___, ___, ___]

5	On or prior to December 31, 2011, such amount shall not exceed $300,000,000.

6	For any testing period ending less than four Fiscal Quarters after the Closing Date, Consolidated Cash Flow for Debt Service shall be calculated by reference to the actual results of the Group for the period from the Closing Date to the testing date.
EXHIBIT C-1-A-2

	(c)	the amount of any cash receipts in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that relevant period by any Group Member:	$[___, ___, ___]

	(d)	to the extent not already taken into account in determining Consolidated Adjusted EBITDA, the amount of any dividends or other profit distributions received in cash by any Group Member from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions paid in cash during the relevant period to any shareholder in any Group Member which is not itself a Group Member:	$[___, ___, ___]

	(e)	the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) and deducting the amount of any non-cash credits (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) in each case to the extent taken into account in establishing Consolidated Adjusted EBITDA:	$[___, ___, ___]

(ii)	less: (a) + (b) + (c) =		$[___, ___, ___]

	(a)	the amount of Consolidated Capital Expenditure actually made (or due to be made) by any Group Member: [7]	$[___, ___, ___]

	(b)	the aggregate of any cash consideration paid for, or the cash cost of any Permitted Acquisition:	$[___, ___, ___]

	(c)	the amount of any cash Investments in a Joint Venture:	$[___, ___, ___]

4. Consolidated Current Assets (as of the date of determination):

	total assets of the Group on a consolidated basis that may properly be classified as current assets in conformity with GAAP (or IFRS, as applicable), excluding Cash and Cash Equivalents:		$[___, ___, ___]

5. Consolidated Current Liabilities (as of the date of determination):

	total liabilities of the Group on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP (or IFRS, as applicable), excluding the current portion of long term debt:		$[___, ___, ___]

7	Except to the extent funded from (1) the Net Cash Proceeds of an Asset Disposition or the Net Cash Proceeds of a Casualty Event permitted to be retained for this purpose; or (2) financed with the issuance of Equity Interests of the Parent that are not applied to prepay the Loans pursuant to Section 2.14 of the Credit Agreement.
EXHIBIT C-1-A-3

6. Consolidated Excess Cash Flow (for any Fiscal Year8): (i) — (ii) =			$[___, ___, ___]

(i)	(a) + (b) + (c) + (d) + (e) + (f) =		$[___, ___, ___]

	(a)	Consolidated Adjusted EBITDA (see item 1 above), without duplication and excluding the effect of all cash movements associated with the Merger and the Transaction Costs:	$[___, ___, ___]

	(b)	the amount of any decrease (and deducting the amount of any increase) in the Consolidated Working Capital Adjustment (see item 11 below):	$[___, ___, ___]

	(c)	the amount of any cash receipts (and deducting the amount of any cash payments) in respect of any Exceptional Items not already taken into account of in calculating Consolidated Adjusted EBITDA for the relevant period (other than, in the case of cash receipts, Net Cash Proceeds):	$[___, ___, ___]

	(d)	the amount of any cash receipts in respect of any Tex rebates or credits and deducting that amount actually paid or due and payable in respect of Taxes during that relevant period by any Group Member:	$[___, ___, ___]

	(e)	to the extent not already taken into account in determining Consolidated Adjusted EBITDA, the amount of any dividends or other profit distributions received in cash by any Group Member from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions paid in cash during the relevant period to any shareholders in any Group Member which is itself not a Group Member:	$[___, ___, ___]

	(f)	the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) and deducting the amount of any non-cash credits (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) in each case to the extent taken into account in establishing Consolidated Adjusted EBITDA:	$[___, ___, ___]

(ii)	less: (a) + (b) + (c) + (d) + (e) + (f) =		$[___, ___, ___]

	(a)	the amount of Consolidated Capital Expenditure actually made (or due to be made) by any Group Member:[9]	$[___, ___, ___]

	(b)	the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisition:	$[___, ___, ___]

8	Commencing with the Fiscal Year ending December 31, 2011.

9	Except to the extent funded from (1) the Net Cash Proceeds of an Asset Disposition or the Net Cash Proceeds of a Casualty Event permitted to be retained for this purpose; or (2) financed with the issuance of Equity Interests of the Parent that are not applied to prepay the Loans pursuant to Section 2.14(d) of the Credit Agreement.
EXHIBIT C-1-A-4

	(c)	the amount of any cash Investments in a Joint Venture:	$[___, ___, ___]

	(d)	the amounts paid in cash from operating cash flow of scheduled repayments of Indebtedness for borrowed money:[10]	$[___, ___, ___]

	(e)	scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof):	$[___, ___, ___]

	(f)	consolidated cash interest expense:	$[___, ___, ___]

7. Consolidated Net Cash Interest Expense (for the prior four Fiscal Quarter Period):[11] (i) — (ii) =			$[___, ___, ___]

(i)	total interest expense (including that portion attributable to Capital Leases in accordance with GAAP (or IFRS, as applicable)) of the Group on a consolidated basis with respect to all outstanding Indebtedness of the Group (net of cash interest earned):		$[___, ___, ___]

(ii)	less: (a) + (b) + (c) =		$[___, ___, ___]

	(a)	any amount not payable in cash in such period:	$[___, ___, ___]

	(b)	any one-off financing fees in connection with the Transaction, including any amounts referred to in Section 2.11(e), (f) or (g) of the Credit Agreement payable on or before the Closing Date:[12]	$[___, ___, ___]

	(c)	total interest income due on a consolidated basis to the Group with respect to the cash and Cash Equivalents balances of the Group, as determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable):	$[___, ___, ___]

8. Consolidated Net Income (for the prior four Fiscal Quarter Period): [13] (i) — (ii) =			$[___, ___, ___]

(i)	the net income (or loss) of the Group on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (or IFRS, as applicable):[14]		$[___, ___, ___]

10	Excluding for the avoidance of doubt, scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof) and any purchases (or repayments) in connection therewith of Loans pursuant to Section 2.13(c) of the Credit Agreement.

11	For any testing period ending less than four Fiscal Quarters after the Closing Date, Consolidated Net Cash Interest Expense shall be annualized for the period from the Closing Date to the relevant testing date, by multiplying Consolidated Net Cash Interest Expense by A/ B, where A=365 and B equals the number of days elapsed since (and including) the Closing Date.

12	To the extent included in such Person’s consolidated interest expense.

13	For the avoidance of doubt, cash amounts used by the Borrowers to make purchases of debt (including purchases of Loans under Section 2.13(c) of the Credit Agreement and purchases of the Senior Notes) shall not reduce Consolidated Net Income, nor will any non-cash gain associated with the cancellation of such purchased debt increase Consolidated Net Income.

14	Before any adjustment for profit and loss attributable to minority interests and capitalized interest.
EXHIBIT C-1-A-5

(ii)	less: (a) + (b) + (c) + (d) + (e) =		$[___, ___, ___]

	(a)	the income (or loss) of any Person (other than a Group Member) in which any other Person (other than a Group Member) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Group Member by such Person:	$[___, ___, ___]

	(b)	the income (or loss) of any Person accrued prior to the date it becomes a Group Member or is merged into or consolidated with the Group or that Person’s assets are acquired by any Group Member:	$[___, ___, ___]

	(c)	the income of any Subsidiary of the U.S. Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$[___, ___, ___]

	(d)	any after-tax non-cash gains (or losses) attributable to Asset Disposition or returned surplus assets of any Pension Plan:	$[___, ___, ___]

	(e)	to the extent not included in clauses (a) through (d) above, any net extraordinary gains or net extraordinary losses:	$[___, ___, ___]

9. Consolidated Net Total Debt (as of the date of determination): (i) — (ii) =			$[___, ___, ___]

(i)	the aggregate stated balance sheet amount of all Indebtedness (including guarantees) of the Group determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable), exclusive of any Contingent Liability in respect of any Letter of Credit:		$[___, ___, ___]

(ii)	less, the amount of unrestricted cash or Cash Equivalents of the Group, determined on a consolidated basis in accordance with GAAP (or IFRS, as applicable):		$[___, ___, ___]

10. Consolidated Working Capital (as of the date of determination): (i) — (ii) =			$[___, ___, ___]

(i)	Consolidated Current Assets:		$[___, ___, ___]

(ii)	less, Consolidated Current Liabilities:		$[___, ___, ___]

11. Consolidated Working Capital Adjustment (as of the date of determination): [15] (i) — (ii) =			$[___, ___, ___]

15	In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which
EXHIBIT C-1-A-6

(i)	Consolidated Working Capital as of the beginning of such period (as of the date of determination for the Fiscal Quarter ending immediately prior to the prior four Fiscal Quarter Period):	$[___, ___, ___]

(ii)	less, Consolidated Working Capital as of the end of such period (as of the date of determination):	$[___, ___, ___]

12. Debt Service (for the prior four Fiscal Quarter period): [16] (i) + (ii) + (iii) =		$[___, ___, ___]

(i)	Consolidated Net Cash Interest Expense for the relevant period[17]:	$[___, ___, ___]

(ii)	the aggregate of all scheduled repayments of Indebtedness falling due during the relevant period:	$[___, ___, ___]

	less: (a) + (b) + (c) + (d) =	$[___, ___, ___]

	(a) any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Commitments and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility:	$[___, ___, ___]

	(b) any mandatory prepayment made pursuant to Section 2.14 of the Credit Agreement:	$[___, ___, ___]

	(c) any such obligations owed to any Group Member:	$[___, ___, ___]

	(d) any prepayment of Indebtedness existing on the Closing Date which is required to be repaid under the terms of the Credit Agreement:	$[___, ___, ___]

(iii)	the amount of the capital element of any payments in respect of the relevant fiscal period payable under any Capital Lease entered into by any Group Member:	$[___, ___, ___]

13. Debt Service Coverage Ratio (as of the last day of any Fiscal Quarter): (i) / (ii) =

(i)	Consolidated Cash Flow for Debt Service for the four-Fiscal Quarter Period then ended (see item 3 above):	$[___, ___, ___]

(ii)	Debt Service for such four-Fiscal Quarter period (see item 12 above):	$[___, ___, ___]

	Actual:	_.__:1.00
	Required:	1.00:1.00

the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

16	For any testing period ending less than four Fiscal Quarters after the Closing Date, Debt Service shall be calculated by reference to the actual payments by the Group from the Closing Date to the testing date.

17	This may not be the same amount as in item 7 for any testing period ending less than four Fiscal Quarters after the Closing Date.
EXHIBIT C-1-A-7

14. Interest Coverage Ratio (as of the last day of the relevant Fiscal Quarter): (i) / (ii) =

(i)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended (see item 1 above):	$[___, ___, ___]

(ii)	Consolidated Net Cash Interest Expense for such four-Fiscal Quarter period (see item 7 above):	$[___, ___, ___]

	Actual:	_.__:1.00
	Required:	_.__:1.00

15. Leverage Ratio (as of the last day of the relevant Fiscal Quarter): (i) / (ii) =

(i)	Consolidated Net Total Debt (see item 9 above):	$[___, ___, ___]

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended (see item 1 above):	$[___, ___, ___]

	Actual:	_.__:1.00
	Required:	_.__:1.00

16. Maximum Consolidated Capital Expenditures (as of the last day of the relevant Fiscal Year) (see item 2 above):[18]

	Actual:	$[___, ___, ___]
	Required:	$[___, ___, ___]

18	Consolidated Capital Expenditures (as adjusted in accordance with Section 6.07(c) of the Credit Agreement and item) in an aggregate amount for the Group, shall not be in excess of the corresponding amounts for the following Fiscal Years—2011: $50,000,000; 2012: $150,000,000; 2013: $150,000,000; 2014 and thereafter: $175,000,000. However, if the Leverage Ratio as of the last day of any Fiscal Year is less than [3.50:1.00], then the amount of Consolidated Capital Expenditures permitted in the next Fiscal Year as set forth in the table in Section 6.07(c) of the Credit Agreement shall be increased by $50,000,000.
EXHIBIT C-1-A-8

EXHIBIT C-2 TO
CREDIT AND GUARANTY AGREEMENT
GUARANTOR COVERAGE CERTIFICATE
To: Deutsche Bank AG New York Branch as Administrative Agent (as defined below)
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     4. I am the chief financial officer of the Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Foreign Borrower”).
     5. In my capacity as chief financial officer, I have reviewed the terms of the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     6. Reference is made to Sections 5.01(c) and 5.20 of the Credit and Guaranty Agreement, and in accordance with such sections, pursuant to which the undersigned in my capacity as chief financial officer hereby certifies as follows:
(a)	as at [______][1] (such date, the “Determination Date”), the Determination Date, the Consolidated Adjusted EBITDA attributable to (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) is no less than 85% of the earnings before interest, tax, depreciation and amortization of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the earnings before interest, tax, depreciation and amortization of the Group;

(b)	as at the Determination Date, the aggregate (without duplication) total Consolidated Total Assets of (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) is no less than 85% of the total Consolidated Total Assets of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the total Consolidated Total Assets of the Group; and

(c)	as at the Determination Date, the aggregate (without duplication) turnover attributable to (i) the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) is no less than 85% of the aggregate turnover of the Group and (ii) each Subsidiary of the Parent (other than a Loan Party) on an individual basis is no more than 3.0% of the aggregate turnover of the Group.

1	To be the date of the most recent quarter’s financial statements provided to the Lenders pursuant to Section 5.01(a) or (b) of the Credit Agreement, as applicable, or, with respect to the first delivery hereof following the Closing Date, the financial statements dated as of December 31, 2010.
EXHIBIT C-2-1

The foregoing certifications, are made and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

GRIFOLS, S.A.
By:
Name:
	Title:	Chief Financial Officer

EXHIBIT C-2-2

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as set forth below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and swingline loans included in such facilities); (ii) all of the Assignor’s rights and obligations as beneficiary of the Security Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and swingline loans included in such facilities) and (iii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.
     In furtherance of clause (ii) above, if after the date hereof proceeds of Collateral are received by the Assignor in respect of the Assigned Interest, all such proceeds shall be turned over to the Administrative Agent or Collateral Agent, as applicable, for distribution to the Assignee subject to and in accordance with Section 2.17 of the Credit Agreement.
     If the Assigned Interest includes an interest in a Foreign Loan as indicated below, the Assignee confirms, if required by the proviso in Section 10.06(c)(ii) of the Credit Agreement, (without prejudice to the validity of this Agreement) that:
          (a) it [is]/ [is not] a Qualifying Lender1; and

[1]	Or, if the Assignee is not a Qualifying Lender, the Assignee shall have provided satisfactory evidence to the Administrative Agent that Spanish Corporate Income Tax or Non-Resident Income Tax, as the case may be, is otherwise not applicable by way of withholding or deduction to any interest paid by the Foreign Borrower to such Assignee.
EXHIBIT D-1

(b)	in accordance with Section 2.20(c)(ii) of the Credit Agreement, it [has provided the Administrative Agent]/[will provide the Administrative Agent on or before the first succeeding Interest Payment Date after the Assignment Effective Date specified in this Assignment] with a validly issued, in accordance with applicable Spanish tax laws and regulations thereto, tax residence certificate issued by the tax authorities of its country of tax residence stating that such Assignee is resident for tax purposes therein (with the exception of a Qualifying Lender which qualifies as such pursuant to letters (d) and (e) of the definition of Qualifying Lender, in which case it will have to provide satisfactory evidence that such Qualifying Lender meets the requirements imposed under applicable tax laws in order for such interest to be paid without a deduction of withholding for or on account of Spanish taxes). In the event the Assignee is in a position to claim full exemption of withholding taxes imposed by the Kingdom of Spain pursuant to an applicable double tax treaty, the tax residence certificate to be provided by such Assignee must expressly state that the Assignee is a resident of its country of tax residence for purposes of the applicability of the double tax treaty between its country of tax residence and the Kingdom of Spain.
     In addition, the Assignee confirms that it is aware that under Spanish laws currently in force, a tax residence certificate (such as the certificates described above) is deemed to be valid for a period of one (1) year as from its date of issuance, and that in accordance with Section 2.20(c)(ii) of the Credit Agreement, the Assignee shall be required to provide newly-issued tax certificates complying with the abovementioned requirements on an annual basis.
     If the Assigned Interest includes an interest in a U.S. Loan as indicated below, the Assignee confirms (without prejudice to the validity of this Assignment) that:
(c)	it [is]/[is not] a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code (“Code”)); and

(d)	in accordance with Section 2.20(c)(iii) of the Credit Agreement, it has provided the Administrative Agent with two properly completed and duly executed Internal Revenue Service Forms [W-9]/[W-8BEN]/[W-8ECI]/[W-8EXP]/[W-8IMY], together with any supplementary information the Assignee is required to transmit with such form, including a Certificate of Non-Bank Status confirming the Assignee’s eligibility for the portfolio interest exemption described in Section 871(h) of the Code where the Assignee intends to rely on such exemption.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund2]

3.	U.S. Borrower:	Grifols Inc.

4.	Foreign Borrower:	Grifols, S.A.

5.	Administrative Agent:	Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	The Credit and Guaranty Agreement dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the

[2]	Select as applicable.
EXHIBIT D-2

“Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
7. Assigned Interest:

Aggregate Amounts
	of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[3]
U.S. Tranche A Term Loans	[ ]	$ _____________	_____________	%
Foreign Tranche A Term Loans	[ ]	€ _____________	_____________	%
U.S. Tranche B Term Loans	[ ]	$ _____________	_____________	%
Foreign Tranche B Term Loans	[ ]	€ _____________	_____________	%
U.S. Revolving Loans	[ ]	$ _____________	_____________	%
U.S. Multicurrency Revolving Loans	[ ]	[_][4]_____________	_____________	%
Foreign Revolving Loans	[ ]	€ _____________	_____________	%

[3]	Set forth, to at least nine (9) decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	Any Approved Currency.
EXHIBIT D-3

Assignment Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
EXHIBIT D-4

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted: [DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
By:
Title: ][5]

[Consented to: GRIFOLS INC.
By:
Title: ][6]

[Consented to:
GRIFOLS, S.A.
By:
Title: ][7]

[5]	To be added only if the consent of the Administrative Agent is required for the applicable assignment by the terms of the Credit Agreement.

[6]	To be added only if the consent of the U.S. Borrower is required for the applicable assignment by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Foreign Borrower is required for the applicable assignment by the terms of the Credit Agreement.
EXHIBIT D-5

ANNEX 1
TO EXHIBIT D
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) repeats each Lender acknowledgment set forth in Section 9.05 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and upon becoming a Lender as of the Assignment Effective Date, it is not a Defaulting Lender, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.
          2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.
          3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page
EXHIBIT D-1-1

of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the parties under this Assignment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of New York.
[Remainder of page intentionally left blank]
EXHIBIT D-1-2

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT
CERTIFICATE RE NON-BANK STATUS
          Reference is made to the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation as U.S. Borrower, a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, as Parent and as Foreign Borrower, the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, as Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not: (i) a “bank” that is acquiring any interest in a Loan in the ordinary course of its trade or business; (ii) a “10-percent shareholder” within the meaning of Section 871(h)(3); or (iii) a “controlled foreign corporation” that is related to any Borrower within the meaning of Section 864(d)(4), in each case as within the meaning of Section 881(c)(3) of the Internal Revenue Code. of 1986.

[NAME OF LENDER]
By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO
CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am the chief financial officer of [Grifols Inc., a Delaware corporation (the “U.S. Borrower”)][Grifols, S.A., a a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”)].
     2. In my capacity as chief financial officer, I have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Parent (the “Foreign Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”), and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     3. Based upon my review and examination described in paragraph 2 above, I certify, in my capacity as chief financial officer on behalf of the Borrowers, that as of the date hereof:
     (i) each of the conditions precedent described in Section 3.01 of the Credit Agreement have been satisfied on the Closing Date (except to those conditions precedent that are obligations of the Administrative Agent or the Required Lenders, including but not limited to the Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter);
     (ii) either (x) no Required Disposal has occurred or is required to permit the Merger or (y) any Required Disposal that has occurred or will be required would be permitted under Section 6.08(k) of the Credit Agreement;
     (iii) no terms or conditions of the Merger Agreement have been amended, waived or terminated without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), except to the extent that it is not materially adverse to the Lenders; and
     (iv) the Parent (or any of its Subsidiaries) have entered into one or more Receivables Sales, Project Dispositions or sale and leaseback or similar arrangement, and the Parent has received Net Cash Proceeds from such Receivable Sale, Project Disposition, sale and leaseback or other arrangement in an amount not less than $225,000,000 less the Working Capital Improvement Amount.
EXHIBIT F-1-1

The foregoing certifications are made and delivered as of [______], 20[__].

[GRIFOLS INC.] [GRIFOLS, S.A.]

Name:
Title:	Chief Financial Officer

EXHIBIT F-1-2

EXHIBIT F-2 TO
CREDIT AND GUARANTY AGREEMENT
SOLVENCY CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of [[Grifols Inc., a Delaware corporation (the “U.S. Borrower”)][Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”)].
     2. Reference is made to that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     3. In my capacity as chief financial officer, I have reviewed the terms of Sections 3, 4.07, and 4.19 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion in such capacity, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify, solely in my capacity, that as of the date hereof, after giving effect to the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents, the Loan Parties, on a consolidated basis, are Solvent.
     The foregoing certifications are made and delivered as of [______], 2010.

[GRIFOLS INC.][GRIFOLS, S.A.]

Name:
Title:	Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT
COUNTERPART AGREEMENT
     This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     Section 1. Pursuant to Section 5.12 of the Credit Agreement, the undersigned hereby:
     (a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;
     (b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;
     (c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;
     (d) agrees, to irrevocably, unconditionally, jointly and severally with the other Guarantors, to guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and
     (e) [the undersigned hereby (i) agrees that this counterpart may be attached to the [U.S. Pledge and Security Agreement], (ii) agrees that the undersigned will comply with all the terms and conditions of the [U.S. Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the [U.S. Pledge and Security Agreement]) of the undersigned, subject to the terms of Section 2 of the [U.S. Pledge and Security Agreement], in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the [U.S. Pledge and Security Agreement]. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the [U.S. Pledge and Security Agreement].]1
     Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent

[1]	To the extent any additional security documents, including any foreign law security documents, are required to be delivered by the Credit Agreement, such additional documentation will be separately delivered.
EXHIBIT G-1

may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
[Section 3. [Mutually agreed local law guarantor limitations to be inserted as applicable.]]
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank]
EXHIBIT G-2

     IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:
____________________________
____________________________
____________________________
Attention:
Telecopier
with a copy to:
____________________________
____________________________
____________________________
Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written: DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent
By:
Name:
Title:
EXHIBIT G-3

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT
U.S. PLEDGE AND SECURITY AGREEMENT
dated as of ______ __, 2010
between
EACH OF THE GRANTORS PARTY HERETO
and
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

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PAGE
9.2 Application of Proceeds	23
9.3 Sales on Credit	24
9.4 Investment Related Property	24
9.5 Grant of Intellectual Property License	24
9.6 Intellectual Property	25
9.7 Cash Proceeds; Deposit Accounts	26

SECTION 10. COLLATERAL AGENT	26

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	27

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	28

SECTION 13. MISCELLANEOUS.	28

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E — TRADEMARK SECURITY AGREEMENT

EXHIBIT F — PATENT SECURITY AGREEMENT

EXHIBIT G — COPYRIGHT SECURITY AGREEMENT

EXHIBIT H — FORM OF NOTICE OF SPECIFIED HEDGE AGREEMENT

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          This U.S. PLEDGE AND SECURITY AGREEMENT, dated as of _________, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between Grifols Inc., a Virginia corporation (the “U.S. Borrower”), and each of the subsidiaries of the Parent party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (other than the Collateral Agent, each, a “Grantor”), and Deutsche Bank AG New York Branch as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the ”Collateral Agent”).
RECITALS:
     WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the U.S. Borrower, Grifols, S.A., a sociedad anonima organized under the laws of the Kingdom of Spain (the “Parent” and in its capacity as a borrower thereunder, the “Foreign Borrower” and together with the U.S. Borrower, the “Borrowers”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY“), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).
     WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements, Cash Management Agreements and the Treasury Transactions with one or more Lender Counterparties;
     WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement, the Hedge Agreements, the Cash Management Agreements and the Treasury Transactions, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents, the Hedge Agreements, the Cash Management Agreements and the Treasury Transactions as set forth herein; and
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Additional Grantor” shall have the meaning assigned in Section 7.2.
          “Agreement” shall have the meaning set forth in the preamble.
          “Cash Proceeds” shall have the meaning assigned in Section 9.7.
          “Collateral” shall have the meaning assigned in Section 2.1.

          “Collateral Account” shall mean any account established by the Collateral Agent.
          “Collateral Agent” shall have the meaning set forth in the preamble.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Control” shall mean: (i) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (ii) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (iii) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (iv) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (v) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (vi) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (vii) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.
          “Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.
          “Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).
          “Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights to sue

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or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Credit Agreement ”shall have the meaning set forth in the recitals.
          “Event of Default ”shall have the meaning set forth in the Credit Agreement.
          “Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for as long as, so excluded thereunder.
          “Grantors ”shall have the meaning set forth in the preamble.
          “Insurance ”shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.
          “Intellectual Property ”shall have the meaning set forth in the Credit Agreement.
          “Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit E, Exhibit F and Exhibit G, as applicable.
          “Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodity Accounts and Deposit Accounts.
          “Investment Related Property” shall mean (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.
          “Lender” shall have the meaning set forth in the recitals.
          “Majority Holders” shall have the meaning set forth in Section 10.
          “Material Intellectual Property” shall have the meaning set forth in the Credit Agreement.
          “Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).
          “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing,

3

including, without limitation: (i) each patent and patent application required to be listed in Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.
          “Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.
          “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.
          “Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.
          “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.
          “Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time),

4

and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.
          “Secured Obligations”shall have the meaning assigned in Section 3.1.
          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor

5

including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks ”(as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” shall mean the United States of America.
“U.S. Borrower” shall have the meaning set forth in the recitals.
1.2 Definitions; Interpretation.
          (a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

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          (b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY.
     2.1 Pledge and Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which, being subject to Section 2.2, being hereinafter collectively referred to as the “Collateral”):
               (i) Accounts;
               (ii) Chattel Paper;
               (iii) Documents;
               (iv) General Intangibles;
               (v) Goods (including, without limitation, Inventory and Equipment);
               (vi) Instruments;
               (vii) Insurance;
               (viii) Intellectual Property;
               (ix) Investment Related Property (including, without limitation, Deposit Accounts);
               (x) Letter of Credit Rights;
               (xi) Money;

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               (xii) Receivables and Receivable Records;
               (xiii) Commercial Tort Claims now or hereafter described on Schedule 5.2
               (xiv) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
               (xv) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (i) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (x) any law, rule or regulation applicable to such Grantor, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above; provided further that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement; (ii) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; (iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law or (iv) any Deposit Account or Securities Account of a Grantor to the extent exclusively used for payroll, taxes, employee benefits or other similar fiduciary purposes.
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
     3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

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     3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral (including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests), and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4. CERTAIN PERFECTION REQUIREMENTS
4.1 Delivery Requirements.
          (a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.
          (b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face value amount of less than $4,000,000 individually or $12,000,000 in the aggregate.
4.2 Control Requirements.
          (a) With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts with a value of less than, or having funds or other assets credited thereto with a value of less than $4,000,000 individually or $12,000,000 in the aggregate; provided, further, that the foregoing requirements shall not apply to those non-U.S. jurisdictions in which the Collateral Agent determines, in its reasonable discretion, that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby. With respect to any such Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and

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substance reasonably satisfactory to the Collateral Agent) pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor during the occurrence and continuance of an Event of Default. With respect to any such Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit D hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the Bank shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor during the occurrence and continuance of an Event of Default. With respect to any such Commodity Accounts or Commodity Contracts each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.
          (b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.
          (c) With respect to any Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest) with a value exceeding $4,000,000 individually or $12,000,000 in the aggregate, Grantor shall promptly use commercially reasonable efforts to obtain the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Agent.
          (d) With respect any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $4,000,000 individually or $12,000,000 in the aggregate.
4.3 Intellectual Property Recording Requirements.
          (a) In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit F hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.
          (b) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

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          (c) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee, each Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit G hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.
          (d) In the case of any Collateral (whether now owned or hereafter acquired or created) consisting of foreign, international, or multi-national issued/registered Patents, registered Trademarks, registered Copyrights, or any applications for any of the foregoing, each Grantor shall (i) execute, deliver to the Collateral Agent, and record security agreements (or supplements thereto) covering all such Patents, Trademarks, and Copyrights in appropriate form for recordation with the applicable foreign, international, or multi-national registers with respect to the security interest of the Collateral Agent, and (ii) take such additional actions or make such additional filings or recordings as may be necessary or advisable, under the laws of the applicable jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent; provided, however, that the foregoing requirements shall not apply to those jurisdictions in which the Collateral Agent determines, in its reasonable discretion, that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.
4.4 Other Actions.
          (a) If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent.
          (b) With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent of its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.
     4.5 Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of Section 4 on the date hereof subject to Section 3.01(g) and (h) of the Credit Agreement and except as set forth in Section 5.23 of the Credit Agreement and, with respect to any Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within 30 (thirty) days following the Fiscal Quarter most recently ended during which such Grantor acquired such rights therein (each such date, an

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“Updating Date”); and, with respect to any Collateral of any Loan Party that becomes a Grantor after the date hereof, promptly upon such Loan Party becoming a Grantor (or such later time as may be agreed by the Collateral Agent). Each Grantor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks) within thirty (30) days following the end of the Fiscal Quarter during which such acquisition occurred. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the requirement that the Grantors take actions necessary to perfect the Collateral Agent’s security interest in the Collateral shall be subject to Section 3.01(g) and (h) of the Credit Agreement.
SECTION 5. REPRESENTATIONS AND WARRANTIES.
Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:
     5.1 Grantor Information & Status.
          (a) Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time with written notice to the Collateral Agent) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.
          (b) except as provided on Schedule 5.1(C), (as such schedule may be amended or supplemented from time to time with written notice to the Collateral Agent) it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the five (5) years preceding the Closings Date or if such Grantor becomes a Grantor on a date after the Closing Date, five (5) years preceding such date;
          (c) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 5.1(D) hereof (as such schedule may be amended or supplemented from time to time);
          (d) such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) (as such schedule may be amended or supplemented from time to time with written notice to the Collateral Agent) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) (as such schedule may be amended or supplemented from time to time) and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and
          (e) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).
5.2 Collateral Identification, Special Collateral.

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          (a) Schedule 5.2, as of the Closing Date, sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts other than any Securities Accounts holding assets with a market value of less than $4,000,000 individually or $12,000,000 in the aggregate, (4) Deposit Accounts other than any Deposit Accounts holding less than $4,000,000 individually or $12,000,000 in the aggregate, (5) Commodity Contracts and Commodity Accounts other than any Commodity Contracts and Commodity Accounts, in each case, holding assets with a market value of less than $4,000,000 individually or $12,000,000 in the aggregate, (6) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses constituting Material Intellectual Property, (8) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $4,000,000 individually or $12,000,000 in the aggregate, (9) Letter of Credit Rights for letters of credit other than any Letter of Credit Rights worth less than $4,000,000 individually or $12,000,000 in the aggregate, (10) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible person property having a value less than $4,000,000 individually or $12,000,000 in the aggregate and (11) Material Contracts; and
          (b) As of the Closing Date (A) no material portion of the Collateral constitutes or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; (5) timber to be cut, or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock and (B) no material portion of the Collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction.
5.3 Ownership of Collateral and Absence of Other Liens.
          (a) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens; and
          (b) other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any material part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral other than in connection with Permitted Liens.
5.4 Status of Security Interest.
          (a) upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set

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forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first priority Liens subject in the case of priority only, to any Permitted Liens with respect to Collateral. Each agreement, if any, purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;
          (b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive Copyright Licenses in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens);
          (c) except as have been obtained or made and are in full force and effect, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens in material Collateral purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any material Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities; and
          (d) each Grantor is in compliance with its obligations under Section 4 hereof.
5.5 Goods & Receivables.
          (a) To the knowledge of the relevant Grantor, each Receivable which is material to the Grantors, taken as a whole, (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, (iii) is not and will not be subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (iv) is and will be in compliance with all applicable laws, whether federal, state, local or foreign;
          (b) None of the Account Debtors in respect of any Receivable in excess of $4,000,000 individually or $12,000,000 in the aggregate is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign except with respect to which the relevant Grantor has complied with Section 6.5(b). No Receivable in excess of $4,000,000 individually or $12,000,000 in the aggregate requires the consent of the Account Debtor in respect thereof in connection with the security interest hereunder, except any consent with respect to which the relevant Grantor has used commercially reasonable efforts to obtain; and

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          (c) no Goods which are a material portion of the Collateral now or hereafter produced by any Grantor have been or will be produced in violation of the requirements of the Fair Labor Standards Act, as amended, or the rules and regulations promulgated thereunder.
5.6 Pledged Equity Interests, Investment Related Property.
          (a) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;
          (b) except as have been obtained or made and are in full force and effect, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and
          (c) except as set forth on Schedule 5.2 (I) (as such schedule may be amended or supplemented from time to time and in any event as of the most recent Updating Date), the Pledged LLC Interests and Pledged Partnership Interests do not represent interests (i) that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction, (ii) that are dealt in or traded on securities exchanges or markets or (iii) in issuers that are registered as investment companies
SECTION 6. COVENANTS AND AGREEMENTS.
Each Grantor hereby covenants and agrees that:
6.1 Grantor Information & Status.
Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, it shall not change such Grantor’s name, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing at least ten (10) days (or such lesser time as the Collateral Agent may agree) prior to any such change or establishment, identifying such new proposed name, corporate structure, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.
6.2 Collateral Identification; Special Collateral; Defense of Collateral.

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          (a) in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, it shall promptly notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, first priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens.
          (b) in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $4,000,000 individually or $12,000,000 in the aggregate it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
6.3 Ownership of Collateral and Absence of Other Liens.
          (a) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;
          (b) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on (i) the value of the Collateral or any portion thereof, (ii) the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or (iii) the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof; and
          (c) it shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.
6.4 Status of Security Interest.
          (a) Subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens).
          (b) Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control or possession, except as and to the extent specified in Section 4 hereof, (ii) foreign filings with respect to Intellectual Property, except as and to the extent specified in Section 4 hereof or (iii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.
6.5 Goods & Receivables.
          (a) other than in connection with a disposition permitted by the Credit Agreement, it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent;

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          (b) in the case of each Grantor, such Grantor shall, on each Updating Date, provide the Collateral Agent with written notice of any Receivable of the type described in Section 5.5(b) with respect to which compliance with this Section 6.5 is required, entered into since the last Updating Date and within thirty (30) days of such notice, unless otherwise agreed by the Collateral Agent, deliver to the Collateral Agent such documentation reasonably necessary to comply with the Assignment of Claims Act of 1940 or any applicable similar state statute or regulation with respect to the assignment of the right of payment in respect of such Receivable;
          (c) if any Equipment or Inventory in excess of $4,000,000 individually or $12,000,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Goods in excess of $4,000,000 individually or $12,000,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods;
          (d) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;
          (e) following and during the continuation of an Event of Default, such Grantor shall not, other than in the ordinary course of business and consistent with past practice, (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and
          (f) the Collateral Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral

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Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.
6.6 Pledged Equity Interests, Investment Related Property.
          (a) Dividends. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall comply with the requirements of Section 4 to the extent applicable to such property. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all cash dividends and distributions and all payments of interest.
          (b) Voting.
          (i) So long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, that upon the occurrence and during the continuation of an Event of Default, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and provided further, upon the occurrence and during the continuation of an Event of Default, such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right referred to in the first proviso above; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 6.6(b)(i)(1) and no notice of any such voting or consent need be given to the Collateral Agent; and
          (ii) Upon the occurrence and during the continuation of an Event of Default:
(1)	subject to clause (b)(i) above, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall

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thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1; and
               (c) if any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC), on the date hereof elects to or otherwise takes any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; such Grantor owning such Pledged Partnership Interests or Pledged LLC Interests shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof; and
               (d) except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder; provided, that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2 and (iii) Grantor promptly complies with the delivery and control requirements of Section 4 hereof.
SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
     7.1 Further Assurances.
               (a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby subject to the limitations expressly set forth herein or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
               (i) subject to the limitations expressly set forth herein, file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral

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Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
          (ii) subject to the limitations expressly set forth herein, take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;
          (iii) if an Event of Default has occurred and is continuing, upon request by the Collateral Agent, assemble all or part of the Collateral as directed by the Collateral Agent and make such Collateral available to the Collateral Agent, at a place to be designated by the Collateral Agent that is reasonably convenient to both parties and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;
          (iv) if an Event of Default has occurred and is continuing, at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral; and
          (v) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.
          (b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          (c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

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          7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Parent to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
          8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time during the continuance of an Event of Default, in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;
          (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
          (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;
          (e) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;
          (f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and
          (g) to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s

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option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty (other than a reasonable standard of care pursuant to Section 12) upon the Collateral Agent or any other Secured Party to exercise any such powers.
     8.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.
SECTION 9. REMEDIES.
9.1 Generally.
          (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
          (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;
          (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
          (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and
          (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis, to the extent the Grantor has the lawful right to do so) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as may be commercially reasonable.
          (b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of

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widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.
          (c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (d) The Collateral Agent shall have no obligation to marshal any of the Collateral.
     9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to

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indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all reasonable and documented costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations in accordance with Section 2.15(d) of the Credit Agreement; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     9.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
     9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed

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items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
9.6 Intellectual Property.
          (a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:
          (i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 9.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;
          (ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property included in the Collateral and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
          (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property; and
          (iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall

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be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(2)	without the consent of the Collateral Agent, a Grantor shall not, other than in the ordinary course of business and consistent with past practice, adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
              (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.
     9.7 Cash Proceeds; Deposit Accounts. (a) If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may during the occurrence of an Event of Default, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.
     (b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.
SECTION 10. COLLATERAL AGENT.
     The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with

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this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Hedge Agreements (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. For purposes of the foregoing sentence, settlement amount for any Hedge that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Collateral Agent upon request; provided any Hedge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.
SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (subject to the U.S. Borrower’s right pursuant to Section 9.08(d) of the Credit Agreement to request termination of the security interest upon payment in full of all of the Secured Obligations other than the Hedging Obligations and contingent indemnification obligations), the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

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SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any material part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable and documented expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.
SECTION 13. MISCELLANEOUS.
     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE

28

CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
          THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.
          IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRIFOLS, INC., as Grantor
By:
Name:
Title:

[NAME OF OTHER GRANTORS], as Grantor
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH as Collateral Agent
By:
Title:

By:
Title:

29

SCHEDULE 5.1
TO PLEDGE AND SECURITY AGREEMENT
GENERAL INFORMATION
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Chief Executive
Office/Sole Place of
Business (or
Full Legal	Type of	Jurisdiction of	Residence if Grantor
Name	Organization	Organization	is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

SCHEDULE 5.1-1

SCHEDULE 5.2
TO PLEDGE AND SECURITY AGREEMENT
COLLATERAL IDENTIFICATION
I. INVESTMENT RELATED PROPERTY
(A)	Pledged Stock:

Percentage
of
				Stock		No. of	Outstanding
	Stock	Class of	Certificated	Certificate		Pledged	Stock of the
Grantor	Issuer	Stock	(Y/N)	No.	Par Value	Stock	Stock Issuer

(B)	Pledged LLC Interests:

Percentage of
Outstanding
LLC Interests of
	Limited				the Limited
	Liability	Certificated	Certificate No.	No. of Pledged	Liability
Grantor	Company	(Y/N)	(if any)	Units	Company

(C)	Pledged Partnership Interests:

		Type of			Percentage of
		Partnership			Outstanding
		Interests (e.g.,			Partnership
		general or	Certificated	Certificate No.	Interests of the
Grantor	Partnership	limited)	(Y/N)	(if any)	Partnership

(D)	Trust Interests or other Equity Interests not listed above:

Percentage of
Outstanding
		Class of Trust	Certificated	Certificate No.	Trust Interests
Grantor	Trust	Interests	(Y/N)	(if any)	of the Trust

SCHEDULE 5.2-1

(E)	Pledged Debt:

		Original	Outstanding
		Principal	Principal
Grantor	Issuer	Amount	Balance	Issue Date	Maturity Date

(F)	Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name

(G)	Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

(H)	Commodity Contracts and Commodity Accounts:

Name of Commodity
Grantor	Intermediary	Account Number	Account Name

II. INTELLECTUAL PROPERTY
(A)	Copyrights

			Registration Number	Registration Date (if
Grantor	Jurisdiction	Title of Work	(if any)	any)

(B)	Copyright Licenses

Registration Number (if
	Description of Copyright	any) of underlying
Grantor	License	Copyright	Name of Licensor

SCHEDULE 5.2-2

(C)	Patents

Patent
			Number/(Application	Issue Date/(Filing
Grantor	Jurisdiction	Title of Patent	Number)	Date)

(D)	Patent Licenses

	Description of Patent	Patent Number of
Grantor	License	underlying Patent	Name of Licensor

(E)	Trademarks

Registration
			Number/(Serial	Registration
Grantor	Jurisdiction	Trademark	Number)	Date/(Filing Date)

(F)	Trademark Licenses

	Description of Trademark	Registration Number of
Grantor	License	underlying Trademark	Name of Licensor

(G)	Trade Secret Licenses

Grantor	Description of Trade Secret License	Name of Licensor

SCHEDULE 5.2-3

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

SCHEDULE 5.2-4

SCHEDULE 5.4 TO
PLEDGE AND SECURITY AGREEMENT
FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)

SCHEDULE 5.4-1

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT
PLEDGE SUPPLEMENT
     This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of [mm/dd/yy] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among Grifols Inc., the other Grantors named therein, and Deutsche Bank AG New York Branch, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.
     Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.
          THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
     IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]
By:
Name:
Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 5.1
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
GENERAL INFORMATION
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Chief Executive
Office/Sole Place of
Business (or
Full Legal	Type of	Jurisdiction of	Residence if Grantor
Name	Organization	Organization	is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.2
TO PLEDGE AND SECURITY AGREEMENT
COLLATERAL IDENTIFICATION
     I. INVESTMENT RELATED PROPERTY
(A) Pledged Stock:

Percentage
of
				Stock		No. of	Outstanding
	Stock	Class of	Certificated	Certificate		Pledged	Stock of the
Grantor	Issuer	Stock	(Y/N)	No.	Par Value	Stock	Stock Issuer

     Pledged LLC Interests:

Percentage of
Outstanding
LLC Interests of
	Limited				the Limited
	Liability	Certificated	Certificate No.	No. of Pledged	Liability
Grantor	Company	(Y/N)	(if any)	Units	Company

     Pledged Partnership Interests:

		Type of			Percentage of
		Partnership			Outstanding
		Interests (e.g.,			Partnership
		general or	Certificated	Certificate No.	Interests of the
Grantor	Partnership	limited)	(Y/N)	(if any)	Partnership

     Pledged Trust Interests:

Percentage of
Outstanding
		Class of Trust	Certificated	Certificate No.	Trust Interests
Grantor	Trust	Interests	(Y/N)	(if any)	of the Trust

     Pledged Debt:

		Original	Outstanding
		Principal	Principal
Grantor	Issuer	Amount	Balance	Issue Date	Maturity Date

EXHIBIT A-3

Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name

     Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

     Commodities Accounts:

Name of Commodities
Grantor	Intermediary	Account Number	Account Name

(B)

Grantor	Date of Acquisition	Description of Acquisition

II. INTELLECTUAL PROPERTY
     (A) Copyrights

			Registration Number	Registration Date (if
Grantor	Jurisdiction	Title of Work	(if any)	any)

     (B) Copyright Licenses

Registration Number (if
	Description of Copyright	any) of underlying
Grantor	License	Copyright	Name of Licensor

     (C) Patents

Patent
			Number/(Application	Issue Date/(Filing
Grantor	Jurisdiction	Title of Patent	Number)	Date)

EXHIBIT A-4

     (D) Patent Licenses

	Description of Patent	Patent Number of
Grantor	License	underlying Patent	Name of Licensor

     (E) Trademarks

Registration
			Number/(Serial	Registration
Grantor	Jurisdiction	Trademark	Number)	Date/(Filing Date)

     (F) Trademark Licenses

	Description of Trademark	Registration Number of
Grantor	License	underlying Trademark	Name of Licensor

     (G) Trade Secret Licenses

Grantor	Description of Trade Secret License	Name of Licensor

     III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims
EXHIBIT A-5

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit
V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party
EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.4 TO
PLEDGE AND SECURITY AGREEMENT
Financing Statements:

Grantor	Filing Jurisdiction(s)
EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 5.5
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Location of Equipment and Inventory
EXHIBIT A-8

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT
UNCERTIFICATED SECURITIES CONTROL AGREEMENT
     This Uncertificated Securities Control Agreement dated as of [_________], 20[__] among [________________] (the “Pledgor”), Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties, (the “Collateral Agent”) and [____________], a [________] [corporation] (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement dated [as of the date hereof], among the Pledgor, the other Grantors party thereto and the Collateral Agent (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
     Section 1. Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [__________] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.
     Section 2. Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.
     Section 3. Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:
     (a) It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating to the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person;
     (b) It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 2 hereof;
     (c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof; and
     (d) This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.
     Section 4. Choice of Law. This Agreement shall be governed by the laws of the State of New York.
     Section 5. Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.
EXHIBIT B-1

     Section 6. Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.
     Section 7. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.
     Section 8. Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other reasonable and documented expenses of every nature and character arising by reason of the same, until the termination of this Agreement.
     Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name and Address of Pledgor]
Attention: [________________]
Telecopier: [________________]

Collateral Agent:	Deutsche Bank AG New York Branch
Attention: [________________]
Telecopier: [________________]

Issuer:	[Insert Name and Address of Issuer]
Attention: [________________]
Telecopier: [________________]
     Any party may change its address for notices in the manner set forth above.
     Section 10. Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement. The termination of this Control Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.
EXHIBIT B-2

     Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR], as Pledgor
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent
By:
Name:
Title:

[NAME OF ISSUER], as Issuer
By:
Name:
Title:

EXHIBIT B-3

Exhibit A
[Letterhead of Collateral Agent]
[Date]
[Name and Address of Issuer]
Attention: [                                        ]
Re: Termination of Control Agreement
     You are hereby notified that the Uncertificated Securities Control Agreement between you, [Name of Pledgor] (the “Pledgor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from the Pledgor. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Pledgor.

Very truly yours, Deutsche Bank AG New York Branch as Collateral Agent
By:
Name:
Title:

EXHIBIT B-4

EXHIBIT C
TO PLEDGE AND SECURITY AGREEMENT
SECURITIES ACCOUNT CONTROL AGREEMENT
     This Securities Account Control Agreement dated as of [_________], 20[__] (this “Agreement”) among [___________________] (the “Debtor”), Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”) and [___________________], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated [as of the date hereof], among the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
     Section 1. Establishment of Securities Account. The Securities Intermediary hereby confirms and agrees that:
     (a) The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;
     (b) All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;
     (c) All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and
     (d) The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.
     Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
     Section 3. Control of the Securities Account. If at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person. If the Debtor is otherwise entitled to issue entitlement orders and such orders conflict with any entitlement order issued by the Collateral Agent, the Securities Intermediary shall follow the orders issued by the Collateral Agent.
EXHIBIT C-1

     Section 4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).
     Section 5. Choice of Law. This Agreement and the Securities Account shall each be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.
     Section 6. Conflict with Other Agreements.
     (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;
     (b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;
     (c) The Securities Intermediary hereby confirms and agrees that:
     (i) There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;
     (ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and
     (iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.
     Section 7. Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar
EXHIBIT C-2

process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.
     Section 8. Maintenance of Securities Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:
     (a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent.
     (b) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to subsection (a) of this Section 8, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.
     (c) Permitted Investments. Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Collateral Agent, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made for the Securities Account; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.
     (d) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.
     (e) Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.
     Section 9. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:
     (a) The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and
     (b) This Agreement is the valid and legally binding obligation of the Securities Intermediary.
     Section 10 Indemnification of Securities Intermediary. The Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Securities Intermediary with the terms hereof, except to the extent that such arises from the Securities Intermediary’s negligence, and from and against any and all liabilities, losses,
EXHIBIT C-3

damages, costs, charges, counsel fees and other reasonable and documented expenses of every nature and character arising by reason of the same, until the termination of this Agreement.
     Section 11. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Securities Intermediary and by sending written notice of such assignment to the Debtor.
     Section 12. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [_______________]
Telecopier: [_______________]

Collateral Agent:	Deutsche Bank AG New York Branch
Attention: [_______________]
Telecopier: [_______________]

Securities Intermediary:	[Name and Address of Securities Intermediary]
Attention: [_______________]
Telecopier: [_______________]
     Any party may change its address for notices in the manner set forth above.
     Section 13. Termination. The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit C hereto to the Securities Intermediary upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Securities Account pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.
     Section 14. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.
EXHIBIT C-4

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR], as Debtor
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent
By:
Name:
Title:

[NAME OF SECURITIES INTERMEDIARY], as Securities Intermediary
By:
Name:
Title:

EXHIBIT C-5

EXHIBIT A
TO SECURITIES ACCOUNT CONTROL AGREEMENT
[Letterhead of Collateral Agent]
[Date]
[Name and Address of Securities Intermediary]
Attention: [__________________]
Re: Notice of Sole Control
Ladies and Gentlemen:
     As referenced in the Securities Account Control Agreement dated as of [_______], 20[__] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number [____________] (the “Securities Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, Deutsche Bank AG New York Branch, as Collateral Agent
By:
Name:
Title:

cc: [Name of Debtor]
EXHIBIT C-6

EXHIBIT B
TO SECURITIES ACCOUNT CONTROL AGREEMENT
Permitted Investments
[TO COME]
EXHIBIT C-7

EXHIBIT C
TO SECURITIES ACCOUNT CONTROL AGREEMENT
[Letterhead of the Collateral Agent]
[Date]
[Name and Address of Securities Intermediary]
Attention: [________________]
Re: Termination of Securities Account Control Agreement
     You are hereby notified that the Securities Account Control Agreement dated as of [_______], 20[__] among you, [Name of Debtor] (the “Debtor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [_________________] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, Deutsche Bank AG New York Branch, as Collateral Agent
By:
Name:
Title:

EXHIBIT C-8

EXHIBIT D
TO PLEDGE AND SECURITY AGREEMENT
DEPOSIT ACCOUNT CONTROL AGREEMENT
     This Deposit Account Control Agreement dated as of [_________], 20[__] (this “Agreement”) among [___________] (the “Debtor”), Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”) and [____________], in its capacity as a “bank” as defined in Section 9-102 of the UCC (in such capacity, the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated [as of the date hereof], between the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
     Section 1. Establishment of Deposit Account. The Financial Institution hereby confirms and agrees that:
     (a) The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent and, prior to delivery of a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Debtor; and
     (b) The Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.
     Section 2. Control of the Deposit Account. If at any time the Financial Institution shall receive any instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person. The Financial Institution hereby acknowledges that it has received notice of the security interest of the Collateral Agent in the Deposit Account and hereby acknowledges and consents to such lien. If the Debtor is otherwise entitled to issue instructions and such instructions conflict with any instructions issued the Collateral Agent, the Financial Institution shall follow the instructions issued by the Collateral Agent.
     Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).
     Section 4. Choice of Law. This Agreement and the Deposit Account shall each be governed by the laws of the State of New York. Regardless of any provision in any other
EXHIBIT D-1

agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.
     Section 5. Conflict with Other Agreements.
     (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;
     (b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto; and
     (c) The Financial Institution hereby confirms and agrees that:
     (i) There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account [other than ____________]; and
     (ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such persons as contemplated by Section 9-104 of the UCC.
     Section 6. Adverse Claims. The Financial Institution does not know of any liens, claims or encumbrances relating to the Deposit Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.
     Section 7. Maintenance of Deposit Account. In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:
     (a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Financial Institution, a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Financial Institution agrees that after receipt of such notice, it will take all instruction with respect to the Deposit Account solely from the Collateral Agent.
     (b) Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement; and
     (c) Tax Reporting. All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.
     Section 8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:
EXHIBIT D-2

     (a) The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and
     (b) This Agreement is the valid and legally binding obligation of the Financial Institution.
     Section 9. Indemnification of Financial Institution. The Debtor and the Collateral Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such arises from the Financial Institution’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other reasonable and documented expenses of every nature and character arising by reason of the same, until the termination of this Agreement.
     Section 10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Financial Institution and by sending written notice of such assignment to the Debtor.
     Section 11 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [_______________]
Telecopier: [_______________]

Collateral Agent:	Deutsche Bank AG New York Branch
Attention: [_______________]
Telecopier: [_______________]

Financial Institution:	[Name and Address of Financial Institution]
Attention: [_______________]
Telecopier: [_______________]
     Any party may change its address for notices in the manner set forth above.
     Section 12. Termination. The obligations of the Financial Institution to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Deposit Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Financial Institution of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form
EXHIBIT D-3

of Exhibit A hereto to the Financial Institution upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Deposit Account pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Deposit Account or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Deposit Account.
     Section 13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.
     IN WITNESS WHEREOF, the parties hereto have caused this Deposit Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR], as Debtor
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent
By:
Name:
Title:

[NAME OF FINANCIAL INSTITUTION], as Financial Institution
By:
Name:
Title:

EXHIBIT D-4

EXHIBIT A
TO DEPOSIT ACCOUNT CONTROL AGREEMENT
[Letterhead of Collateral Agent]
[Date]
[Name and Address of Financial Institution]
Attention: [_________________]
Re: Notice of Sole Control
Ladies and Gentlemen:
     As referenced in the Deposit Account Control Agreement dated as of [_______], 20[__] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over deposit account number [____________] (the “Deposit Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, Deutsche Bank AG New York Branch, as Collateral Agent
By:
Name:
Title:

cc: [Name of Debtor]
EXHIBIT D-5

EXHIBIT B
TO DEPOSIT ACCOUNT CONTROL AGREEMENT
[Letterhead of the Collateral Agent]
[Date]
[Name and Address of Financial Institution]
Attention: [_______________]
Re: Termination of Deposit Account Control Agreement
     You are hereby notified that the Deposit Account Control Agreement dated as of [__________], 20[__] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [________________] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, Deutsche Bank AG New York Branch, as Collateral Agent
By:
Name:
Title:

EXHIBIT D-6

EXHIBIT E
TO PLEDGE AND SECURITY AGREEMENT
FORM OF TRADEMARK SECURITY AGREEMENT
     This TRADEMARK SECURITY AGREEMENT, dated as of [__________], 20[__] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).
     WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of [__________], 2010 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:
SECTION 1. Defined Terms
     Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2. Grant of Security Interest in Trademark Collateral
     SECTION 2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):
all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
EXHIBIT E-1

     SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.
SECTION 3. Security Agreement
     The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.
SECTION 4. Governing Law
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
SECTION 5. Counterparts
     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
[Remainder of page intentionally left blank]
EXHIBIT E-2

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]
By:
Name:
Title:

STATE OF _________________________	)
	)	ss.
COUNTY OF ______________________	)
     On this ____ day of ____________, ____ before me personally appeared ___________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public [NAME OF GRANTOR]
By:
Name:
Title:

STATE OF _________________________	)
	)	ss.
COUNTY OF ______________________	)
     On this ____ day of ____________, ____ before me personally appeared ___________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.
[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER
GRANTORS]
EXHIBIT E-3

Accepted and Agreed:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

EXHIBIT E-4

SCHEDULE A
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT E-5

EXHIBIT F
TO PLEDGE AND SECURITY AGREEMENT
FORM OF PATENT SECURITY AGREEMENT
     This PATENT SECURITY AGREEMENT, dated as of [__________], 20[__] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).
     WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of [__________], 2010 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:
SECTION. 1. Defined Terms
     Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.
SECTION 2. Grant of Security Interest
     Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Patent Collateral”):
all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application listed or required to be listed in Schedule A attached hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
SECTION 3. Security Agreement
     The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made

EXHIBIT F-1

and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.
SECTION 4. Governing Law
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
SECTION 5. Counterparts
     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
[Remainder of page intentionally left blank]

EXHIBIT F-2

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]
By:
Name:
Title:

STATE OF __________)
                                        ) ss.
COUNTY OF ________)
     On this ____ day of ____________, ____ before me personally appeared ___________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public [NAME OF GRANTOR]
By:
Name:
Title:

STATE OF __________)
                                        ) ss.
COUNTY OF ________)
     On this ____ day of ____________, ____ before me personally appeared ___________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.
[ ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT F-3

Accepted and Agreed:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

EXHIBIT F-4

SCHEDULE A
to
PATENT SECURITY AGREEMENT
PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT F-5

EXHIBIT G
TO PLEDGE AND SECURITY AGREEMENT
FORM OF COPYRIGHT SECURITY AGREEMENT
     This COPYRIGHT SECURITY AGREEMENT, dated as of [__________], 20[__] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Deutsche Bank AG New York Branch, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).
     WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of [__________], 2010 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:
SECTION 1. Defined Terms
     Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.
SECTION 2. Grant of Security Interest
     Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Copyright Collateral”):
          (a) all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions and renewals thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and
          (b) any and all agreements, licenses and covenants providing for the granting of any exclusive right to such Grantor in or to any registered Copyright including, without limitation, each agreement required to be listed in Schedule A attached hereto, and all rights to

EXHIBIT G-1

sue or otherwise recover for past, present and future infringement or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
SECTION 3. Security Agreement
     The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.
SECTION 4. Governing Law
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
SECTION 5. Counterparts
     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
[Remainder of page intentionally left blank]

EXHIBIT G-2

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]
By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)
     On this ____ day of ____________, ____ before me personally appeared ___________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public [NAME OF GRANTOR]
By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)
     On this ___day of _________, ___before me personally appeared ____________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ____________, who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.
[AND SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT G-3

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent
By:
Name:
Title:

EXHIBIT G-4

SCHEDULE A
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT G-5

EXHIBIT H
TO PLEDGE AND SECURITY AGREEMENT
FORM OF NOTICE OF SPECIFIED HEDGE AGREEMENT
[Name and Address of Collateral Agent]
Attention: [________________]
Re: Notice of Specified Hedge Agreement1
Ladies and Gentlemen:
     Reference is made to the Pledge & Security Agreement dated as of ________, 2010 (as amended, supplemented and modified to date, the “Pledge & Security Agreement”), among Grifols Inc., (the “U.S. Borrower”), Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Foreign Borrower”) and various affiliates of the U.S. Borrower in favor of Deutsche Bank AG New York Branch, as Collateral Agent. Capitalized terms used herein have the meaning set forth in the Pledge & Security Agreement or if not defined therein in the Credit Agreement (as defined in the Pledge & Security Agreement). This is to notify you that we have entered into the following Hedge Agreement:
Date of Hedge Agreement           Names of Parties
     We hereby confirm that we are a “Lender Counterparty.” As used herein Lender Counterparty means: “each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).” We hereby appoint Collateral Agent as our agent for purposes of the Security Agreement. We understand and agree neither the Collateral Agent nor the Administrative Agent shall owe us any fiduciary duly, duty of loyalty, duty of care, duty of disclosure or any other obligations whatsoever by virtue of our status as a secured party under the Pledge & Security Agreement and we agree to be bound by the Loan Documents as a Secured Party.

[1]	The current version of the Pledge & Security Agreement does not require that this notice be delivered in order for a hedge counterparty to be a secured party. However, a hedge counterparty may nonetheless decide to deliver this notice to ensure that the agent knows it is a secured party and to strengthen its claims as a secured party.

EXHIBIT H-1

NAME OF LENDER COUNTERPARTY
By:
(name)
(title)

EXHIBIT G-2

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT
RECORDING REQUESTED BY:
Latham & Watkins LLP
AND WHEN RECORDED MAIL TO:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Melissa S. Alwang, Esq.
Re: [NAME OF MORTGAGOR]
Location:
Municipality:
County:
State:
Space above this line for recorder’s use only
MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING
     This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [mm/dd/yy] (this “Mortgage”), by and from [NAME OF MORTGAGOR], a [Type of Person] (“Mortgagor”), to DEUTSCHE BANK AG NEW YORK BRANCH, as agent for Secured Parties (in such capacity, “Mortgagee”).
     RECITALS:
     WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of November 23, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Inc., a Delaware corporation (the “U.S. Borrower”), a wholly-owned subsidiary of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (in such capacity thereunder the “Parent”, in its capacity as borrower thereunder the “Foreign Borrower”, and jointly with the U.S. Borrower the “Borrowers”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”);
     WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Hedge Agreements with one or more Lender Counterparties;

EXHIBIT I-1

     WHEREAS, in consideration of the extensions of credit and other accommodations of Secured Parties as set forth in the Credit Agreement and the Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Credit Document and each of the Hedge Agreements, to secure Mortgagor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein; and
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:
SECTION 1. DEFINITIONS
     1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:
     “Mortgaged Property” means all of Mortgagor’s interest in (i) [the leasehold estate in] the real property described in Exhibit A (the “Land”) [created by the Subject Lease (as defined below)], together with any greater or additional estate therein as hereafter may be acquired by Mortgagor; [(ii) all assignments, modifications, extensions and renewals of the Subject Lease and all credits, deposits, options, privileges and rights of Mortgagor as tenant under the Subject Lease, including, but not limited to, rights of first refusal, if any, and the right, if any, to renew or extend the Subject Lease for a succeeding term or terms,] (iii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iv) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (v) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (vi) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vii) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (viii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (ix) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (x) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (xi) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xiii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); and (xiv) all of Mortgagor’s right, title and interest in and to

EXHIBIT I-2

any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.
     “Obligations” means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, any other Credit Documents or any of the Hedge Agreements.
     [“Subject Lease” means that certain [DESCRIBE LEASE], dated [mm/dd/yy], pursuant to which Mortgagor leases all or a portion of the Land from [NAME OF LANDLORD], a memorandum of which was recorded with the [FILING OFFICE], as amended or modified.]
     “UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.
     1.2. Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.
SECTION 2. GRANT
     To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding.
SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS
     3.1. Title. Mortgagor represents and warrants to Mortgagee that except for the Permitted Liens, (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.
     3.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status, subject to Permitted Liens, of this Mortgage and the other Credit Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.
     3.3. Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Credit Documents and shall perform the Obligations in full when they are required to be performed as required under the Credit Documents.

EXHIBIT I-3

     3.4. Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee or except as permitted under the Credit Agreement, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Credit Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee, or is no longer needed in Mortgagor’s Business.
     3.5. Inspection. During the term of the Credit Agreement, Mortgagor shall permit, at Mortgagee’s sole cost and expenses, Mortgagee, and Mortgagee’s agents, representatives and employees, at reasonable times and upon reasonable prior written notice to Mortgagor, [and in compliance with the Subject Lease,] to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such noninvasive environmental and engineering studies as Mortgagee may reasonably require; provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property and provided further that Mortgagee shall not conduct such environmental inspection or studies more frequently than once every 12 months, unless a Default or Event of Default exists and is continuing or Mortgagee has a reasonable belief that a Release of Hazardous Materials exists or has occurred on, under, or at the Mortgaged Property.
     3.6. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Credit Document are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.
     3.7. Condemnation Awards and Insurance Proceeds. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee as additional security for the Indebtedness and the Obligations and if an Event of Default has occurred and is continuing, authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. As long as no Event of Default has occurred and is continuing, Mortgagor may collect and receive such awards and compensation and may use such awards and compensation for the repair and restoration of the Mortgaged Property and may retain any balance remaining thereafter. Mortgagor assigns to Mortgagee as additional security for the Indebtedness and the Obligations all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. If an Event of Default has occurred and is continuing, Mortgagor authorizes Mortgagee to collect and receive such proceeds and in such event authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement. As long as no Event of Default has occurred and is continuing, Mortgagor may collect and receive such proceeds and may use such proceeds for the repair and restoration of the Mortgaged Property and may retain any balance remaining thereafter.
     3.8. Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Credit Documents, other than any income, franchise or similar tax of Motgagee or any Lender,

EXHIBIT I-4

and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.
     3.9. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Obligations, then the amount secured shall be reduced only by the last and final sums that Mortgagor [or Borrower] repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations unless arising from the Mortgaged Property. So long as the balance of the Obligations exceeds the amount secured, any payments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.
     [3.10. Certain Leasehold Representations, Warranties and Covenants.
          3.10.1. Mortgagor represents and warrants to Mortgagee that (a) the Subject Lease is unmodified and in full force and effect, (b) all rent and other charges therein have been paid to the extent they are due and payable to the date hereof, (c) Mortgagor enjoys the quiet and peaceful possession of the property demised thereby, subject to any subleases or licenses thereunder (d) Mortgagor has not received written notice that it is in default under any of the material terms thereof, which default has not been cured. Mortgagor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the Subject Lease, and will timely perform and observe all of the other material terms, covenants and conditions required to be performed and observed by Mortgagor as lessee under the Subject Lease. Mortgagor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Mortgagor by the lessor pursuant to the Subject Lease. Unless required under the terms of the Subject Lease, except as set forth in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee (which may be granted or withheld in Mortgagee’s sole and absolute discretion) (i) terminate or surrender the Subject Lease, except upon the expiration of the term thereof or following a condemnation or casualty in accordance with the terms of the Subject Lease, or (ii) enter into any modification of the Subject Lease which materially impairs the practical realization of the security interest granted by this Mortgage, and any such attempted termination, modification or surrender without Mortgagee’s written consent shall be void. Mortgagor shall, within thirty (30) days after written request from Mortgagee (which Mortgagee shall not request more frequently than once per each calendar year), use commercially reasonable efforts to obtain from the lessor and deliver to Mortgagee a certificate setting forth the name of the tenant thereunder and stating that the Subject Lease is in full force and effect, is unmodified or, if the Subject Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereon has been served on Mortgagor, stating that to lessor’s actual knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the Subject Lease, stating the date to which rent has been paid, and specifying the nature of any defaults, if any.
          3.10.2. So long as any of the Indebtedness or the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the premises subject to each Subject Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the property demised by the Subject Lease, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest.

EXHIBIT I-5

          3.10.3. If the Subject Lease shall be terminated prior to the natural expiration of its term due to default by Mortgagor or any tenant thereunder, and if, pursuant to the provisions of the Subject Lease, Mortgagee or its designee shall acquire from the lessor a new lease of the premises subject to the Subject Lease, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.
          3.10.4. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Subject Lease within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Mortgagee shall be liable for the obligations of the tenant arising out of any Subject Lease for only that period of time for which Mortgagee is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.]
SECTION 4. DEFAULT AND FORECLOSURE
     4.1. Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts of Mortgagor relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment; and/or (f) exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof.

EXHIBIT I-6

     4.2. Separate Sales. If an Event of Default shall have occurred and be continuing, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
     4.3. Remedies Cumulative, Concurrent and Nonexclusive. If an Event of Default shall have occurred and be continuing, the Mortgagee shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
     4.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
     4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; and (b) any right to a marshalling of assets or a sale in inverse order of alienation.
     4.6. Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.
     4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in accordance with the terms of the Credit Agreement.
     4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains

EXHIBIT I-7

in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.
     4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise pursuant to this Mortgage or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all reasonable and documented expenses (including reasonable and documented attorneys’ fees and expenses) of or incidental to the perfection of this Mortgage and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Credit Documents while an Event of Default exists, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof while an Event of Default exists, by litigation or otherwise.
     4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Credit Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
SECTION 5. ASSIGNMENT OF RENTS AND LEASES
     5.1. Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).
     5.2. Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure

EXHIBIT I-8

action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
     5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
SECTION 6. SECURITY AGREEMENT
     6.1. Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.
     6.2. Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth on Schedule 1.01 (d) to the Credit Agreement.
     6.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.
SECTION 7. ATTORNEY-IN-FACT
     Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (b) to prepare, execute and file or record financing statements, and continuation statements necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (c) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by

EXHIBIT I-9

Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the rate or rates at which interest is then computed on the Obligations provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.
SECTION 8. MORTGAGEE AS AGENT
     Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Secured Parties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Agreement; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Agreement; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Agreement. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Agreement, and the retiring or removed Mortgagee under this Agreement shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.
SECTION 9. TERMINATION AND RELEASE.
     Upon payment and performance in full of the Obligations, Mortgagee, at Mortgagor’s expense, shall release of record the liens and security interests created by this Mortgage or reconvey

EXHIBIT I-10

the Mortgaged Property to Mortgagor, or, at the request of Mortgagor, assign of record this Mortgage without recourse.
SECTION 10. LOCAL LAW PROVISIONS.
     [to be provided, if any, by local counsel]
SECTION 11. [MULTI-SITE REAL ESTATE TRANSACTIONS.
     Mortgagor acknowledges that this Mortgage is one of a number of Mortgages and other security documents (“Other Mortgages”) that secure the Obligations. Mortgagor agrees that, subject to the terms of Section 9 hereof, the lien of this Mortgage shall not be impaired by any acceptance by Mortgagee of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or any collateral security therefor including the Other Mortgages. Subject to the terms of Section 9 hereof, the lien of this Mortgage shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or any guarantee thereof, and, to the fullest extent permitted by applicable law, Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights and remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages or any of Mortgagee’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any right of subrogation.]
SECTION 12. MISCELLANEOUS
     12.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with the notice provisions of the Credit Agreement to the addresses set forth therein.
     12.2 Governing Law. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     12.3 Severability. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another

EXHIBIT I-11

covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     12.4 Credit Agreement. In the event of any conflict or inconsistency with the terms of this Mortgage and the terms of the Credit Agreement, the Credit Agreement shall control.
     12.5 Waiver of Jury Trial. EACH OF MORTGAGEE AND MORTGAGOR HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. MORTGAGEE AND MORTGAGOR EACH FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.6 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     12.6 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.
     12.7 No Waiver. Any failure by Mortgagee to insist upon strict performance of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.
     12.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the indebtedness secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.
     12.9 Entire Agreement. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous

EXHIBIT I-12

or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     12.10 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated offshore or in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
[Remainder of page intentionally left blank]

EXHIBIT I-13

     IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[NAME OF MORTGAGOR]
By:
Name:
Title:
[APPROPRIATE NOTARY BLOCK]

EXHIBIT I-14

EXHIBIT A TO
MORTGAGE
Legal Description of Premises:

EXHIBIT I-A-1